Execution Version

Exhibit 10.12

PURE SUNFARMS CORP.

as Borrower

-	and -

THE LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT

as Lenders

-	and -

BANK OF MONTREAL

as Administrative Agent

-	and -

BANK OF MONTREAL

as Lead Arranger and Sole Bookrunner

SECOND AMENDED AND RESTATED CREDIT AGREEMENT June 30, 2020

Execution Version

TABLE OF CONTENTS

Page

ARTICLE I - INTERPRETATION

1.01	Definitions1
1.02	Accounting Principles22
1.03	Currency References22
1.04	Extended Meanings22
1.05	Amendment and Restatement23
1.06	Exhibits and Schedules23

ARTICLE II - FACILITY A

2.01	Establishment of Facility A23
2.02	Purpose; Revolving Nature; Advances24
2.03	Repayment24
2.04	Availment Options24
2.05	Interest and Fees24
2.06	Facility A Margin Limit26
2.07	Swingline27
2.08	Letters of Credit28
2.09	Cancellation29

ARTICLE III - NON-REVOLVING FACILITIES

3.01	Continuation of Facility B (formerly called Facility A)30
3.02	Establishment of Facility C30
3.03	Purpose30
3.04	Non-Revolving Nature; Advances30
3.05	Repayment30
3.06	Availment Options32
3.07	Interest and Fees32
3.08	Interest Rate Hedge Transactions33
3.09	Voluntary Repayments33

ARTICLE IV - ANCILLARY CREDIT PRODUCTS

4.01	Hedge Transactions33
4.02	MasterCard Line34
4.03	Service Agreements34

ARTICLE V - GENERAL CONDITIONS

5.01	Matters relating to Interest34
5.02	Notice Periods36

Execution Version

5.03Minimum Amounts, Multiples and Procedures re Draws, Substitutions and Repayments36

5.04	Place of Repayments37
5.05	Evidence of Obligations (Noteless Advances)37
5.06	Determination of Equivalent Amounts38
5.07	Commitment to Purchase Bankers' Acceptances and BA Equivalent Notes38
5.08	Bankers' Acceptances38
5.09	BA Equivalent Notes40
5.10	CDOR Loans41
5.11	No Repayment of Certain Availment Options43
5.12	Illegality43
5.13	Anti-Money Laundering43
5.14	Terrorist Lists43

ARTICLE VI - REPRESENTATIONS AND WARRANTIES

6.01	Borrower Representations and Warranties44
6.02	Survival of Representations and Warranties49

ARTICLE VII - COVENANTS

7.01	Borrower Positive Covenants49
7.02	Borrower Negative Covenants51
7.03	Financial Covenants54
7.04	Reporting Requirements54

ARTICLE VIII - SECURITY

8.01	Security to be Provided by the Companies55
8.02	Security to be Provided by Others56
8.03	Release of Emerald Guarantee and Village Guarantee57
8.04	[Intentionally deleted]57
8.05	General Provisions re Security; Registration57
8.06	Opinions re Security57
8.07	After-Acquired Property, Further Assurances58
8.08	Security for Hedge Transactions58
8.09	Agent May Obtain Insurance58
8.10	Insurance Proceeds58
8.11	Acknowledgment re: Stated Principal Amount of Mortgages58

ARTICLE IX - CONDITIONS PRECEDENT

9.01	Conditions Precedent to Amendments59
9.02	Conditions Precedent to all Advances61
9.03	Conditions precedent to first Advance under Facility C62
9.04	Conditions precedent to Advances under Facility C62

Execution Version

ARTICLE X - DEFAULT AND REMEDIES

10.01	Events of Default63
10.02	Acceleration, etc65
10.03	Acceleration of Certain Contingent Obligations66
10.04	Combining Accounts, Set-Off66
10.05	Appropriation of Monies66
10.06	No Further Advances67
10.07	Judgment Currency67
10.08	Remedies Cumulative67
10.09	Performance of Covenants by Agent67

ARTICLE XI - THE AGENT AND THE LENDERS

11.01	Decision-Making67
11.02	Security68
11.03	Application of Proceeds of Realization69
11.04	Payments by Agent69
11.05	Protection of Agent70
11.06	Duties of Agent71
11.07	Lenders' Obligations Several; No Partnership72
11.08	Sharing of Information72
11.09	Acknowledgement by Borrower72
11.10	Amendments to Article XI72
11.11	Deliveries, etc72
11.12	Agency Fee73
11.13	Non-Funding Lender73

ARTICLE XII - CBA MODEL PROVISIONS

12.01	CBA Model Provisions Incorporated by Reference74
12.02	Inconsistencies with CBA Model Provisions74

ARTICLE XIII - GENERAL

13.01	Waiver75
13.02	Expenses of Agent and Lenders75
13.03	Debit Authorization75
13.04	General Indemnity75
13.05	Environmental Indemnity76
13.06	Survival of Certain Obligations despite Termination of Agreement76
13.07	Interest on Unpaid Costs and Expenses76
13.08	Notice76
13.09	Severability77
13.10	Further Assurances77
13.11	Time of the Essence77
13.12	Promotion and Marketing77

Execution Version

13.13	Entire Agreement; Waivers and Amendments to be in Writing78
13.14	Inconsistencies with Security78
13.15	Confidentiality78
13.16	Governing Law78
13.17	Execution by Fax or pdf; Execution in Counterparts79
13.18	Binding Effect79

Exhibits

“A”-Lenders and Lenders' Commitments “B”-Draw Request

“C”-Rollover Notice

“D”-Substitution Notice

“E”-Repayment Notice

“F”-Monthly Information Certificate “G”-Compliance Certificate

“H”-Excess Cash Flow Certificate “I”-Form of BA Equivalent Note “J”-CBA Model Provisions

Schedules

6.01(b)-Credit Parties Information 6.01(h)-Material Permits

6.01(i)-Specific Permitted Liens 6.01(m)-Intellectual Property 6.01(o)-Material Agreements 6.01(p)-Labour Agreements 6.01(q)-Environmental Matters 6.01(r)-Litigation

6.01(s)-Pension Plans

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Agreement dated __, 2020 is made among:

PURE SUNFARMS CORP.

as Borrower

-	and -

THE LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT

as Lenders

-	and -

BANK OF MONTREAL

as Administrative Agent

-	and -

BANK OF MONTREAL

as Lead Arranger and Sole Bookrunner

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

ARTICLE I - INTERPRETATION

1.01	Definitions

In this Agreement, the words and phrases set out in the CBA Model Provisions (as hereinafter defined) shall have the respective meanings set forth therein (subject to Section 12.01 herein). In addition, the following words and phrases shall have the respective meanings set forth below:

“Acceleration Date” means the earlier of (i) the date of the occurrence of an Insolvency Event in respect of any Credit Party; and (ii) the date on which the Borrower fails to repay the Obligations in full pursuant to an Acceleration Notice issued by the Agent.

“Acceleration Notice” is defined in Section 10.02.

“Adjusted GAAP” at any time means GAAP in effect at such time as if IFRS 16 had not been implemented.

“Advance” means an extension of credit by one or more of the Lenders to the Borrower pursuant to this Agreement, including for greater certainty an extension of credit in the form of a Prime-Based Loan, a Bankers' Acceptance, a BA Equivalent Loan, a CDOR Loan or the issuance of a Letter of Credit, but for greater certainty does not include a Conversion or Rollover.

“Affiliate” is defined in the CBA Model Provisions.

“Agent” means BMO in its capacity as the administrative agent hereunder, and its successors in such capacity.

“Aggregate Net Hedge Liability” means, on any date of determination, the net aggregate amount of the Borrower's liability under all Hedge Transactions outstanding on such date in the event of a default or termination thereunder, calculated in accordance with the terms thereof (and for greater certainty, determined after netting any amounts payable to the Borrower thereunder against amounts payable by the Borrower thereunder).

“Agreement” means this credit agreement (including the Exhibits and Schedules) as it may be amended, supplemented, replaced or restated from time to time; and each reference herein to “this Agreement” , “the date hereof”, “the date of this Agreement” and similar references are references to this amended and restated credit agreement and not to the Existing Credit Agreement.

"Amendment Closing Date" means the date on which all conditions precedent listed in Section

9.01 herein have been satisfied, as confirmed by the Agent to the Borrower in writing.

“AML Legislation” means all anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws in effect in any jurisdiction in which any Company carries on business or owns assets, including any guidelines or orders thereunder, specifically including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Applicable Law” is defined in the CBA Model Provisions.

“Applicable Margin” means, in respect of any Availment Option and in respect of any Fiscal Quarter, the percentage in the column relating to such Availment Option in the following table which corresponds to the applicable Senior Funded Debt to EBITDA Ratio in respect of such Fiscal Quarter, which percentage shall be subject to adjustment from time to time as provided in Section 5.01(d):

Pricing Level	Senior Funded Debt to EBITDA	Prime-Based Loans	Bankers’ Acceptances / BA Equivalent Loans / CDOR Loans / Letters of Credit	Standby Fee as a percentage of Applicable Margin in respect of Bankers’ Acceptances
1	< 1.00:1	1.50%	2.75%	0.55%
2	> 1.00:1 < 1.25:1	1.75%	3.00%	0.60%
3	> 1.25:1 < 1.50:1	2.00%	3.25%	0.65%
4	> 1.50:1 < 2.50: 1	2.25%	3.50%	0.70%

“Approved Jurisdiction” means an Approved Medical Cannabis Jurisdiction or an Approved Non-Medical Cannabis Jurisdiction.

“Approved Medical Cannabis Jurisdiction” means:

(a)	in the case Emerald or Village, a Medical Cannabis Jurisdiction; and

(b)	in the case of any Company, a Medical Cannabis Jurisdiction (i) which is approved in writing by the Required Lenders in their discretion and (ii) is confirmed as a Medical

Cannabis Jurisdiction by a legal opinion provided by the Borrower's counsel in such jurisdiction in form and substance satisfactory to the Agent and the Lenders.

The Required Lenders may in their discretion from time to time (x) upon receipt of a written request by the Borrower, designate any jurisdiction an Approved Medical Cannabis Jurisdiction provided that all above criteria have been satisfied; and (y) revoke the designation of any jurisdiction as an Approved Medical Cannabis Jurisdiction by written notice to the Borrower if such jurisdiction is no longer a Medical Cannabis Jurisdiction. Canada is an Approved Medical Cannabis Jurisdiction as at the date of this Agreement. Notwithstanding the foregoing, the United States shall not be designated an Approved Medical Cannabis Jurisdiction except with the written consent of all Lenders in their discretion.

“Approved Non-Medical Cannabis Jurisdiction” means:

(a)	in the case Emerald or Village, a Non-Medical Cannabis Jurisdiction; and

(b)

in the case of any Company, a Non-Medical Cannabis Jurisdiction (i) which is approved in writing by the Required Lenders in their discretion and (ii) is confirmed as a Non-Medical Cannabis Jurisdiction by a legal opinion provided by the Borrower's counsel in such jurisdiction in form and substance satisfactory to the Agent and the Lenders.

The Required Lenders may in their discretion from time to time (x) upon receipt of a written request by the Borrower, designate any jurisdiction an Approved Non-Medical Cannabis Jurisdiction provided that all above criteria have been satisfied; and (y) revoke the designation of any jurisdiction as an Approved Non-Medical Cannabis Jurisdiction by written notice to the Borrower if such jurisdiction is no longer a Non-Medical Cannabis Jurisdiction. Canada is an Approved Non-Medical Cannabis Jurisdiction as at the date of this Agreement. Notwithstanding the foregoing, the United States shall not be designated an Approved Non-Medical Cannabis Jurisdiction except with the written consent of all Lenders in their discretion.

“Associate” has the meaning ascribed thereto in the Canada Business Corporations Act.

“Availment Option” means a method of borrowing which is available to the Borrower as provided herein.

“BA Equivalent Loan” means an Advance in Canadian Dollars made by a Non-BA Lender to the Borrower in respect of which the Borrower has issued a BA Equivalent Note.

“BA Equivalent Note” means a promissory note payable by the Borrower to a Non-BA Lender in the form of Exhibit “I” attached hereto.

“BA Lender” means a Lender identified in Exhibit “A” attached hereto as a Lender which will accept Bankers' Acceptances hereunder.

“Bankers' Acceptance” means a bill of exchange or a blank non-interest bearing depository bill as defined in the Depository Bills and Notes Act (Canada) drawn by the Borrower and accepted by a BA Lender in respect of which the Borrower becomes obligated to pay the face amount thereof to the holder (which may be a third party or such BA Lender) upon maturity.

“BDC Participation Loan” means the loan advanced or to be advanced by BMO to the Borrower in the principal amount of six million two hundred fifty thousand Canadian Dollars (CDN$6,250,000) bearing interest at a rate not in excess of three and three-quarters percent (3.75%) above Prime Rate, per annum.

“BDC Participation Loan Agreement” means the BDC Loan Agreement (Non-Revolving) between the Borrower and BMO establishing the BDC Participation Loan.

“BMO” means Bank of Montreal and its successors and permitted assigns.

“Borrower” means Pure Sunfarms Corp., a corporation subsisting under the laws of British Columbia.

“Borrowing Base Certificate” means a certificate delivered by the Borrower to the Agent in the form of Exhibit “F”.

“Business Day” means any day on which the Agent is open for over-the-counter business in Vancouver, British Columbia and Toronto, Ontario, excluding Saturday, Sunday and any other day that is a statutory holiday in Vancouver, British Columbia or Toronto, Ontario.

“Canadian Dollars” or “CDN$” means the lawful money of Canada.

“Cannabis” has the meaning given to the term cannabis under the Cannabis Act.

“Cannabis Act” means An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts, S.C. 2018, c. 16, as amended from time to time.

“Cannabis-Related Activities” means any activities, including advertising or promotional activities, relating to or in connection with the importation, exportation, cultivation, production, purchase, distribution or sale of Cannabis or Cannabis-related products, including for greater certainty paraphernalia.

“Cannabis Regulations” means Cannabis Regulations under the Cannabis Act, as amended from time to time and all other regulations made from time to time under the Cannabis Act or any other statute with respect to Cannabis-Related Activities.

“Capital Expenditures” means expenditures made directly or indirectly which are considered to be in respect of the acquisition or leasing of capital assets in accordance with GAAP, including the acquisition or improvement of Real Property, plant, machinery or equipment, whether fixed or removable.

“Capital Lease” means any lease of assets which in accordance with Adjusted GAAP is required to be capitalized on the balance sheet of the lessee.

“Cash Taxes” in respect of any fiscal period means amounts actually paid by the Companies in such fiscal period in respect of income and capital Taxes (whether relating to such fiscal period or any other fiscal period).

“CBA Model Provisions” means the model credit agreement provisions attached hereto as Exhibit “J”, which have been revised under the direction of the Canadian Bankers' Association Secondary Loan Market Specialist Group from provisions prepared by The Loan Syndications and Trading Association, Inc.

“CDOR Loan” means a loan made by the Lenders to the Borrower in Canadian Dollars in respect of which Interest is determined by reference to the CDOR Rate.

“CDOR Period” means, with respect to any CDOR Loan, the period commencing on the Business Day on which such CDOR Loan is advanced or continued or another Loan is converted into such CDOR Loan, as applicable, and ending on a Business Day that is one (1), three (3) or six (6)

months thereafter (subject to availability) or such other period as may be agreed to by the Lenders in their absolute discretion as selected by the Borrower in a Draw Request.

“CDOR Rate” means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the rate for Canadian Dollar denominated bankers’ acceptances for the relevant period displayed and identified as such on the display referred to as the "CDOR Page" (or any substitute therefor) of Refinitiv Benchmark Services (UK) Limited (or any successor thereto or Affiliate thereof) as of 10:00 a.m. on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Agent after 10:00 a.m. to reflect any error in a posted rate of interest or in the posted average annual rate of interest with notice of such adjustment in reasonable detail evidencing the basis for such determination being concurrently provided to the Borrower); provided that if such rates are not available on the CDOR Page on any particular day, then the CDOR Rate on that day shall be the average of the rates applicable to Canadian Dollar bankers’ acceptances for the relevant period quoted for customers in Canada by the Agent as of 10:00 a.m. on such day; or if such day is not a Business Day, then on the immediately preceding Business Day; and provided further that the CDOR Rate shall not be less than zero.

“Collateral” means all property, assets and undertaking of the Companies encumbered by the Security, together with all proceeds of the foregoing.

“Commitment” means, in respect of any Lender, such Lender's commitment to make Advances to the Borrower under any the Facilities (or a Facility or a Tranche thereof, if required by the context).

“Companies” means the Borrower and all of its Subsidiaries from time to time; and “Company” means any of them as the context requires.

“Compliance Certificate” means a certificate delivered by the Borrower to the Agent in the form of Exhibit “G”.

“Control” is defined in the CBA Model Provisions.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of Law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means the Companies and, for so long as the Emerald Guarantee or the Village Guarantee remains outstanding, Emerald or Village (as applicable); and “Credit Party” means any one of them as the context requires.

“Currency Hedge Transaction” mean an agreement made between the Borrower and a Lender for the purpose of hedging currency risk, including a currency exchange agreement or a foreign exchange forward contract.

“D2 Lease” means the lease dated March 29, 2019 and entered into between Village and Village LP as the landlord of the Borrower as the tenant, a short form of which is to be registered (on or around the date of this Agreement) in the New Westminster Land Title Office against title to the real property municipally known as 4526 80th Street, Delta, BC, and legally described as:

PID: 024-579-254 PARCEL 1 SECTION 32 TOWNSHIP 3 NEW WESTMINSTER DISTRICT PLAN LMP42884 EXCEPT PLANS LMP50211, BCP25716, BCP44198 AND EPP76249.

“D2 Project” means the upgrade and retrofit of the existing greenhouse on the D2 Property to render it suitable for Cannabis cultivation.

“D2 Property” means the leasehold interest of the Borrower created by the D2 Lease.

“D2 Property Appraisal” means a satisfactory appraisal in respect of the D2 Property completed no more than six (6) months prior to the Amendment Closing Date by an AACI appraiser satisfactory to the Lenders, in form and substance satisfactory to the Lenders confirming “as is”, “as complete and fully licenced” values for the D2 Property based on the following approaches: fair market, cost, comparable and alternate use on a hypothetical best use facility.

“D3 Project” means capital expenditure relating to the processing facility at the D3 Property, located in the area known as “Area 51”.

“D3 Property” means the Real Property municipally known as 4431 80th Street, Delta, BC, and legally described as:

PID: 001-402-064 THE SOUTH HALF OF THE NORTH EAST QUARTER OF SECTION 31 TOWNSHIP 3 NEW WESTMINSTER DISTRICT EXCEPT: PART INCLUDED IN A 5.16 ACRE PORTION SHOWN ON REFERENCE PLAN 8317; PORTION INCLUDED IN THAT PART OF THE NORTH HALF OF SECTION 31 SHOWN ON EXPROPRIATION PLAN 7066; PARCEL "D" REFERENCE PLAN 38003; PART DEDICATED ROAD ON PLAN BCP19927 AND PART ON PLAN BCP47239.

“Deeply Subordinated Debt” means indebtedness of any Company to any Person in respect of which such Person has provided a subordination, postponement and standstill agreement in favour of the Agent which includes an assignment of such Subordinated Debt as security for the Obligations.

“Default” is defined in the CBA Model Provisions.

“Defined Benefit Pension Plan” means any Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Distribution” in respect of any Person means any amount paid, directly or indirectly, to a shareholder, partner, director, officer or employee of such Person or a Related Person thereto, including any amount paid by way of dividends, distribution of partnership profits, withdrawal of capital, redemption of shares or partnership units, payments of principal, interest or other amounts on account of indebtedness, salary, bonus, commission, management fees, directors’ fees or otherwise, or any other direct or indirect payment in respect of earnings or capital of such Person; except that the payment of commercially reasonable salaries, bonuses, commissions, stock-based compensation and directors’ fees from time to time to the officers, employees and directors of such Person in the ordinary course of business shall not be considered Distributions.

“Draw Request” means a notice in the form of Exhibit “B” given by the Borrower to the Agent for the purpose of requesting an Advance.

“EBITDA” means, in respect of any fiscal period, the consolidated net income of the Borrower in such fiscal period determined in accordance with GAAP (but excluding the following: extraordinary or non-recurring income and gains, non-cash gains (such as unrealized foreign exchange gains); plus the following amounts (to the extent such amounts were deducted in determining such consolidated net income, and without duplication):

(a)	Interest, fees and expenses paid in connection with Permitted Funded Debt;

(b)	income and capital taxes;

(c)	depreciation and amortization;

(d)	non-cash charges and expenses such as unrealized foreign exchange losses and charges relating to the impairment of goodwill and other intangible assets;

(e)	non-cash share-based compensation;

(f)	extraordinary non-recurring expenses or losses to the extent approved by the Required Lenders in writing, including transaction costs related to this Agreement to a limit of CDN$500,000; and

(g)	any other expenses approved in writing by the Required Lenders in their discretion; and provided further that:
(h)

in respect of each Company which became a Subsidiary of the Borrower in any fiscal period, EBITDA for such fiscal period shall be determined as if such Company had been a Subsidiary of the Borrower throughout the entire said fiscal period; and

(i)

in respect of each Company which ceased to be a Subsidiary of the Borrower in any fiscal period, EBITDA for such fiscal period shall be determined as if such Company had not been a Subsidiary of the Borrower during such fiscal period.

"Eligible Receivable" in respect of the Borrower means an account receivable of the Borrower (in this definition, individually called an "account") which satisfies all of the following eligibility criteria:

(a)	the account arises from a bona fide, fully-completed transaction consisting of the sale of goods or the provision of services by the Borrower to an account debtor;

(b)	the account is subject to a First-Ranking Security Interest held by the Agent pursuant to the Security and is not subject to any other Lien except Permitted Liens;

(c)	if the account arises from the sale of Cannabis or any other Cannabis-Related Activity, the account debtor is located in an Approved Jurisdiction;

(d)	the account debtor is not a Company or a Related Person thereto;

(e)	the account is not in dispute or subject to any defence, counterclaim or claim by the account debtor for credit, set-off, allowance or adjustment;

(f)	the account is not a contra account relating to progress billings;

(g)	the Borrower does not have an obligation to hold any portion of the account in trust or as agent for any other Person (except pursuant to a Statutory Lien securing obligations which are not overdue);

(h)	an invoice relating to the account has been issued by the Borrower and sent to the account debtor;

(i)	the account is not outstanding for more than:

(A)	one hundred and twenty-one (121) days (where the account debtor is a Governmental Authority); or

(B)	ninety-one (91) days (where the account debtor is not a Governmental Authority),

from the date of the invoice relating thereto (regardless of the due date specified in such invoice for payment);

(j)	the account debtor is not insolvent or subject to any proceeding under Insolvency Legislation; and

(k)	the account is not subject to undue credit risk in the opinion of the Required Lenders.

“Emerald” means Emerald Health Therapeutics, Inc., a corporation subsisting under the laws of British Columbia.

“Emerald Canada” means Emerald Health Therapeutics Canada Inc., a corporation subsisting under the laws of British Columbia and a wholly-owned subsidiary of Emerald.

“Emerald Guarantee” is defined in Section 8.02(a).

“Emerald Note” means the promissory note in the face amount of nine hundred and fifty-two thousand, two hundred and thirty-seven Canadian Dollars (CDN$952,237) issued by Emerald Canada to the Borrower in accordance with the Settlement Agreement.

“Equity Issuance” means an issuance or sale by any Company of shares, partnership interests or other equity interests, except any such issuance or sale (i) to any other Company, or (ii) to management or employees of any Company under any employee stock option or stock purchase plan stock appreciation rights plan, phantom stock plan or other employee benefit plan or arrangement in existence from time to time.

“Equivalent Amount” means, in relation to an amount in one currency, the amount in another currency that could be purchased by the amount in the first currency, determined by reference to the applicable Exchange Rate at the time of such determination.

“Event of Default” is defined in Section 10.01.

“Excess Cash Flow” in respect of any Fiscal Year means EBITDA in such Fiscal Year, less the aggregate of the following amounts (without duplication):

(a)	Cash Taxes in respect of such Fiscal Year;

(b)	Unfunded Capital Expenditures paid during such Fiscal Year;

(c)

Interest paid in cash during such Fiscal Year in respect of Permitted Funded Debt, except any portion thereof which constitutes a Distribution and was not permitted under a subordination/postponement agreement with the Agent; and

(d)

scheduled principal payments paid during such Fiscal Year in respect of Permitted Funded Debt, except any portion thereof which constitutes a Distribution and was not permitted under a subordination/postponement agreement with the Agent;

“Excess Cash Flow Certificate” means a certificate delivered by a Senior Officer of the Borrower to the Agent in the form of Exhibit “H”.

“Exchange Rate” means, on the date of determination of any amount of Canadian Dollars to be converted into another currency pursuant to this Agreement for any reason, or vice-versa, the spot rate of exchange for converting Canadian Dollars into such other currency or vice-versa, as the case may be, established by the Bank of Canada at approximately 4:30 p.m. on the date of such determination (or such other date as may be specified herein).

“Existing Credit Agreement” means the first amended and restated credit agreement among the parties hereto, other than Canadian Imperial Bank of Commerce, dated March 30, 2020, as amended, supplemented or modified prior to the date hereof.

“Facilities” means Facility A, Facility B and Facility C, and “Facility” means any of them, as the context requires.

“Facility A” is defined in Section 2.01.

“Facility A Available Commitment” means, at any time, the amount (if any) by which the Facility A Margin Limit applicable at that time exceeds the aggregate of (a) the Outstanding Principal Amount under Facility A at that time, and (b) the amount of any Advances requested under Facility A as at that time, but as yet unfunded.

“Facility A Lenders” means those Lenders which have issued Commitments under Facility A. "Facility A Margin Limit" is defined in Section 2.06(a).

"Facility A Maximum Amount" means fifteen million Canadian Dollars (CDN$15,000,000). "Facility B" is defined in Section 3.01.

"Facility B Lenders" means those Lenders which have issued Commitments under Facility B. "Facility C" is defined in Section 3.02.

"Facility C Lenders" means those Lenders which have issued Commitments under Facility C. "Facility C Limit" means twenty-five million Canadian Dollars (CDN$25,000,000).

“Final Advance Date” means March 31, 2021.

“First-Ranking Security Interest” in respect of any Collateral means a Lien in such Collateral which is registered as required under this Agreement to record and perfect the charges contained therein and which ranks in priority to all other Liens in such Collateral, except for any Permitted Liens which may have priority in accordance with Applicable Law.

“Fiscal Quarter” means a fiscal quarter of the Borrower (or any other Credit Party if required by the context), ending on the last days of March, June, September and December in each year.

“Fiscal Year” means a fiscal year of the Borrower (or any other Credit Party if required by the context), ending on the last day of December in each year.

“Fixed Charge Coverage Ratio” means, in respect of any fiscal period, the ratio of: (i) EBITDA in such fiscal period less the aggregate of the following amounts in respect of such fiscal period (without duplication): (A) Cash Taxes, (B) Distributions paid in cash; and (C) Capital Expenditures to the extent not financed by Permitted Funded Debt; to (ii) Funded Debt Service in respect of such fiscal period; provided that, for the purposes of determining the Fixed Charge Coverage Ratio in respect of any fiscal period identified in the table set out below, Funded Debt Service for that fiscal period will be deemed to be the aggregate of (A) the “Term Debt Service” amount set out opposite that fiscal period in the table below, and (B) an amount representing annualized interest accrued on Advances under Facility A drawn during that fiscal period, calculated by multiplying (x) the aggregate amount of the Advances outstanding under Facility A on the last day of that fiscal period, by (y) the interest rate applicable to those Advances under this Agreement (incorporating the Applicable Margin) on the last day of that fiscal period.

Fiscal period	Term Debt Service (CDN$)
12 months ending March 31, 2020	7,245,405
12 months ending June 30, 2020	7,192,675
12 months ending September 30, 2020	7,139,365
12 months ending December 31, 2020	7,086,055
12 months ending March 31, 2021	7,033,905

“Funded Debt” in respect of any Person means obligations of such Person which are considered to constitute debt in accordance with Adjusted GAAP, including indebtedness for borrowed money (in the case of the Borrower, specifically including the Outstanding Principal Amount, Subordinated Debt, obligations secured by Purchase-Money Security Interests and obligations under Capital Leases), capitalized interest, and the redemption price of any securities issued by such Person having attributes substantially similar to debt (such as securities which are redeemable at the option of the holder), plus the Aggregate Net Hedge Liability at the time of determination; but excluding the following: accounts payable, payroll accruals, accruals in respect of normal business expenses and future income Taxes (both current and long-term).

“Funded Debt Service” means, in respect of any fiscal period, without duplication: (i) the aggregate amount of Interest paid or payable in respect of the Funded Debt of the Borrower on a consolidated basis in respect of such fiscal period (but for greater certainty, excluding any Interest which is capitalized and not paid or payable during such fiscal period); plus (ii) the aggregate amount of scheduled principal payments and scheduled Capital Lease payments paid or payable in respect of the Funded Debt of the Borrower on a consolidated basis in respect of such fiscal period (except the portion of any final payment due in respect of such Funded Debt which constitutes a “balloon payment” and any amount paid in connection with the exercise of an option to purchase equipment under a Capital Lease).

“GAAP” means generally accepted accounting principles in Canada as in effect from time to time as set forth in the opinions and pronouncements of the relevant Canadian public and private accounting boards and institutes which are applicable to the relevant Person and the circumstances as of the date of determination, consistently applied including International Financial Reporting Standards adopted by the Accounting Standards Board of the Canadian Institute of Chartered Accountants (which have been adopted by the Borrower).

“Governmental Authority” is defined in the CBA Model Provisions, and for greater certainty includes Health Canada.

“Guarantee” means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include any contingent liability under any letter of credit or similar document or instrument.

“Hazardous Materials” means any contaminant, pollutant, waste or substance that is likely to cause immediately or at some future time harm or degradation to the surrounding environment or risk to human health; and without restricting the generality of the foregoing, including any pollutant, contaminant, waste, hazardous waste or dangerous goods that is regulated by any Requirements of Environmental Law or that is designated, classified, listed or defined as hazardous, toxic, radioactive or dangerous or as a contaminant, pollutant or waste by any Requirements of Environmental Law.

“Hedge Transaction” means an Interest Rate Hedge Transaction or a Currency Hedge Transaction.

“Indemnitees” means the Lenders, the Agent and their respective successors and permitted assignees, any agent of any of them (specifically including a receiver or receiver-manager) and the respective officers, directors and employees of the foregoing.

“Insolvency Event” means, in respect of any Person, the occurrence of any one or more of the following events:

(a)

such Person ceases to carry on its business, commences any proceeding under Insolvency Legislation including a proposal or an assignment in bankruptcy, petitions or applies to any tribunal for, or consents to, the appointment of any receiver, trustee or similar liquidator in respect of all or a substantial part of its property, admits the material allegations of a petition or application filed with respect to it in any proceeding commenced in respect of it under Insolvency Legislation, or takes any corporate action for the purpose of effecting any of the foregoing; or

(b)

any proceeding or filing is commenced against such Person seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any Insolvency Legislation, or seeking the appointment of a receiver, trustee, custodian or other similar official for it or any of its property or assets; unless (i) such Person is diligently defending such proceeding in good faith and on reasonable grounds as determined by the Required Lenders and (ii) such proceeding does not in the opinion of the Lenders materially adversely affect the ability of such Person to carry on its business and to perform and satisfy all of its obligations.

“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada).

“Intellectual Property” means all rights, title and interests in intellectual property and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets, industrial designs, integrated circuit topographies, plant breeders’ rights and rights under IP Licenses.

“Interest” means interest on loans, stamping fees in respect of bankers' acceptances, the difference between the proceeds received by the issuers of bankers' acceptances and the amounts payable upon the maturity thereof, issuance fees in respect of letters of credit, and any other charges or fees in connection with the extension of credit which are determined by reference to the amount of credit extended, plus standby fees in respect of the unutilized portion of any credit facility; but excluding capitalized interest (for greater certainty, being interest which is accrued but not paid), agency fees, arrangement fees, structuring fees, fees relating to the granting of consents, waivers, amendments, extensions or restructurings, the reimbursement of costs and expenses, and any similar amounts which may be charged from time to time in connection with the establishment, administration or enforcement of the Facilities.

“Interest Rate Hedge Transaction” mean an agreement made between the Borrower and a Lender for the purpose of hedging interest rate risk, including an interest rate exchange agreements (commonly known as an “interest rate swap”) or a forward rate agreement.

“Interim Financial Statements” means, in respect of any Person at any time, the unaudited financial statements of such Person (on a consolidated and unconsolidated basis) in respect of its most recently completed Fiscal Quarter (and also on a year-to-date basis in respect of such Fiscal Quarter and all previous Fiscal Quarters in the same Fiscal Year), including the notes thereto, prepared in accordance with GAAP except that such financial statements shall be subject to normal year-end adjustments.

“Internet Domain Names” means all right, title and interest (and all related IP Ancillary Rights) in internet domain names.

“Investment” means an investment made or held by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party), including a contribution of capital and including the acquisition or holding of the following: all or substantially all of the assets used in connection with a business; common or preferred shares; debt obligations; partnership interests; and investments in joint ventures; provided however that if a transaction would satisfy the definition of “Capital Expenditure” herein and also the definition of “Investment” herein, it shall be deemed to constitute an Investment and not a Capital Expenditure.

“IP Ancillary Rights” means, with respect to an item of Intellectual Property all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, re-examinations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at Law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, includes in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

“Issuing Bank” means BMO in its capacity as such.

"Landlord Agreement" means an agreement in form and substance satisfactory to the Agent given in favour of the Agent by Village and Village LP, as the landlord of the D2 Property (and also acknowledged by all mortgagees of such landlord if requested by the Agent upon the instructions of the Required Lenders), which shall include the following provisions: the landlord consents to the granting of a mortgage of the D2 Property by the Borrower (as tenant thereunder) in favour of the Agent and agrees that the Agent may assign the D2 Lease to a third party without the landlord's consent; the landlord agrees to give written notice to the Agent in respect of and a reasonable opportunity to cure any default under the Lease; the landlord agrees not to terminate the D2 Lease; and the landlord agrees to waive (or subordinate and defer the enforcement of) its right of distraint and any other rights and remedies and any security it may hold in respect of any property of the Borrower located on the D2 Property or affixed to the D2 Property which the Borrower is entitled to remove under Applicable Law or pursuant to the terms of the D2 Lease.

“Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of such laws, including general principles of common and civil law and equity or policies or guidelines, to the extent such policies or guidelines have the force of law, binding on the Person referred to in the context in which such word is used; and “Law” means any of the foregoing.

“Lenders” means the lenders identified in Exhibit “A” attached hereto and any other Persons which may from time to time become lenders pursuant to this Agreement; and their respective successors and permitted assigns.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly Controls such Lender (such Lender and each such Person being individually referred to in this definition as a “distressed person”), (i) the commencement of a voluntary or involuntary proceeding with respect to such distressed person under any Insolvency Legislation, (ii) the appointment of a custodian, conservator, receiver or similar official in respect of such distressed person or any substantial part of its assets, (iii) a forced liquidation, merger, sale or other change of Control of such distressed person supported in whole or in part by Guarantees or other support (including the nationalization or assumption of ownership or operating control of such distressed person by any Governmental Authority), or (iv) such distressed person makes a general assignment for the benefit of its creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such distressed person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.

“Letter of Credit” means a stand-by letter of guarantee or documentary letter of credit.

“Lien” means: (i) a lien, charge, mortgage, hypothec, pledge, security interest or conditional sale agreement; (ii) an assignment, lease, consignment, trust or deemed trust that secures payment or performance of an obligation; (iii) a garnishment; (iv) any other encumbrance of any kind; and (v) any commitment or agreement to enter into or grant any of the foregoing.

“Liquidity Coverage” means, at any time:

(a)	Unrestricted Cash as at that time; plus

(b)	the Facility A Available Commitment as at that time.

“Loan Documents” means collectively, this Agreement, the Security, any promissory notes issued by the Borrower to the Agent or the Lenders hereunder, all agreements relating to Hedge Transactions, all Service Agreements, any certificate completed and executed by or on behalf of any Credit Party and all other certificates, instruments, agreements and other documents delivered, or to be delivered, by or on behalf of any Credit Party to the Agent or the Lenders or any of them, as applicable, under or in connection with this Agreement, and specifically including any agreements or letters entered into between the Borrower and the Agent in respect of fees payable to the Agent or the Lenders.

“MasterCard Line” is defined in Section 4.02.

“Material Adverse Change” means any change or event which: (i) constitutes a material adverse change in the business, operations, financial condition or properties of the Companies taken as a whole; or (ii) materially impairs the Companies' ability, taken as a whole, to timely and fully perform any of their material obligations under the Loan Documents, or (iii) materially impairs the ability of the Agent and the Lenders to enforce their rights and remedies under this Agreement or the Security.

“Material Agreements” means each agreement listed in Schedule 6.01(o) hereto and each other agreement made between any Company and another Person from time to time which if terminated would result, or would have a reasonable likelihood of resulting, in a Default, Event of Default or Material Adverse Change.

“Material Permit” means each licence or permit listed in Schedule 6.01(h) hereto and each other licence, permit, approval, registration or qualification granted to or held by any Company which if terminated would result, or would have a reasonable likelihood of resulting, in a Default, Event of Default or Material Adverse Change.

“Maturity Date” means February 7, 2022.

“Medical Cannabis Jurisdiction” means any country in which it is legal in all political subdivisions therein (including for greater certainty on a federal, state and municipal basis) to undertake Medical Cannabis-Related Activities. Each of Canada, Germany, Spain, Czech Republic, Portugal, Italy, Greece, the United Kingdom, Denmark, Colombia, Peru, Lesotho and Australia is a Medical Cannabis Jurisdiction as at the date of this Agreement.

“Medical Cannabis-Related Activities” means any activities, including advertising or promotional activities, relating to or in connection with the importation, exportation, cultivation, production, purchase, distribution or sale of Cannabis or Cannabis-related products solely for medical purposes.

“Non-BA Lender” means a Lender identified in Exhibit “A” attached hereto as a Lender which will make BA Equivalent Loans instead of accepting Bankers' Acceptances hereunder.

“Non-Funding Lender” means any Lender (i) that has failed to fund any payment or Advance required to be made by it hereunder or to purchase all participations required to be purchased by it hereunder and under the Loan Documents, or (ii) that has given verbal or written notice to the Borrower, the Agent or any other Lender, or has otherwise publicly announced, that it believes that it may be unable to fund advances under one or more credit agreements to which it is a party, or

(iii) with respect to which one or more Lender-Related Distress Events has occurred, or (iv) with respect to which the Agent believes, acting reasonably, that such Lender has defaulted or may default in fulfilling its obligations (whether as an agent, lender or letter of credit issuer) under one or more other credit agreements to which it is a party, or (v) with respect to which the Agent believes, acting reasonably, that there is a reasonable chance that such Lender will fail to fund any payment or Advance required to be made hereunder.

“Non-Medical Cannabis-Related Activities” means Cannabis-Related Activities other than Medical Cannabis-Related Activities.

“Non-Medical Cannabis Jurisdiction” means any country in which it is legal in all political subdivisions therein (including for greater certainty on a federal, state and municipal basis) to undertake Non-Medical Cannabis-Related Activities. Canada is a Non-Medical Cannabis Jurisdiction as at the date of this Agreement.

“Non-Revolving Facilities” means Facility B and Facility C; and “Non-Revolving Facility” means either of them, as the context requires.

“Non-Swingline Tranche” means the portion of Facility A other than the Swingline.

“Obligations” means, at any time, all direct and indirect, contingent and absolute indebtedness, obligations and liabilities of the Borrower to the Agent and the Lenders under or in connection with this Agreement and the other Loan Documents at such time, specifically including the Outstanding Principal Amount and all accrued and unpaid interest thereon, and all obligations arising under or in connection with Service Agreements and Hedge Transactions, together with all fees, expenses and other amounts payable pursuant to this Agreement and the Security; except that if otherwise specified or required by the context, “Obligations” shall mean any portion of the foregoing.

“Outstanding Principal Amount” means, at any time, the aggregate of the Advances under the Facilities (or any Facility or any Tranche thereof if the context requires) which have not been repaid or satisfied at such time, determined as follows: (i) in the case of Prime-Based Loans and CDOR Loans, the principal amount thereof; (ii) in the case of Bankers' Acceptances, BA Equivalent Notes and Letters of Credit, the face amount thereof; and (iii) in the case of Hedge Transactions, the Aggregate Net Hedge Liability.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of Law in or relating to patents and applications therefor.

“Pension Plan” means (i) a “pension plan” or “plan” which is subject to the funding requirements of applicable pension benefits legislation in any jurisdiction, or (ii) any pension benefit plan or similar arrangement applicable to employees of any Company.

“Permitted Contingent Investment” means the acquisition of an option, warrant, right or other contingent agreement to make an Investment in a Person that is not exercisable, convertible or exchangeable unless and until (i) each jurisdiction in which such Person proposes to carry on Medical Cannabis-Related Activities becomes a Medical Cannabis Jurisdiction; and (ii) each jurisdiction in which such Person proposes to carry on Non-Medical Cannabis-Related Activities becomes a Non-Medical Cannabis Jurisdiction.

“Permitted Funded Debt” means, without duplication: (i) the Obligations; (ii) indebtedness of any Company to another Company; (iii) Subordinated Debt including the Shareholder Loans and the BDC Participation Loan; and (iv) Funded Debt of the Companies secured by Permitted Liens.

“Permitted Liens” means:

(a)	Statutory Liens in respect of any amount which is not at the time overdue;

(b)	Statutory Liens in respect of any amount which may be overdue but the validity of which is being contested in good faith and in respect of which reserves have been established in accordance with GAAP;

(c)

Liens or rights of distress reserved in or exercisable under any lease for rent not at the time overdue or for compliance with the terms of such lease not at the time in default; and security deposits given under leases not in excess of six (6) months' rent;

(d)

any obligations or duties affecting Real Property due to any public utility or to any municipality or government, or to any statutory or public authority, with respect to any franchise, grant, licence or permit in good standing and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on Real Property under government permits, leases or other grants in good standing; which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held;

(e)

defects or irregularities in the title to Real Property which are of a minor nature and in the aggregate will not materially affect the value of such Real Property or impair the use of such Real Property for the purposes for which it is held;

(f)

Liens in respect of cash, including cash deposits, granted in the ordinary course of business as security for obligations in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations;

(g)	warehousemen’s, storers’, repairers’, carriers’ and other similar Liens granted in the ordinary course of business;

(h)

security given to a public utility or any municipality or government or to any statutory or public authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business and not at the time overdue;

(i)

Liens and privileges arising out of judgments or awards in respect of which: an appeal or proceeding for review has been commenced; a stay of execution pending such appeal or proceedings for review has been obtained; and reserves have been established in accordance with GAAP;

(j)

any Lien affecting any Real Property arising in the ordinary course of business or in connection with the construction or improvement of such Real Property or arising out of the furnishing of materials or supplies therefor, provided that such Lien secures moneys not at the time overdue (or if overdue, the validity of which is being contested in good faith and in respect of which reserves have been established in accordance with GAAP), notice of such Lien has not been given to the Agent or any Lender and such Lien has not been registered against title to such Real Property;

(k)

Liens affecting any Real Property arising in connection with registered restrictions, covenants, land use contracts, building schemes, declarations of covenants, conditions and restrictions, servicing agreements in favour of any Governmental Authority, easements, rights-of-way, servitudes, reciprocal agreements, cost-sharing agreements, party wall agreements, shoring agreements, or other similar rights in or with respect to such Real Property (including open space and conservation easements, restrictions or similar agreements and rights of way and servitudes for railways, water, sewer, drainage, gas and oil pipelines, electricity, light, power, telephone, telegraph, internet or cable television services and utilities) granted to or reserved by other Persons or properties, which, in the aggregate, do not materially impair the use of such Real Property for its intended purposes or the operation of the business thereon, and provided that same have been complied with;

(l)

Liens affecting any Real Property arising in connection with site plan agreements, subdivision agreements, development agreements and similar instruments registered or recorded in the ordinary course of business which do not, in the aggregate, materially impair the use of such Real Property for its intended purposes or the operation of the business thereon, and provided that same have been complied with;

(m)

Liens affecting any Real Property arising in connection with any right reserved to or vested in any Governmental Authority, by the terms of any permit, licence, certificate, order, grant, classification (including any zoning Laws and ordinances and similar legal requirements), registration or other consent, approval or authorization acquired by such Person from any Governmental Authority or by any Law, to terminate any such permit, licence, certificate, order, grant, classification, registration or other consent, approval or authorization or to require annual or other payments as a condition to the continuance thereof and which, in the aggregate, do not materially impair the use of such Real Property for its intended purposes or the operation of the business thereon, and provided that same have been complied with;

(n)

Liens affecting any Real Property arising in connection with the reservations, limitations, provisos and conditions, if any, expressed in any grants of such Real Property from any Governmental Authority, which, in the aggregate, do not materially impair the use of such Real Property for its intended purposes or the operation of the business thereon, and provided that same have been complied with;

(o)	reservations, conditions and restrictions in respect of any Real Property contained in the original grant of land from the Crown, as varied by statute;

(p)	Liens existing as of the date of this Agreement which are permitted exceptions under any title insurance policies delivered to and accepted by the Agent in respect of the Property;

(q)	Permitted Purchase-Money Security Interests;

(r)	Liens securing Subordinated Debt, including the Shareholder Loans and the BDC Participation Loan;

(s)	the Specific Permitted Liens;

(t)	the Security; and

(u)	any other Lien in respect of which the Lenders in their discretion provide their written consent;

provided that the use of the term “Permitted Liens” to describe the foregoing Liens shall mean that such Liens are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by Applicable Law); and for greater certainty such Liens shall not be entitled to priority over the Security by virtue of being described in this Agreement as “Permitted Liens”.

“Permitted Purchase-Money Security Interests” means Purchase-Money Security Interests incurred or assumed in connection with the purchase, leasing or acquisition of capital equipment in the ordinary course of business provided that the aggregate amount of the Companies’ liability thereunder does not at any time exceed two million Canadian Dollars (CDN$2,000,000), and provided further that such capital equipment does not become affixed to any Real Property.

“Person” means a natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Potential Statutory Priority Amount" at any time means the amount of all employee source deductions, goods and services tax and all other similar amounts payable by the Companies at such time which have not been paid or remitted when due and could result in a Statutory Lien.

“Prime-Based Loan” means a loan made by a Lender to the Borrower in Canadian Dollars in respect of which interest is determined by reference to the Prime Rate, but excluding Advances in the form of BA Equivalent Loans.

“Prime Rate” means the greater of the following: (i) the rate of interest announced from time to time by BMO as its reference rate then in effect for determining rates of interest on Canadian Dollar loans to its customers in Canada and designated as its prime rate; and (ii) the thirty (30) day CDOR Rate plus one-half percent (0.5%) per annum.

“Proceeds of Realization” means all amounts received by the Agent or any Lender in connection with: (i) any realization in respect of the Security or any portion thereof, whether occurring as a result of enforcement or otherwise, (ii) any sale, expropriation, loss or damage or other disposition of the Collateral or any portion thereof (except any such disposition permitted pursuant to Section 7.02(d), and also excluding any insurance proceeds which are released to the Companies in accordance with Section 8.10), and (iii) any other amount paid by or recovered from any Credit Party, including as a result of its dissolution, liquidation, bankruptcy or winding-up or any other distribution of its assets to creditors; together with all other amounts which are expressly deemed to constitute “Proceeds of Realization” in this Agreement.

“Projects” means the D2 Project and the D3 Project, collectively and “Project” means either one of them, as the context requires.

“Prohibited Transaction” means a business, activity, person or entity engaged in activities related to the cultivation, production, distribution, sale or possession of (A) non-medical marijuana in any jurisdiction other than Canada and other jurisdictions where it is federally legal, or (B) medical marijuana in any jurisdiction other than Canada and other jurisdictions where it is federally legal.

“Properties” means the D2 Property and the D3 Property; and “Property” means either of them, as the context requires.

“Proportionate Share” in respect of any Lender means:

(a)

in the context of such Lender's obligation to make Advances under a Facility or Tranche, such Lender's Commitment to make Advances under that Facility or Tranche divided by the aggregate amount of all Lenders' Commitments to make Advances under that Facility or Tranche;

(b)

subject to Section 11.03, in the context of any Lender's entitlement to receive payments of principal, interest or fees under a Facility or Tranche, the Outstanding Principal Amount due to such Lender under that Facility or Tranche divided by the aggregate amount of the Outstanding Principal Amount due to all Lenders under that Facility or Tranche; and

(c)	in any other context, such Lender's Commitment divided by the aggregate of all Lenders' Commitments.

“Purchase-Money Security Interest” means (i) a Capital Lease; or (ii) a Lien on any property or asset which is created, issued or assumed to secure the unpaid purchase price thereof, provided that such Lien is restricted to such property or asset (and all additions thereto and replacements and proceeds thereof) and secures an amount not in excess of the purchase price thereof and any interest and fees payable in respect thereof.

“Qualified Currency” means the legal tender of any Approved Medical Cannabis Jurisdiction or Approved Non-Medical Cannabis Jurisdiction.

“Real Property” means a freehold or leasehold interest in real property, and includes all buildings and other improvements situated thereon and all fixtures attached thereto.

“Related Person” in relation to any Person means a Subsidiary, Affiliate, Associate or employee of such Person.

“Repayment” means a repayment by the Borrower on account of the Outstanding Principal Amount.

“Repayment Notice” means a notice delivered by the Borrower to the Agent committing it to make a Repayment, in the form of Exhibit “E”.

“Required Lenders” means (i) at any time prior to the occurrence of an Event of Default which is continuing, any two or more Lenders which have issued Commitments hereunder representing two- thirds (2/3) or more of the total amount of credit available under the Facilities; and (ii) at any time after the occurrence of an Event of Default which is continuing, any two or more Lenders holding two-thirds (2/3) or more of the Outstanding Principal Amount under the Facilities; except that if at any time there are only two (2) Lenders under this Agreement, “Required Lenders” shall mean both Lenders, and if at any time there is only one (1) Lender under this Agreement, “Required Lenders” shall mean such Lender.

“Requirements of Environmental Law” means: (i) obligations under common law; (ii) requirements imposed by or pursuant to statutes, regulations and by-laws whether presently or hereafter in force; (iii) directives, policies and guidelines issued or relied upon by any Governmental Authority to the extent such directives, policies or guidelines have the force of law; (iv) permits, licenses, certificates and approvals from Governmental Authorities which are required in connection with air emissions, discharges to surface or groundwater, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of Hazardous Materials; and (v) requirements imposed under any clean-up, compliance or other order made pursuant to any of the foregoing, in each and every case relating to environmental, health or safety matters including all such obligations and requirements which relate to (A) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of Hazardous Materials and (B) exposure to Hazardous Materials.

“Responsible Person” means (i) an officer or director of any Company or (ii) any other Person required to hold a security clearance pursuant to the Cannabis Act or the Cannabis Regulations.

“Rollover” means the renewal of an Availment Option upon its maturity in the same form.

“Rollover Notice” means a notice substantially in the form of Exhibit “C” given by the Borrower to the Agent for the purpose of requesting a Rollover.

“Sanctions” means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority.

“Sanctions Authority” means Canada or any other country having jurisdiction over any of the Companies or the respective Governmental Authorities of any of the foregoing.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a sanctions program administered and enforced by a Sanctions Authority.

“Sanctioned Person” means a Person that is, or is owned or Controlled by Persons that are, the subject of any Sanctions.

“Security” means the Guarantees, security agreements, mortgages, debentures and other documents required to be provided pursuant to Article VIII - and all other documents and agreements delivered by the Credit Parties or any other Persons to the Agent or the Lenders from time to time as security for the payment and performance of the Obligations, and the Liens constituted by the foregoing.

“Senior Funded Debt” means, at any time, the Funded Debt of the Borrower on a consolidated basis at such time, excluding Subordinated Debt.

“Senior Funded Debt to EBITDA Ratio” means, at any time, the ratio of (i) Senior Funded Debt at such time to (ii) EBITDA in the immediately preceding twelve (12) month period.

“Service Agreements” is defined in Section 4.03.

“Settlement Agreement” means the settlement agreement dated March 2, 2020 and entered into between Village, Emerald, Emerald Canada and the Borrower in connection with the Shareholder Dispute.

“Shareholder Dispute” means the “Disputes” as defined in the Settlement Agreement.

“Shareholder Loan Agreement” means the Shareholder Loan Agreement among the Borrower and the Shareholders dated July 5, 2018, as amended by an Amendment Agreement No. 1 dated August 27, 2018, an Amendment Agreement No. 2 dated October 1, 2018, an Amendment

Agreement No. 3 dated November 7, 2018 and an Amendment Agreement No. 4 dated March 6,

2020.

“Shareholder Loans” means the loans advanced by Village to the Borrower from time to time on or before the Amendment Closing Date in the aggregate principal amount of not less than thirteen million Canadian Dollars (CDN$13,000,000), bearing interest at a rate not in excess of eight percent (8%) per annum calculated semi-annually and payable on demand, pursuant to the Shareholder Loan Agreement.

“Shareholders” means Emerald Canada and Village; and “Shareholder” means either of them as the context requires.

“Shareholders Agreement” means the unanimous shareholders agreement among the Borrower (by its prior name 1121371 B.C. Ltd.), Emerald Canada (by its prior name Emerald Health Botanicals Inc.), Emerald and Village, dated June 6, 2017.

“Solvent” means, with respect to any Person as of the date of determination, (i) the aggregate property of such Person is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (ii) such Person is able to meet its obligations as they generally become due; and (iii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due; for purposes of this definition, the amount of any contingent obligation at such time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specific Permitted Liens” means the Liens described in Schedule 6.01(i), as such Liens may be amended or replaced from time to time on substantially similar terms and conditions provided that the principal amount of the indebtedness secured thereby is not increased.

“Statutory Lien” means a Lien in respect of any property or assets of a Company created by or arising pursuant to any Applicable Law in favour of any Governmental Authority to secure any obligation, including a Lien for the purpose of securing such Company's obligation to deduct and remit employee source deductions, goods and services tax and harmonized sales tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time.

“Subordinated Debt” means indebtedness of any Company to any Person which the Required Lenders in their sole discretion have consented to in writing and in respect of which the holder thereof has entered into a subordination, postponement and standstill agreement in favour of the Agent in form and substance satisfactory to the Agent and registered in all places where necessary or desirable to protect the priority of the Security, which shall provide (among other things) that: (A) the maturity date of such indebtedness is later than the Maturity Date; (B) the holder of such indebtedness may not receive any payments on account of principal or interest thereon (except to the extent, if any, expressly permitted therein); (C) any security held in respect of such indebtedness is subordinated to the Security; (D) the holder of such indebtedness may not take any enforcement action in respect of any such security (except to the extent, if any, otherwise expressly provided therein) without the prior written consent of the Agent; and (E) any enforcement action taken by the holder of such indebtedness will not interfere with the enforcement action (if any) being taken by the Agent in respect of the Security.

“Subsidiary” means a Person (other than a natural person) which is Controlled, directly or indirectly, by another Person (other than a natural person); and for greater certainty includes a Subsidiary of a Subsidiary.

“Substitution” means the substitution of one Availment Option for another, and does not constitute a fresh or new Advance.

“Substitution Notice” means a notice substantially in the form of Exhibit “D” given by the Borrower to the Agent for the purposes of requesting a Substitution.

"Swingline" is defined in Section 2.07.

"Swingline Commitment" means the commitment of the Swingline Lender to extend credit under the Swingline up to the Swingline Limit, and comprising a portion of such Lender’s Facility A Commitment.

"Swingline Lender" means BMO in such capacity.

"Swingline Limit" means one million, five hundred thousand Canadian Dollars (CDN$1,500,000). “Taxes” is defined in the CBA Model Provisions.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any requirement of Law in or relating to trade secrets.

“Trademarks” means all right, title and interest (and all related IP Ancillary Rights) in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tranche” means a designated portion of a Facility which is subject to certain additional terms and conditions as provided herein.

“Unfunded Capital Expenditures” means Capital Expenditures made by the Companies which are not funded by any one or more of the following: an Advance under Facility B or Facility C, a Permitted Purchase-Money Security Interest, Subordinated Debt, insurance proceeds, or proceeds from an asset disposition.

“Unrestricted Cash” means, as of any date of determination, the amount of all monies standing to the credit of the Borrower that is in bank accounts maintained by the Borrower with the Agent that are (a) not subject to any Lien (other than a Permitted Lien), and (b) not subject to any restriction (specifically including for greater certainty any restriction under a Permitted Lien) which would prevent the Borrower from using such monies for operating purposes in the ordinary course of business.

“Village” means Village Farms International, Inc., a corporation subsisting under the federal laws of Canada.

“Village Guarantee” is defined in Section 8.02(b).

“Village LP” means Village Farms Canada Limited Partnership, a limited partnership formed and existing under the laws of British Columbia.

“Year-end Financial Statements” means, in respect of any Person at any time, the audited financial statements of such Person (on a consolidated and unconsolidated basis) in respect of its most recently completed Fiscal Year prepared in accordance with GAAP, including the notes thereto and an unqualified opinion of its auditor with respect thereto.

1.02	Accounting Principles

Except as otherwise provided herein, (i) each financial term in this Agreement shall be interpreted in accordance with GAAP in effect on the date of such interpretation; and (ii) where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other computation is required to be made for the purpose of this Agreement, such determination or calculation shall be made in accordance with GAAP in effect on the date of such determination. Notwithstanding the foregoing, if after the date of this Agreement there is a change in GAAP (referred to herein as an “accounting change”), and if any financial ratio or amount determined pursuant to Section 7.03 would be materially different as a result of such accounting change, the Lenders and the Borrower shall discuss whether they wish to amend any financial covenants in Section 7.03 as result of such accounting change. Unless any such amendments have been agreed upon by all parties hereto in writing, compliance with the financial covenants in this Agreement shall be determined as if no such accounting change had occurred. In such event, the financial statements required to be provided hereunder shall be prepared in accordance with GAAP in effect on the date of such financial statements (after giving effect to such accounting change), and the Borrower shall concurrently deliver to the Agent a reconciliation in form and substance satisfactory to the Lenders showing all adjustments made to such financial statements in order to determine compliance with such financial covenants on the basis of GAAP in effect prior to such accounting change.

1.03	Currency References

All amounts referred to in this Agreement are in Canadian Dollars unless otherwise noted.

1.04	Extended Meanings

Except to the extent otherwise expressly provided herein:

(a)	terms defined in the singular have the same meaning when used in the plural, and vice-versa; and words importing gender include all genders;

(b)

when used in the context of a general statement followed by a reference to one or more specific items or matters, the term “including” shall mean “including, without limitation”, and the term “includes” shall mean “includes, without limitation”;

(c)

each reference herein to a statute or regulations made pursuant to a statute shall be deemed to include all amendments to such statute or regulations from time to time and all statutes or regulations which may come into effect from time to time substantially in replacement for the said statutes or regulations;

(d)

any reference herein to the exercise of discretion by the Agent or the Lenders (including phrases such as “in the discretion of”, “in the opinion of”, “to the satisfaction of” and similar phrases) shall mean that such discretion is absolute and unfettered; and

(e)	references to a time of day or date mean the local time or date in the City of Toronto, Ontario unless otherwise specified.

1.05	Amendment and Restatement

This Agreement amends and restates the provisions of the Existing Credit Agreement and shall not be considered a novation thereof. Any provision hereof which differs from or is inconsistent with a provision of the Existing Credit Agreement constitutes an amendment to the Existing Credit Agreement with each such amendment being effective as and from the date hereof. This Agreement will not discharge or constitute a novation of any debt, obligation, covenant or agreement contained in the Existing Credit Agreement or in any Security, agreements, certificates and other documents executed and delivered by or on behalf of the Borrower in respect thereof or in connection therewith, but same shall remain in full force and effect save to the extent same are amended by the provisions of this Agreement. All representations and warranties set out in this Agreement are freshly made on the date hereof, but nothing herein shall release or otherwise affect the Borrower’s liability, without duplication, in connection with the representations and warranties contained in the Existing Credit Agreement. The Borrower hereby represents, warrants, acknowledges and agrees with the Agent that all Security executed and delivered by the Credit Parties to the Agent prior to the date of this Agreement is valid and enforceable in accordance with its terms and continues in full force and effect. Any reference to the Existing Credit Agreement in any other Loan Document shall be deemed to constitute a reference to this Agreement.

1.06	Exhibits and Schedules

The following Exhibits and Schedules are attached to this Agreement and incorporated herein by reference (but with respect to Exhibit “J”, subject to Section 12.01 hereof):

Exhibits

“A”-Lenders and Lenders' Commitments “B”-Draw Request

“C”-Rollover Notice “D”-Substitution Notice “E”-Repayment Notice

“F”-Borrowing Base Certificate “G”-Compliance Certificate

“H”-Excess Cash Flow Certificate “I”-Form of BA Equivalent Note “J”-CBA Model Provisions

Schedules

6.01(b)- Credit Parties Information 6.01(h)- Material Permits

6.01(i)- Specific Permitted Liens 6.01(m)- Intellectual Property 6.01(o)- Material Agreements 6.01(p)- Labour Agreements 6.01(q)- Environmental Matters 6.01(r)- Litigation

6.01(s)- Pension Plans

ARTICLE II - FACILITY A

2.01	Establishment of Facility A

Subject to the terms and conditions in this Agreement, each Lender hereby establishes a revolving credit facility for the Borrower in the maximum principal amount indicated opposite such Lender's name in Exhibit “A" under the heading "Facility A Commitments". The said credit facilities are established by the

Lenders severally and not jointly, and are collectively referred to in this Agreement as "Facility A". Each Advance by a Lender under the Non-Swingline Tranche shall be made in its Proportionate Share of the Non-Swingline Tranche.

2.02	Purpose; Revolving Nature; Advances

(a)

Facility A is a revolving facility. The Borrower shall be entitled to obtain Advances under Facility A from time to time and repay all or any portion of the Outstanding Principal Amount under Facility A from time to time; provided that the Outstanding Principal Amount under Facility A shall not, at any time, exceed the Facility A Margin Limit in effect at such time. Facility A shall also include the Swingline, to a maximum amount equal to the Swingline Limit and on the basis more particularly described in Section 2.07 below.

(b)	Advances under Facility A shall be used by the Borrower for its working capital and other general corporate purposes.

2.03	Repayment

The Obligations under Facility A shall become due and payable on the earlier of: (i) the Acceleration Date; and (ii) the Maturity Date.

2.04	Availment Options

Subject to the restrictions contained in this Agreement (and in particular, Sections 5.02 and 5.03), the Borrower may receive Advances under Facility A by any one or more of the following Availment Options (or any combination thereof):

(a)	Prime-Based Loans; or

(b)	Bankers' Acceptances from BA Lenders with a maturity between 28 and 182 days (inclusive), subject to availability; or

(c)	BA Equivalent Loans from Non-BA Lenders with a maturity between 28 and 182 days (inclusive), subject to availability; or

(d)	CDOR Loans with a CDOR Period of one (1), three (3) or six (6) months, subject to availability; or

(e)	Letters of Credit, subject to Section 2.08.

Bankers' Acceptances, BA Equivalent Loans and CDOR Loans will not be issued with a maturity date later than the Maturity Date. The Borrower may convert all or any portion of the Outstanding Principal Amount under Facility A in the form of any above Availment Option into another form of Availment Option, subject to and in accordance with the terms and conditions of this Agreement (but for greater certainty, Bankers’ Acceptances. BA Equivalent Loans and CDOR Loans may not be converted into another Availment Option prior to the maturity thereof).

2.05	Interest and Fees

In respect of Advances under Facility A, the Borrower agrees to pay the following to the Agent on behalf of the Lenders (or if specified below, to the Issuing Bank for its own account):

(a)	interest on Prime-Based Loans at the Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month;

(b)

in respect of each Bankers' Acceptance, a stamping fee equal to the Applicable Margin, multiplied by the face amount of the Bankers' Acceptance with the product thereof further multiplied by the number of days to maturity of the Bankers' Acceptance and divided by 365, payable at the time of acceptance;

(c)

in respect of each BA Equivalent Note, a stamping fee equal to the Applicable Margin multiplied by the face amount of the BA Equivalent Note with the product thereof further multiplied by the number of days to maturity of the BA Equivalent Note and divided by 365, payable at the time of acceptance;

(d)	in respect of any CDOR Loan, interest at the CDOR Rate applicable to the relevant CDOR Period plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month;

(e)	the following fees in respect of each Letter of Credit:

(i)

in respect of the period from the date of issuance of such Letter of Credit to the last day of the then current Fiscal Quarter, a fee equal to the Applicable Margin in effect on the date of issuance multiplied by the face amount of such Letter of Credit multiplied by the number of days in such period (including the first and last days of such period) and divided by three hundred and sixty-five (365), payable on the last Business Day of such Fiscal Quarter;

(ii)

in respect of each subsequent Fiscal Quarter (other than the Fiscal Quarter in which the Letter of Credit shall expire), a fee equal to the Applicable Margin in effect on the first day of such Fiscal Quarter multiplied by the face amount of such Letter of Credit multiplied by the number of days in such Fiscal Quarter (including the first and last days of such period) and divided by three hundred and sixty-five (365), payable on the last Business Day of such Fiscal Quarter; and

(iii)

in respect of the Fiscal Quarter in which such Letter of Credit shall expire, a fee equal to the Applicable Margin in effect on the first day of such Fiscal Quarter multiplied by the face amount of such Letter of Credit multiplied by the number of days in the period from and including the first day of such Fiscal Quarter to but excluding the day on which such Letter of Credit expires and divided by three hundred and sixty-five (365), payable on the last Business Day of such Fiscal Quarter;

(f)	a fronting fee in respect of each Letter of Credit payable to the Issuing Bank for its own account as follows:

(i)

in respect of the period from the date of issuance of such Letter of Credit to the last day of the then current Fiscal Quarter, a fee equal to one-quarter of one percent (0.25%) multiplied by the face amount of such Letter of Credit multiplied by the number of days in such period (including the first and last days of such period) and divided by three hundred and sixty-five (365), payable on the last Business Day of such Fiscal Quarter;

(ii)

in respect of each subsequent Fiscal Quarter (other than the Fiscal Quarter in which the Letter of Credit shall expire), a fee equal to one-quarter of one percent (0.25%) multiplied by the face amount of such Letter of Credit multiplied by the number of days in such Fiscal Quarter (including the first and last days of such period) and divided by three hundred and sixty-five (365), payable on the last Business Day of such Fiscal Quarter; and

(iii)

in respect of the Fiscal Quarter in which such Letter of Credit shall expire, a fee equal to one-quarter of one percent (0.25%) multiplied by the face amount of such Letter of Credit multiplied by the number of days in the period from and including the first day of such Fiscal Quarter to but excluding the day on which such Letter of Credit expires and divided by three hundred and sixty-five (365), payable on the last Business Day of such Fiscal Quarter;

(g)	administrative fees payable to the Issuing Bank for its own account in accordance with its usual practice in respect of the issuance, amendment and renewal of Letters of Credit; and

(h)

a standby fee with respect to the unused portion of the Non-Swingline Tranche, calculated on a daily basis as being the difference between (i) the Facility A Maximum Amount (less the Commitments of any Non-Funding Lenders under Facility A), less the Swingline Limit and (ii) the Outstanding Principal Amount under the Non-Swingline Tranche, multiplied by the Applicable Margin and divided by 365; which standby fee shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter based on the number of days in such Fiscal Quarter (including the first day and excluding the last day in such Fiscal Quarter) and on the Maturity Date.

2.06	Facility A Margin Limit

(a)	In this Agreement, "Facility A Margin Limit" means, at any time, an amount equal to the lesser of:
(A)	the Facility A Maximum Amount; and (B) an amount determined at such time as follows:

(i)	eighty-five percent (85%) of the Lenders’ estimated valuation of Eligible Receivables owing by Governmental Authorities domiciled in Canada; plus

(ii)	seventy-five percent (75%) of the Lenders’ estimated valuation of Eligible Receivables owing by other account debtors domiciled in Canada; plus

(iii)

the lower of (x) sixty-five percent (65%) of the Lenders’ estimated valuation (in Canadian Dollars based on the then applicable Exchange Rate) of Eligible Receivables owing by account debtors domiciled in other Approved Jurisdictions; and (y) one million Canadian Dollars (CDN$1,000,000); less

(iv)	the Potential Statutory Priority Amount at such time.

(b)

The Facility A Margin Limit shall be adjusted as at the date of each receipt by the Agent of a Borrowing Base Certificate and shall remain in effect until receipt by the Agent of a subsequent Borrowing Base Certificate; provided that if the Agent does not receive a Borrowing Base Certificate on or before the date required pursuant to Section 7.04, the Facility A Margin Limit shall be reduced to the lowest Facility A Margin Limit in the preceding twelve (12) months or such lower amount estimated by the Facility A Lenders acting reasonably to be the Facility A Margin Limit determined in accordance with the formula in paragraph (a) above, until such time as a Borrowing Base Certificate is thereafter received by the Agent.

(c)

The Facility A Lenders shall have no obligation to make any Advance under Facility A if after making such Advance the Outstanding Principal Amount under Facility A would exceed the Facility A Margin Limit then in effect.

(d)

If at any time the aggregate amount of the Outstanding Principal Amount under Facility A is in excess of the Facility A Margin Limit for any reason (specifically including as a result of a fluctuation in currency exchange rates), the Borrower agrees that immediately after receipt of a written request from the Agent it will make Repayments under Facility A in such amount as will result in the aggregate amount of the Outstanding Principal Amount under Facility A not exceeding the Facility A Margin Limit. The Agent shall firstly apply such Repayment against Loans under Facility A; and any remaining portion of such Repayment shall be held by the Agent and applied against Bankers’ Acceptances, BA Equivalent Loans, CDOR Loans and Letters of Credit under Facility A upon the maturity thereof.

2.07	Swingline

A portion of Facility A in the maximum amount of the Swingline Limit (the "Swingline") shall be subject to the following terms and conditions, in addition to any other applicable terms and conditions contained in this Agreement:

(a)

The Swingline shall be established and maintained by the Swingline Lender only, and the Swingline Lender shall not have the right to assign or grant a participation in the Swingline in whole or in part to any other Person.

(b)	The Outstanding Principal Amount under the Swingline shall not at any time exceed the Swingline Limit.

(c)

The Swingline shall form a part of Facility A and, except to the extent provided in this Section, shall be subject to all terms and conditions of this Article II - specifically including the Facility A Margin Limit.

(d)

Subject to paragraph (f) below, Advances to and Repayments by the Borrower under the Swingline shall be made in the following manner. The Swingline Lender will make Advances to the Borrower into one or more Canadian Dollar bank accounts designated by the Borrower as required in order to honour cheques drawn by the Borrower on such accounts presented to the Swingline Lender for payment. As deposits are made into such accounts by the Borrower, the Swingline Lender shall withdraw funds from such accounts from time to time and apply such funds as repayments under the Swingline. Advances to the Borrower and Repayments by the Borrower under the Swingline shall be made without notice and shall be on a dollar for dollar basis (i.e. not subject to minimum amounts or multiples).

(e)

The obligation of the Swingline Lender to make each Advance under the Swingline shall be subject to the satisfaction of all conditions precedent in Section 9.02, except for the requirement in Section 9.02(c) to provide a Draw Request.

(f)

Interest on the Outstanding Principal Amount under the Swingline shall be payable by the Borrower to the Swingline Lender (for its own account) at the Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month.

(g)

The Borrower hereby agrees to pay a standby fee with respect to the unused portion of the Swingline, payable to the Swingline Lender (for its own account), calculated on a daily basis as being the difference between (i) the Swingline Limit and (ii) the Outstanding Principal Amount under the Swingline, multiplied by the Applicable Margin and divided by 365; which standby fee shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter based on the number of days in such Fiscal Quarter (including the first day and excluding the last day in such Fiscal Quarter) and on the Maturity Date.

(h)

The Swingline Lender may in its discretion at any time, by written notice to the Borrower, require the Borrower to request an Advance under Facility A from the Facility A Lenders in an amount (in this paragraph called the "Swingline Reduction Amount") for the purpose of reducing the Outstanding Principal Amount under the Swingline; and the Borrower agrees to promptly comply with any such request. The proceeds of such Advance shall be applied to reduce the Outstanding Principal Amount under the Swingline accordingly. If the Borrower fails to comply with any such request from the Swingline Lender within two (2) Business Days after receipt thereof, each Facility A Lender agrees that upon request by the Swingline Lender it will make an Advance under Facility A in an amount equal to its Proportionate Share of the Swingline Reduction Amount, the proceeds of which shall be applied to reduce the Outstanding Principal Amount under the Swingline. In addition, each Facility A Lender hereby accepts from the Swingline Lender a participation (which participation shall be non-recourse to the Swingline Lender) in the Outstanding Principal Amount

under the Swingline from time to time, in such Lender's Proportionate Share of Facility A. Each Facility A Lender hereby absolutely and unconditionally agrees to indemnify and hold the Swingline Lender harmless from liability in respect of, such Lender's said Proportionate Share of such Outstanding Principal Amount under the Swingline. Each said Facility A Lender acknowledges and agrees that its obligation to acquire a participation in such Outstanding Principal Amount under the Swingline and its said indemnity obligation are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default hereunder. For greater certainty however, nothing herein shall require a Facility A Lender to make Advances under Facility A in excess of its Commitment under Facility A.

2.08	Letters of Credit

Letters of Credit shall be subject to the following additional terms and conditions:

(a)

Letters of Credit may be issued in all Qualified Currencies. Letters of Credit will not be issued for the purpose of guaranteeing obligations of any Person, except as permitted under Section 7.02(b). Each Letter of Credit shall have a term not in excess of one (1) year.

(b)

The Equivalent Amount expressed in Canadian Dollars of the aggregate face amount of all Letters of Credit outstanding at any time under Facility A may not exceed six million Canadian Dollars (CDN$6,000,000).

(c)

If a Letter of Credit is issued in a Qualified Currency other than Canadian Dollars, each fee in respect of such Letter of Credit payable pursuant to section 2.05 hereof shall be payable in Canadian Dollars in accordance with Section 5.06.

(d)

Each request for the issuance of a Letter of Credit shall be delivered by the Borrower to the Issuing Bank in accordance with the notice requirements in section 5.02(a) herein, together with the Issuing Bank's customary form of application and indemnity agreement completed to its satisfaction and the proposed form of the Letter of Credit (which shall be satisfactory to the Issuing Bank) and such other certificates, documents and other information as the Issuing Bank may reasonably request.

(e)

The obligation of the Borrower to reimburse the Issuing Bank for all drawings under Letters of Credit shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms, irrespective of:

(i)	any lack of validity or enforceability of any Letter of Credit;

(ii)

the existence of any claim, setoff, defence or other right which the Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank or any Lender (other than the defence of payment in accordance with the terms of this Agreement or a defence based on the negligence or wilful misconduct of the Issuing Bank or any Lender) or any other Person in accordance with this Agreement or other transaction;

(iii)

any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and

(iv)	any other circumstance or event whatsoever, whether or not similar to any of the foregoing.

(f)

In making any payment under any Letter of Credit (i) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any non- compliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, not be deemed wilful misconduct or negligence of the Issuing Bank.

(g)

The Issuing Bank and its correspondents may accept and act upon the name, signature, or act of any party purporting to be the executor, administrator, receiver, trustee in bankruptcy or other legal representative of any party designated in any Letter of Credit in the place of the name, signature, or act of such party.

(h)

Concurrently with each request for the issuance of a Letter of Credit the Agent shall notify each Lender of the principal amount, the reference number and the expiration date thereof and the amount of such Lender's participation therein. By the issuance of a Letter of Credit hereunder and without further action on the part of the Issuing Bank or the Lenders, each said Lender hereby accepts from the Issuing Bank a participation (which participation shall be without recourse to the Issuing Bank) in such Letter of Credit in such Lender's Proportionate Share of Facility A, effective upon the issuance of such Letter of Credit. Each Lender hereby absolutely and unconditionally assumes, as primary obligor and not as a surety, and agrees to pay and discharge and to indemnify and hold the Issuing Bank harmless from liability in respect of, such Lender's said Proportionate Share of the amount of any drawing under a Letter of Credit. Each said Lender acknowledges and agrees that its obligation to acquire participations in each Letter of Credit issued by the Issuing Bank and its obligation to make the payments specified herein, and the right of the Issuing Bank to receive the same, in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Bank shall review each draft and any accompanying documents presented under a Letter of Credit and shall notify each said Lender of any such presentment. Promptly after it shall have ascertained that any draft and any accompanying documents presented under such Letter of Credit appear on their face to be in substantial conformity with the terms and conditions of the Letter of Credit, the Issuing Bank shall give notice to each said Lender and the Borrower of the receipt and amount of such draft and the date on which payment thereon will be made, and each said Lender shall, by 11:00 a.m. Toronto time on the date such payment is to be made, pay its said Proportionate Share of the amount so drawn under the Letter of Credit in immediately available funds, and the Issuing Bank shall make the appropriate payment to the beneficiary of such Letter of Credit. The Borrower agrees to immediately reimburse each said Lender in an amount equal to the said payment by such Lender with interest thereon payable at the same rate and in the same manner as Prime Rate Loans under Facility A.

(i)

On or before the Maturity Date the Borrower shall (i) arrange for the cancellation and return of all outstanding Letters of Credit to the Issuing Bank or (ii) provide cash collateral in favour of the Agent in respect of all outstanding Letters of Credit in an amount equal to the aggregate of the face amounts of all such Letters of Credit, plus an additional amount estimated by the Issuing Bank in respect of its anticipated fees and expenses associated with the settlement of such Letters of Credit. For greater certainty, the Agent shall have no obligation to release all or any portion of the Security unless and until all Letters of Credit are cancelled or such cash collateral is provided in respect thereof to the satisfaction of the Issuing Bank.

2.09	Cancellation

The Borrower may from time to time upon two (2) Business Days’ prior written notice to the Agent, permanently cancel any unadvanced portion of Facility A in a minimum amount of one hundred thousand Canadian Dollars (CDN$100,000) without payment of any penalty or fee (provided that such required minimum amount shall not apply in the case of a cancellation of Facility A in its entirety). The Facility A Maximum Amount shall be automatically and permanently reduced by the amount so cancelled and each Lender’s Commitment under Facility A shall be reduced by its Proportionate Share of the amount so cancelled.

ARTICLE III - NON-REVOLVING FACILITIES

3.01	Continuation of Facility B (formerly called Facility A)

Subject to the terms and conditions in this Agreement, each Lender hereby confirms that it has issued a Commitment in the maximum principal amount indicated opposite its name in Exhibit “A” under the heading “Facility B Commitments”. The said Commitments have been established by the Lenders severally and not jointly, and are hereinafter collectively referred to as “Facility B”. Facility B is a committed, non-revolving credit facility.

3.02	Establishment of Facility C

Subject to the terms and conditions in this Agreement, each Lender hereby establishes a committed, non-revolving credit facility for the Borrower in the maximum principal amount indicated opposite such Lender's name in Exhibit “A” under the heading “Facility C Commitments”. The said credit facilities are established by the Lenders severally and not jointly, and are hereinafter collectively referred to as “Facility C”. Each Advance by a Lender under Facility C shall be made in its Proportionate Share of Facility C. The aggregate principal amount of all Advances under Facility C shall not exceed the Facility C Limit.

3.03	Purpose

(a)	Advances under Facility B have been used by the Borrower to assist in re-financing the D3 Property and in financing the upgrade and retrofit of the D3 Property.

(b)	Advances under Facility C shall be used by the Borrower to assist in financing the D2 Project and the D3 Project.

3.04	Non-Revolving Nature; Advances

(a)	Facility B is a non-revolving facility, and any Repayment under Facility B may not be reborrowed. Facility B has been fully advanced and no further Advances are permitted thereunder.

(b)

Facility C is a non-revolving facility, and any Repayment under Facility C may not be reborrowed. The Borrower shall be entitled to request not more than eight (8) Advances under Facility C. The final Advance under Facility C shall be made on or before the Final Advance Date and any undrawn portion of Facility C thereafter shall be cancelled. Each Advance under Facility C shall be subject to the satisfaction of all applicable conditions precedent as set out herein, and the aggregate amount of Advances under Facility C shall not exceed the Facility C Limit.

3.05	Repayment

(a)

On the last Business Day of each Fiscal Quarter, the Borrower shall make a Repayment under Facility B in an amount equal to 2.50% of the Outstanding Principal Amount under Facility B immediately following the final Advance under Facility B; and the remaining balance of the Outstanding Principal Amount under Facility B shall be due and payable on the Maturity Date.

(b)

No Repayments under Facility C are required prior to the Final Advance Date. On the last Business Day of the Fiscal Quarter in which the Final Advance Date occurs, and on the last Business Day of each Fiscal Quarter thereafter, the Borrower shall make a Repayment under Facility C in an amount equal to 2.50% of the Outstanding Principal Amount under Facility C immediately following the final Advance under Facility C; and the remaining balance of the Outstanding Principal Amount under Facility C shall be due and payable on the Maturity Date.

(c)

In addition to all other Repayments required under this Section 3.05 the Borrower shall make a Repayment in an amount equal to fifty percent (50%) of the Excess Cash Flow in each Fiscal Year in which the Senior Funded Debt to EBITDA Ratio, measured as at December 31 of such Fiscal Year is greater than 0.50:1.00, the first such Repayment to be made in respect of the Fiscal Year ending December 31, 2019. Such Repayments shall be made not later than thirty (30) days after the date of delivery to the Agent of the Borrower’s Year-end Financial Statements for the applicable Fiscal Year.

(d)	The following Repayments shall be required in addition to all other Repayments required under this Agreement:

(i)

If any Company receives net proceeds from a policy of insurance, the Borrower shall make a Repayment in an amount equal to such net proceeds within three (3) Business Days after such net proceeds are received, except to the extent that such proceeds are permitted to be retained as provided in Section 8.10.

(ii)

If any Company receives net proceeds from an Equity Issuance or a transaction involving the creation of Subordinated Debt (except (A) net proceeds of the BDC Participation Loan; or (B) net proceeds resulting from an Equity Issuance to or the provision of Subordinated Debt by a Shareholder, including any Equity Issuance under Section 7.01(p) herein), within five (5) days after receipt of such net proceeds the Borrower shall make a Repayment in an amount equal to such net proceeds, except to the extent (if any) otherwise consented to in writing by the Agent upon the instructions of the Required Lenders acting reasonably. If any portion of such Repayment cannot be applied against the Outstanding Principal Amount until the maturity of one or more outstanding Bankers’ Acceptances, the Agent shall deposit such portion of the Repayment in an interest-bearing account in the name of the Borrower and apply such portion (including accrued interest thereon) against the Outstanding Principal Amount upon the maturity of such Bankers’ Acceptances.

(iii)

If any Company receives net proceeds equal to or greater than one million Canadian Dollars (CDN$1,000,000) from a transaction involving the sale, leasing or other disposition of any individual asset or a group of related assets in one or a series of related transactions (other than sales in the ordinary course of business), within one hundred eighty (180) days after receipt of such net proceeds the Borrower shall make a Repayment in an amount equal to the portion of such net proceeds which have not been applied to purchase similar assets (other than current assets).

As used herein, “net proceeds” in respect of any above transaction means the gross amount payable in respect of such transaction less any Taxes, sales commissions and other reasonable expenses incurred in connection with the transaction, usual and reasonable adjustments in connection with the transaction and any other amount specifically approved in writing by the Required Lenders acting reasonably.

(e)

Each Repayment under paragraphs (c) and (d) above shall be applied against the Borrower’s obligation to make the remaining scheduled Repayments under the Non-Revolving Facilities (in each case, in reverse chronological order) on a pro rata basis as between the Non-Revolving Facilities, until the Outstanding Principal Amount under all Non-Revolving Facilities has been repaid in full; and thereafter such Repayment shall be applied against the Outstanding Principal Amount under Facility A, but for greater certainty such Repayment shall not reduce the Facility A Maximum Amount and the Borrower shall thereafter be entitled to receive further Advances under Facility A upon the satisfaction of all applicable conditions precedent..

3.06	Availment Options

Subject to the restrictions contained in this Agreement (and in particular, Sections 5.02 and 5.03), the Borrower may receive Advances under each Non-Revolving Facility by any one or more of the following Availment Options (or any combination thereof):

(a)	Prime-Based Loans; or

(b)	Bankers' Acceptances from BA Lenders with a maturity between 28 and 182 days (inclusive), subject to availability; or

(c)	BA Equivalent Loans from Non-BA Lenders with a maturity between 28 and 182 days (inclusive), subject to availability; or

(d)	CDOR Loans with a CDOR Period of one (1), three (3) or six (6) months, subject to availability.

Bankers' Acceptances BA Equivalent Loans and CDOR Loans will not be issued with a maturity date later than the Maturity Date. The Borrower may convert all or any portion of the Outstanding Principal Amount under any Non-Revolving Facility in the form of any above Availment Option into another form of Availment Option, subject to and in accordance with the terms and conditions of this Agreement (but for greater certainty, Bankers’ Acceptances. BA Equivalent Loans and CDOR Loans may not be converted into another Availment Option prior to the maturity thereof).

3.07	Interest and Fees

In respect of Advances under each Non-Revolving Facility, the Borrower agrees to pay the following:

(a)	interest on Prime-Based Loans at the Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month;

(b)

in respect of each Bankers' Acceptance, a stamping fee equal to the Applicable Margin, multiplied by the face amount of the Bankers' Acceptance with the product thereof further multiplied by the number of days to maturity of the Bankers' Acceptance and divided by 365, payable at the time of acceptance;

(c)

in respect of each BA Equivalent Note, a stamping fee equal to the Applicable Margin multiplied by the face amount of the BA Equivalent Note with the product thereof further multiplied by the number of days to maturity of the BA Equivalent Note and divided by 365, payable at the time of acceptance;

(d)

in respect of any CDOR Loan, interest at the CDOR Rate applicable to the relevant CDOR Period plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month; and

(e)

a standby fee with respect to the unused portion of Facility C, calculated on a daily basis as being the difference between (i) the Facility C Limit (less the Commitments of any Non-Funding Lenders under Facility C) and (ii) the Outstanding Principal Amount under Facility C, multiplied by the Applicable Margin and divided by 365; which standby fee shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter based on the number of days in such Fiscal Quarter (including the first day and excluding the last day in such Fiscal Quarter) and on the Maturity Date. For greater certainty, no standby fee shall apply after the earlier of Final Advance Date and the date of the final Advance under Facility C.

Except as otherwise provided in this Agreement, such payments shall be made to the Agent on behalf of the Lenders; and the Agent shall promptly remit to each Lender its Proportionate Share of each such payment.

3.08	Interest Rate Hedge Transactions

Within ninety (90) days after the final Advance under Facility C the Borrower shall enter into one or more Interest Rate Hedge Transactions with the Lenders such that the aggregate notional amount of all Interest Rate Hedge Transactions is not less than fifty percent (50%) of the aggregate Outstanding Principal Amount under the Non-Revolving Facilities after such Advance.

3.09	Voluntary Repayments

Upon not less than three (3) Business Days' prior written notice to the Agent, the Borrower may make a Repayment on account of the Outstanding Principal Amount under a Non-Revolving Facility (except Bankers’ Acceptances, BA Equivalent Loans and CDOR Loans prior to the maturity thereof) in a minimum amount of one hundred Thousand Canadian Dollars (CDN$100,000) without payment of any penalty or fee, provided that the Borrower shall also concurrently unwind Hedge Transactions to the extent necessary such that the aggregate notional amount of all outstanding Hedge Transactions relating to the relevant Non- Revolving Facility does not exceed the Outstanding Principal Amount under that Non-Revolving Facility at such time. Any such voluntary Repayment shall be applied against the Borrower's obligations to make scheduled Repayments under that Non-Revolving Facility (including the final Repayment of the Outstanding Principal Amount on the Maturity Date) in reverse chronological order; and the available credit (if any) under the relevant Non-Revolving Facility shall be automatically and permanently reduced by any such voluntary Repayment. The Agent shall promptly remit to each Lender its Proportionate Share of any such voluntary Repayment. For greater certainty however, Bankers’ Acceptances, BA Equivalent Loans and CDOR Loans may not be repaid prior to the maturity thereof.

ARTICLE IV - ANCILLARY CREDIT PRODUCTS

4.01	Hedge Transactions

(a)

BMO (for greater certainty, in its capacity as a Lender hereunder and not in its capacity as the Agent) shall act as lead arranger for all Interest Rate Hedge Transactions to be entered into between the Borrower and the Lenders hereunder, and shall offer each Lender an opportunity to participate in a pro-rata portion of such Interest Rate Hedge Transactions pursuant to such arrangements as may be agreed between BMO and the respective Lenders.

(b)	Each Hedge Transaction entered into between the Borrower and a Lender shall be upon such terms as may be offered by such Lender in its discretion, subject to the terms of this Agreement.

(c)

Hedge Transactions may not be entered into for speculative purposes. Without limiting the generality of the foregoing, Hedge Transactions will not be entered into which could result in the aggregate notional amount of all Hedge Transactions outstanding at any time being in excess of the aggregate Outstanding Principal Amount under the Non-Revolving Facilities at such time. The Borrower shall promptly take all actions which may be necessary or desirable from time to time to unwind one or more Interest Rate Hedging Agreements in whole or in part to the extent necessary in order that the aggregate notional amount of all Hedge Transactions outstanding at such time does not exceed the aggregate Outstanding Principal Amount under the Non-Revolving Facilities at such time.

(d)

Currency Hedge Transactions may only be entered into in respect of Qualified Currencies. The term of each Currency Hedge Transaction shall expire not later than the earlier of (a) twelve (12) months from the date of such Currency Hedge Transaction, and (b) the Maturity Date.

(e)	The term of each Interest Rate Hedge Transaction shall expire not later than the Maturity Date.

(f)

In respect of each Hedge Transaction entered into between the Borrower and a Lender, the Borrower agrees to execute and deliver to such Lender all agreements as it may reasonably require (for greater certainty, specifically including an ISDA master agreement).

(g)	The Security shall secure all obligations owing under or in respect of each Hedge Transaction; and the priority of such obligations shall rank on a pari passu basis with all other Obligations.

(h)	The Borrower will not enter into or be a party to any Hedge Transactions with any Persons other than the Lenders.

(i)

Each Hedge Transaction between the Borrower and a Lender shall include such Lender's standard early termination events. Without limiting the generality of the foregoing, each Hedge Transaction shall also stipulate that the termination of any Non-Revolving Facility shall constitute an Early Termination Event (as defined in the applicable ISDA Master Agreement) and the Affected Party (as defined in such ISDA Agreement) shall be the counter-party to the Lender in such contract. The Lender shall have the right to choose the payment measure and the payment method (as such terms are understood in the ISDA Master Agreement) in respect of such Early Termination Event.

4.02	MasterCard Line

Subject to the terms and conditions of this Agreement, BMO may in its discretion establish a line of credit for the Borrower in such principal amount as may be agreed between BMO and the Borrower from time to time, in respect of corporate MasterCards in Qualified Currencies issued by BMO to the Borrower`s employees to be used for corporate purposes only in Approved Jurisdictions, including purchasing supplies and funding miscellaneous business expenses (the “MasterCard Line”). BMO shall issue MasterCards upon request by the Borrower from time to time upon the completion of, and in accordance with, the credit card agreements and other documents customarily required by BMO in connection with the issuance of corporate MasterCards. The Borrower shall pay interest and fees in connection with loans and advances made under the MasterCard Line at the rates and at the times set out in such credit card agreements and other documents, and the Borrower`s indebtedness thereunder, including accrued and unpaid interest thereon, shall mature and become due and payable in full by the Borrower on the earlier of (i) the date specified in the such agreements, and (ii) the Maturity Date.

4.03	Service Agreements

BMO may in its discretion from time to time enter into agreements with the Borrower or any other Company in respect of cash management, payroll or other banking services (collectively, “Service Agreements”). The Borrower hereby agrees to indemnify and save harmless BMO in respect of all losses which it may suffer in respect of the failure of any Company to observe and perform its obligations under any Service Agreement, and for all purposes of this Agreement such Service Agreement shall be deemed to have been entered into between BMO and the Borrower. The Borrower agrees to pay to BMO (for its own account) fees in respect of Service Agreements as they may agree in writing from time to time.

ARTICLE V - GENERAL CONDITIONS

5.01	Matters relating to Interest

(a)

Unless otherwise indicated, interest on any outstanding principal amount and all other amounts payable hereunder (including unpaid interest) shall be calculated daily and shall be payable monthly in arrears on the last day of each and every month; and if the maturity date of a Facility is not the end of a month, all accrued and unpaid interest in respect of that Facility shall be paid on such maturity date. If any day on which interest is payable is not a Business Day, the interest payment due on such day shall be made on the next Business Day, and interest shall continue to accrue on the said principal amount and shall also be paid on such next Business Day. Interest shall accrue from and including the day upon which an Advance is made or is deemed to have been made, and ending on but excluding the day on which such Advance is repaid or satisfied. Any change in the Prime Rate shall cause an immediate adjustment of the interest rate applicable to Prime-Based Loans without the necessity of any notice to the Borrower.

(b)

Unless otherwise stated, in this Agreement if reference is made to a rate of interest, fee or other amount “per annum” or a similar expression is used, such interest, fee or other amount shall be calculated on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty- six (366) days, as the case may be. If the amount of any interest, fee or other amount is determined or expressed on the basis of a period of less than one year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, the equivalent yearly rate is equal to the rate so determined or expressed, divided by the number of days in the said period, and multiplied by the actual number of days in that calendar year. The Agent agrees that promptly upon request by the Borrower from time to time it will advise the Borrower of the Prime Rate and CDOR in effect at such time (or during any other period prior to such time), and will assist the Borrower in calculating the effective annual rate of interest required to be disclosed pursuant to section 4 of the Interest Act (Canada). The Borrower hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement or any other Loan Documents, that the interest payable thereunder and the calculation thereof has not been adequately disclosed to the Borrower, whether pursuant to section 4 of the Interest Act (Canada) or any other Law.

(c)

Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under the Loan Documents would otherwise contravene the provisions of section 347 of the Criminal Code (Canada), section 4 or section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which any Lender is legally entitled to charge and receive under any Law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received such Lender shall apply such excess against the Outstanding Principal Amount and refund any further excess amount.

(d)

Any change in the Applicable Margin in respect of any Availment Option shall be determined quarterly by the Agent based upon the information contained in the Compliance Certificate received by the Agent in respect of the most recently completed Fiscal Quarter, and shall take effect commencing on the fifth (5th) Business Day following receipt of such Compliance Certificate by the Agent (in this paragraph called the “effective date”). For greater certainty:

(i)	the interest rates and fees applicable to all Advances made on or after the effective date shall be based upon the said revised Applicable Margin;

(ii)	from and after the effective date, the interest rates and fees applicable to all Prime-Based Loans outstanding on the effective date shall be based upon the said revised Applicable Margin;

(iii)

no readjustment shall be made in respect of any Bankers’ Acceptance, BA Equivalent Loan or CDOR Loan which is outstanding on the effective date, and the said revised Applicable Margin shall apply to all Bankers’ Acceptances, BA Equivalent Loans and CDOR Loans issued or made on or after the effective date; and

(iv)

in respect of each Letter of Credit which is outstanding on the effective date there shall be a readjustment to the fee initially paid upon the issuance thereof, as follows: the fee relating to the period from the date of issuance to but excluding the effective date shall be based upon the Applicable Margin in effect during such period; and the fee relating to the period from and including the effective date to but excluding the date of expiry of such Letter of Credit shall be based upon the Applicable Margin in effect from and after the effective date;

and the Agent and the Borrower agree to promptly make all such payments as the Agent may advise are required in order to effect such adjustments.

The determination of such adjustments by the Agent shall be deemed to be correct absent manifest error. If the Agent does not receive a Compliance Certificate on a date required pursuant to Section 7.04, then from and after the date such Compliance Certificate was required to have been delivered, the Applicable Margin in respect of each Availment Option shall be the highest Applicable Margin relating thereto, until the fifth Business Day following receipt by the Agent of the required Compliance Certificate.

5.02	Notice Periods

(a)	The Borrower shall provide written notice to the Agent in respect of Advances, Rollovers, Substitutions and Repayments as set out below:

(i)

two (2) Business Days’ notice is required before 10:00 a.m. in respect of an Advance, Rollover or Substitution relating to a Prime-Based Loan, except that no notice is required for Advances under the Swingline;

(ii)	two (2) Business Days' notice is required before 10:00 a.m. in respect of an Advance, Rollover or Substitution relating to a Bankers’ Acceptance, a BA Equivalent Note or CDOR Loan;

(iii)	notice is required for each voluntary Repayment under a Non-Revolving Facility in accordance with Section 3.09, as applicable; and

(iv)	three (3) Business Days' notice is required before 10:00 a.m. in respect of the issuance of a Letter of Credit.

(b)

Notice of any Advance, Rollover or Substitution referred to in paragraph (a) above shall be given in the form of a Draw Request, Rollover Notice or Substitution Notice, as the case may be, attached hereto as Exhibits, and shall be given to the Agent at its address in Section 13.08.

(c)

If notice is not provided as contemplated herein with respect to the maturity of any Bankers' Acceptance, BA Equivalent Loan or CDOR Loan, the Agent may in its discretion convert such Bankers' Acceptance, BA Equivalent Loan or CDOR Loan upon its maturity into a Prime-Based Loan.

(d)	Any conversion from one form of Availment Option to another shall be subject to satisfaction of all of terms and conditions applicable to the form of the new Availment Option.

5.03	Minimum Amounts, Multiples and Procedures re Draws, Substitutions and Repayments

(a)	Advances under the Swingline shall be on a dollar for dollar basis and not subject to a minimum amount or a required multiple.

(b)	Each request by the Borrower for an Advance or Substitution in the form of a Prime-Based Loan shall be in a minimum amount of $500,000 and a multiple of $100,000.

(c)

Each request by the Borrower for an Advance by way of Bankers' Acceptances, BA Equivalent Notes or CDOR Loans shall be for an aggregate face or principal amount of Bankers' Acceptances, BA Equivalent Notes or CDOR Loans of not less than $5,000,000 and in a multiple of $100,000, and in such amount as will result in the face amount of each Bankers' Acceptance, BA Equivalent Note or CDOR Loan issued by a Lender being in a multiple of $100,000.

(d)

Upon receipt of a Draw Request, the Agent shall promptly notify each Lender of the contents thereof and such Lender's Proportionate Share of the Advance. Such Draw Request shall not thereafter be revocable.

(e)

Each Advance shall be made by the applicable Lenders to the Agent at its address referred to in Section 13.08 or such other address as the Agent may designate by notice in writing to the Lenders from time to time. Each Lender shall make available its Proportionate Share of each said Advance to the Agent. Unless the Agent determines that any condition of the Advance has not been satisfied or waived, the Agent shall make the funds so received from the Lenders available to the Borrower by 2:00 p.m. on the requested date of the Advance. No Lender shall be responsible for any other Lender's obligation to make available its Proportionate Share of the said Advance.

(f)

The Borrower agrees to deliver in favour of each Lender such other agreements and documentation as such Lender may reasonably require (not inconsistent with this Agreement) in respect of such Lender's requirements for the acceptance of Bankers' Acceptances or the issuance of BA Equivalent Notes.

(g)

All payments of principal, interest and other amounts made by the Borrower to the Agent in respect of the Outstanding Principal Amount under a Facility shall be paid by the Agent to the respective Lenders, each in accordance with its Proportionate Share. For greater certainty, however, stamping fees in respect of Bankers' Acceptances and BA Equivalent Notes shall be received and retained by the respective Lenders which issued or accepted such Bankers' Acceptances and BA Equivalent Notes.

5.04	Place of Repayments

(a)

All payments of principal, interest and other amounts to be made by the Borrower to the Agent pursuant to this Agreement shall be made at its address noted in Section 13.08 or to such other address as the Agent may direct in writing from time to time. All such payments received by the Agent on a Business Day before 2:00 p.m. shall be treated as having been received by the Agent on that day; payments made after such time on a Business Day shall be treated as having been received by the Agent on the next Business Day.

(b)

Whenever any payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Interest shall continue to accrue and be payable thereon as provided herein, until the date on which such payment is received by the Agent.

(c)

The Borrower hereby authorizes and directs the Agent to debit automatically, by mechanical, electronic or manual means, any bank account maintained by it with the Agent for all amounts due and payable by it under this Agreement, including the repayment of principal and the payment of interest, fees and all charges relating to the operation of such bank account. The Agent shall notify the Borrower as to the particulars of such debits in accordance with its usual practice.

5.05	Evidence of Obligations (Noteless Advances)

The Agent shall open and maintain, in accordance with its usual practice, accounts evidencing the Obligations; and the information entered in such accounts shall constitute prima facie evidence of the Obligations. The Agent may, but shall not be obliged to, request the Borrower to execute and deliver promissory notes from time to time as additional evidence of the Obligations, in form and substance satisfactory to the Agent acting reasonably.

5.06	Determination of Equivalent Amounts

Whenever it is necessary or desirable at any time to determine the Equivalent Amount in Canadian Dollars of an amount expressed in any other Qualified Currency, or vice-versa (specifically including for greater certainty the determination of whether the Outstanding Principal Amount under any Facility or Tranche exceeds the maximum amount of such Facility or Tranche), the Equivalent Amount shall be determined by reference to the Exchange Rate on the date of such determination. Notwithstanding the foregoing, however, for the purpose of determining the fees applicable to Letters of Credit issued under Facility A and the standby fees applicable to Facility A and Facility C, the Agent shall make such determination based upon the Exchange Rate in effect on the first Business Day of the month in which such determination is made.

5.07	Commitment to Purchase Bankers' Acceptances and BA Equivalent Notes

(a)

In connection with the issuance of each Bankers' Acceptance or BA Equivalent Note, the amount payable by the purchaser thereof to the Borrower shall be determined in accordance with the following formula:

_F 1 + (D x T/365)

where:

Fmeans the face amount of such Bankers’ Acceptance or BA Equivalent Note, Dmeans the discount rate, and

Tmeans the number of days to maturity of such Bankers’ Acceptance or BA Equivalent Note,

with the amount as so calculated being rounded up or down to the fifth decimal place and with 0.000005 being rounded up.

(b)

Each BA Lender which is a bank listed in Schedule I of the Bank Act (Canada) agrees to purchase those Bankers' Acceptances which it has accepted at a discount from the face amount thereof equal to the CDOR Rate for the relevant period in effect on the issuance date thereof; provided however that if BMO is the only BA Lender under a Facility, the discount rate shall be the applicable discount rate established by BMO on the issuance date thereof.

(c)

Each BA Lender which is a bank listed in Schedule II or Schedule III of the Bank Act (Canada) agrees to purchase those Bankers' Acceptances which it has accepted at a discount from the face amount thereof equal to the CDOR Rate for the relevant period in effect on the issuance date thereof plus a premium determined by such BA Lender not in excess of one-tenth of one percent (0.10%) per annum.

(d)

Each Non-BA Lender agrees to purchase BA Equivalent Notes issued by it hereunder at a discount from the face amount thereof equal to the CDOR Rate for the relevant period in effect on the issuance date thereof.

(e)	The discount applicable to each Bankers' Acceptances and BA Equivalent Note shall be determined on the basis of a year of 365 days.

5.08	Bankers' Acceptances

The following provisions are applicable to Bankers' Acceptances issued by the Borrower and accepted by any BA Lender hereunder:

Payment of Bankers' Acceptances

(a)

The Borrower agrees to provide for each Bankers' Acceptance by payment of the face amount thereof to the Agent on behalf of the BA Lender on the maturity of the Bankers' Acceptance or, prior to such maturity, on the Acceleration Date; and the Agent shall remit the said amount to such BA Lender and such BA Lender shall in turn remit such amount to the holder of the Bankers' Acceptance. If the Borrower fails to provide for the payment of the Bankers' Acceptance accordingly, any amount not so paid shall be immediately payable by the Borrower to the Agent on behalf of the BA Lender together with interest on such amount calculated daily and payable monthly at the rate and in the manner applicable to Prime-Based Loans. The Borrower agrees not to claim any days of grace for the payment at maturity of any Bankers' Acceptance and agrees to indemnify and save harmless the BA Lender in connection with all payments made by the BA Lender (or by the Agent on its behalf) pursuant to Bankers' Acceptances accepted by the BA Lender, together with all reasonable costs and expenses incurred by the BA Lender in this regard. The Borrower hereby waives any defences to payment which might otherwise exist if for any reason a Bankers' Acceptance is held by the BA Lender for its own account at maturity.

Availability of Bankers' Acceptances

(b)

If at any time and from time to time the Agent determines that there no longer exists a market for Bankers' Acceptances for the term requested by the Borrower, or at all, the Agent shall so advise the Borrower, and in such event the BA Lenders shall not be obliged to accept and the Borrower shall not be entitled to issue Bankers' Acceptances.

Power of Attorney

(c)

The Borrower hereby appoints each BA Lender as its true and lawful attorney to complete and issue Bankers' Acceptances on behalf of the Borrower in accordance with written (including facsimile) transmitted instructions provided by the Borrower to the Agent on behalf of such BA Lender, and the Borrower hereby ratifies all that its said attorney may do by virtue thereof except anything done that constitutes negligence or wilful misconduct by the BA Lender. The Borrower agrees to indemnify and hold harmless the Agent and the BA Lenders and their respective directors, officers and employees from and against any charges, complaints, costs, damages, expenses, losses or liabilities of any kind or nature which they may incur, sustain or suffer, arising from or by reason of acting, or failing to act, as the case may be, in reliance upon this power of attorney, except to the extent caused by the negligence or wilful misconduct of the Agent or the BA Lender or their respective directors, officers and employees. The Borrower hereby agrees that each Bankers' Acceptance completed and issued and accepted in accordance with this Section by a BA Lender on behalf of the Borrower is a valid, binding and negotiable instrument of the Borrower as drawer and endorser. The Borrower agrees that each BA Lender's accounts and records will constitute prima facie evidence of the execution and delivery by the Borrower of Bankers' Acceptances. This power of attorney shall continue in force until the earlier of (i) delivery of written notice of revocation by the Borrower to the Agent on behalf of the BA Lender at the Agent's address provided in Section 13.08, and (ii) the termination of this Agreement.

Dispositions

(d)	A BA Lender may from time to time hold, sell, rediscount to otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

5.09	BA Equivalent Notes

Each Non-BA Lender will not accept Bankers' Acceptances hereunder, and shall instead from time to time make BA Equivalent Loans to the Borrower. Each BA Equivalent Loan shall be evidenced by a non-interest bearing promissory note payable by the Borrower to the Non-BA Lender substantially in the form of Exhibit “I” attached hereto, which will be purchased by the Non-BA Lender. Each BA Equivalent Note shall be negotiable by the Non-BA Lender without notice to or the consent of the Borrower, and the holder thereof shall be entitled to enforce such BA Equivalent Note against the Borrower free of any equities, defences or rights of set-off that may exist between the Borrower and the Non-BA Lender. In this Agreement, all references to a BA Equivalent Note shall mean the loan evidenced thereby if required by the context; and all references to the “issuance” of a BA Equivalent Note by a Non-BA Lender and similar expressions shall mean the making of a BA Equivalent Loan by the Non-BA Lender which is evidenced by a BA Equivalent Note. The following provisions are applicable to each BA Equivalent Loan made by a Non-BA Lender to the Borrower hereunder:

Payment of BA Equivalent Notes

(a)

The Borrower agrees to provide for each BA Equivalent Note by payment of the face amount thereof to the Agent on behalf of the Non-BA Lender on the maturity of the BA Equivalent Note or, prior to such maturity, on the Acceleration Date; and the Agent shall remit the said amount to such Non-BA Lender and such Non-BA Lender shall in turn remit such amount to the holder of the BA Equivalent Note. If the Borrower fails to provide for the payment of the BA Equivalent Note accordingly, any amount not so paid shall be immediately payable by the Borrower to the Agent on behalf of the Non-BA Lender together with interest on such amount calculated daily and payable monthly at the rate and in the manner applicable to Prime-Based Loans. The Borrower agrees not to claim any days of grace for the payment at maturity of any BA Equivalent Note and agrees to indemnify and save harmless the Non-BA Lender in connection with all payments made by the Non-BA Lender (or by the Agent on its behalf) pursuant to BA Equivalent Notes accepted by the Non-BA Lender, together with all reasonable costs and expenses incurred by the Non-BA Lender in this regard. The Borrower hereby waives any defences to payment which might otherwise exist if for any reason a BA Equivalent Note is held by the Non-BA Lender for its own account at maturity.

Availability of BA Equivalent Loans

(b)

The Non-BA Lenders shall have no obligation to make BA Equivalent Loans during any period in which the BA Lenders' obligation to issue Bankers' Acceptances is suspended pursuant to section 3.5 of the CBA Model Provisions.

Power of Attorney

(c)

The Borrower hereby appoints the Non-BA Lender as its true and lawful attorney to complete BA Equivalent Notes on behalf of the Borrower in accordance with written (including facsimile) transmitted instructions delivered by the Borrower to the Agent, and the Borrower hereby ratifies all that its said attorney may do by virtue thereof except anything done that constitutes negligence or wilful misconduct by the Non-BA Lender. The Borrower agrees to indemnify and hold harmless the Agent and the Non-BA Lender and their respective directors, officers and employees from and against any charges, complaints, costs, damages, expenses, losses or liabilities of any kind or nature which they may incur, sustain or suffer, arising from or by reason of acting, or failing to act, as the case may be, in reliance upon this power of attorney except to the extent caused by the negligence or wilful misconduct of the Agent or the Non-BA Lender or their respective directors, officers and employees. The Borrower hereby agrees that each BA Equivalent Note completed by the Non-BA Lender on behalf of the Borrower is a valid, binding and negotiable instrument of the Borrower as drawer and endorser. The Borrower agrees that the Non-BA Lender's accounts and records will constitute prima facie evidence of the execution and delivery by the Borrower of BA Equivalent Notes. This power of attorney shall continue in force until the earlier of (i) delivery of written notice of revocation by the Borrower to the Agent on behalf of the Non-BA Lender at the Agent's address provided in Section 13.08, and (ii) the termination of this Agreement.

Dispositions

(d)	A Non-BA Lender may from time to time hold, sell, rediscount to otherwise dispose of any or all BA Equivalent Notes accepted and purchased by it.

5.10	CDOR Loans

The following provisions are applicable to CDOR Loans made by the Lenders to the Borrower:

(a)

Upon receipt by the Agent from the Borrower of a Draw Request, Conversion Notice or Rollover Notice in respect of a CDOR Loan, the Agent will promptly advise the Borrower of the CDOR Rate, such rate to be determined as at approximately 10:00 a.m. Toronto, Ontario time, two (2) Business Days before the commencement of the CDOR Period for such CDOR Loan.

(b)	If, for any reason:

(i)	the Agent is unable to determine the applicable CDOR Rate; or

(ii)	the CDOR Period requested by the Borrower is not reasonably available to the Agent; or

(iii)

the Required Lenders, acting reasonably, determine that for any reason, (A) adequate and reasonable means do not exist for determining CDOR Rate for any requested CDOR Period with respect to a requested CDOR Advance, or (B) the CDOR Rate for any requested CDOR Period with respect to a requested CDOR Loan will not adequately and fairly reflect the cost to such Lenders of funding such CDOR Loan, then, subject to Section 5.10(e), the Agent shall notify the Borrower of the foregoing and the Lenders shall not be obliged to make the requested CDOR Loan; and if such determination takes place after the Lenders have already made Advances in the expectation that such Advances will constitute a CDOR Loan for the CDOR Period requested, the Agent may by written notice to the Borrower require the Borrower to select another CDOR Period or convert the said CDOR Loan into a Prime-Based Loan with interest payable thereon at the rate and in the manner as provided in Section 2.05 or Section 3.07 (as applicable) with respect to Prime-Based Loans.

(c)

The Borrower acknowledges that the ability of the Lenders to maintain or provide any CDOR Loan and/or to charge interest on any CDOR Loan at a CDOR Rate is and will be subject to any statute, law, regulation, rule or direction by any Governmental Authority having jurisdiction which may prohibit or restrict or limit such loans and/or such interest. The Borrower agrees that the Lenders shall have the right to comply with any such requirements and, if the Agent acting reasonably determines it to be necessary as a result of such requirement, the Lenders may convert any CDOR Loan to a Prime-Based Loan with interest payable thereon as set out in paragraph (a) above or require immediate repayment of all CDOR Loans and accrued interest thereon.

(d)

Each CDOR Loan shall have a CDOR Period of one (1), three (3) or six (6) months, subject to availability and interest on each CDOR Loan shall be payable in accordance with Section 2.05 or Section 3.07 (as applicable).

(e)	If the Agent determines (which determination shall be conclusive absent manifest error):

(i)

adequate and reasonable means do not exist for ascertaining the CDOR Rate, including because the "CDOR Page" (or any substitute therefor) of Refinitiv Benchmark Services (UK) Limited (or any successor thereto or Affiliate thereof) is not available or published on a current basis for the applicable CDOR Period and such circumstances are unlikely to be temporary;

(ii)

the administrator of or the supervisor for the administrator of the CDOR Rate or a Governmental Authority having jurisdiction has made a public statement identifying a specific date after which the CDOR Rate will permanently or indefinitely cease to be made available or permitted to be used for determining the interest rate of loans;

(iii)

a Governmental Authority having jurisdiction has made a public statement identifying a specific date after which the CDOR Rate shall no longer be permitted to be used for determining the interest rate of loans (each such specific date in clause (ii) above and in this clause (iii) a “CDOR Scheduled Unavailability Date”); or

(iv)

loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the CDOR Rate, then promptly after such determination by the Agent, the Agent and the Borrower may mutually agree upon a successor rate to the CDOR Rate, and the Agent and the Borrower may amend this Agreement to replace the CDOR Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Canadian Dollars denominated credit facilities for such alternative benchmarks (any such proposed rate, a “CDOR Successor Rate”), together with any proposed CDOR Successor Rate conforming changes and any such amendment shall become effective at 5:00 p.m. (Toronto time) on the fifth Business Day after the Agent shall have posted such proposed amendment to the Borrower.

(f)

If no CDOR Successor Rate has been determined and the circumstances under Section 5.10(e) above exist or a CDOR Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower. Thereafter, the obligation of the Lenders to make or maintain CDOR Loans shall be suspended (to the extent of the affected CDOR Loans or CDOR Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a CDOR Loan or conversion to or rollover of CDOR Loans, (to the extent of the affected CDOR Loans or CDOR Periods) or, failing that, will be deemed to have converted such request into a request for a Prime-Based Loan (subject to the foregoing Section 5.10(e)) in the amount specified therein.

(g)	Notwithstanding anything else herein, any definition of the CDOR Successor Rate (exclusive of any margin) shall provide that in no event shall such CDOR Successor Rate be less than zero for the purposes of this Agreement. In addition, CDOR shall not be included or referenced in the definition of Prime Rate.

5.11	No Repayment of Certain Availment Options

The Borrower acknowledges that Bankers’ Acceptances, BA Equivalent Loans and CDOR Loans may not be repaid prior to the maturity thereof. If prior to the maturity of such Availment Option the Agent receives any funds from the Borrower or any other Person which are intended to be applied as a Repayment thereof, the Agent may retain such funds without any obligation to invest such funds or pay interest thereon, and shall apply such funds against such Availment Option on the scheduled maturity date thereof.

5.12	Illegality

The obligation of any Lender to make Advances shall be suspended if and for so long as it is unlawful or impossible for such Lender to maintain its Commitment or make Advances hereunder as a result of the adoption of any Applicable Law or any change in any Applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency.

5.13	Anti-Money Laundering

The Borrower acknowledges that pursuant to AML Legislation the Agent and the Lenders may be required to obtain, verify and record information regarding the Companies and their respective directors, authorized signing officers, direct or indirect shareholders, partners or other persons in control of the Companies and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including any supporting documentation and other evidence, as may be requested by the Agent or any Lender, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence. If the Agent has ascertained the identity of any Company, or any authorized signatories of any Company, for the purposes of applicable AML Legislation, then the Agent shall:

(a)

be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(b)	provide each Lender with copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the foregoing each Lender acknowledges and agrees that the Agent has no obligation to ascertain the identity of any Credit Party, or any authorized signatories of any Credit Party, on behalf of such Lender or to confirm the completeness or accuracy of any information that the Agent obtains from any Credit Party, or any such authorized signatory, in doing so.

5.14	Terrorist Lists

Each Company is and will remain in compliance in all material respects with all Canadian economic sanctions laws and implementing regulations under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada) and all similar applicable anti-money laundering and counter-terrorism financing provisions and regulations issued pursuant to any of the foregoing. No Company (i) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the “Terrorist Lists”) with which a Canadian Person cannot deal with or otherwise engage in business transactions, (iii) is a Person who is otherwise the target of Canadian economic sanctions laws or (iv) is controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on a Terrorist List or a foreign government that is the target of Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Canadian Law.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES

6.01	Borrower Representations and Warranties

The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)

Status - Each Company has been duly incorporated (or amalgamated) and organized and is validly subsisting under the Laws of its jurisdiction of incorporation and is up-to-date in respect of all material corporate filings.

(b)

Corporate Information - Schedule 6.01(b) attached hereto contains a list of the Companies and the following information in respect of each Company: prior names and corporate predecessors, governing jurisdiction and all prior governing jurisdictions, registered office and principal place of business, all Approved Medical Cannabis Jurisdictions and Approved Non-Medical Cannabis Jurisdictions and all locations therein, the number and classes of its issued and outstanding shares, and (except in the case of the Borrower) a list of its shareholders including the number and class of shares held by each. Schedule 6.01(b) also contains a list of all Subsidiaries.

(c)	Solvency – Each Company is Solvent.

(d)

No Pending Changes – No Person has any agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase of any properties or assets of any Company out of the ordinary course of business or for the purchase, subscription, allotment or issuance of any debt or equity securities of any Company, except pursuant to the Shareholders Agreement.

(e)

No Conflicting Agreements - Neither the execution and delivery of the Security, nor compliance with the terms, provisions and conditions of this Agreement or the Security will conflict with, result in a breach of, or constitute a default under the charter documents or by-laws of any Company or any agreement or instrument to which it is a party or is otherwise bound, and does not require the consent or approval of any Person, other than those which have been obtained.

(f)

No Conflict with Charter Documents - There are no provisions in the charter documents, constitution or by-laws of any Company of or in any unanimous shareholder agreement affecting it which restrict or limit its powers to borrow money, issue debt obligations, guarantee the payment or performance of the obligations of others, or otherwise encumber all or any of its property, now owned or subsequently acquired, except pursuant to the provisions of the Shareholders Agreement, which provisions have been complied with.

(g)

Loan Documents - The Borrower has the corporate capacity, power, legal right and authority to borrow from the Lenders, perform its obligations under this Agreement and provide the Security required to be provided by it hereunder; and each Subsidiary has the corporate capacity, power, legal right and authority to guarantee payment to the Agent and the Lenders of the Borrower’s Obligations and provide the Security required to be provided by it hereunder. The execution and delivery of the Loan Documents by the Companies and the performance of their respective obligations therein have been duly authorized by all necessary corporate action. This Agreement and the other Loan Documents constitute legal, valid and binding obligations of the Companies party thereto, enforceable against them in accordance with the terms and provisions thereof, subject to Laws of general application affecting creditors' rights (including Insolvency Legislation) and the discretion of the court in awarding equitable remedies.

(h)

Conduct of Business; Material Permits - Each Company has always been and continues to be in compliance in all material respects with all Applicable Laws of each jurisdiction in which it owns assets or carries on business and has always been and continues to be duly licensed, registered and qualified to do business and in good standing in each such jurisdiction; and all such licences, registrations and qualifications are valid and subsisting and in good standing. Attached hereto as Schedule 6.01(h) is a true and complete list of all Material Permits as at the Amendment Closing Date. Without limiting the generality of the foregoing:

(i)	the Companies do not own assets or carry on business in any jurisdiction which is not an Approved Jurisdiction;

(ii)	the Companies do not own assets or carry on any Medical Cannabis-Related Activities in any jurisdiction which is not an Approved Medical Cannabis Jurisdiction; and

(iii)	the Companies do not own assets or carry on any Non-Medical Cannabis-Related Activities in any jurisdiction which is not an Approved Non-Medical Cannabis Jurisdiction;

(i)

Ownership of Assets; Specific Permitted Liens - The Companies own all assets required in order to carry on their businesses as presently conducted. Each Company owns, and possesses its assets free and clear of any and all Liens except for Permitted Liens. No Company has any commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens. No event has occurred which constitutes, or which with the giving of notice, lapse of time or both would constitute, a material default under any Lien which has been granted by any of the Companies. Schedule 6.01(i) attached hereto contains a true and complete list of all Specific Permitted Liens as at the Amendment Closing Date.

(j)	D2 Property – the Borrower is in compliance with each and every term of the D2 Lease (including, without limitation, with respect to the payment of rent) and:

(i)	is the registered and beneficial owner of the D2 Property;

(ii)	has good leasehold title to the D2 Property; and

(iii)	has good right, full power and absolute authority (and has obtained all consents required) to mortgage the D2 Property and convey the D2 Lease to the Agent,

in each case, free and clear of any and all Liens except for Permitted Liens.

(k)	D3 Property – the Borrower is the registered and beneficial owner of the D3 Property, free and clear of any and all Liens except for Permitted Liens.

(l)	Leased Properties – No Company is a tenant under any lease of Real Property except, in the case of the Borrower only, the D2 Property.

(m)

Intellectual Property - Each Company possesses or has the right to use all Intellectual Property material to the conduct of its business, each of which is in good standing in all material respects; and has the right to use such Intellectual Property without violation of any material rights of others with respect thereto. Attached hereto as Schedule 6.01(m) is a list of all such registered material Intellectual Property held by the Companies as at the Amendment Closing Date, including a description of the nature of such rights. No Person has asserted any claim in respect of the validity of such Intellectual Property or the Companies’ rights therein, and the Borrower is not aware of any basis for the assertion of any such claims. The Borrower is not aware of any material infringement of the Companies’ rights under such Intellectual Property by other Persons. The conduct and operations of the businesses of each Company do not infringe, misappropriate, dilute or violate any Intellectual Property rights held by any other Person.

(n)	Insurance - The Companies have obtained insurance which satisfies all requirements in Section 7.01(h) herein.

(o)

Material Agreements - Each Material Agreement to which any Company is a party is in good standing and in full force and effect. None of the Companies, or, to the best of the Borrower's knowledge, any of the other parties thereto, has been or is presently in material breach of any of the terms or conditions contained in any Material Agreement. Attached hereto as Schedule 6.01(o) is a true and complete list of all Material Agreements to which the Companies are party as at the Amendment Closing Date.

(p)

Labour Agreements - Schedule 6.01(p) attached hereto contains a true and complete list of all contracts with labour unions and employee associations to which the Companies are a party as at the Amendment Closing Date, and the Borrower is not aware of any attempts to organize or establish any other labour union or employee association except as previously disclosed to the Agent.

(q)	Environmental Laws - Except to the extent disclosed in Schedule 6.01(q) attached hereto:

(i)

each Company and its business, operations, assets, equipment, property, leaseholds and other facilities is in compliance in all material respects with all Requirements of Environmental Law, specifically including all Requirements of Environmental Law concerning the storage and handling of Hazardous Materials;

(ii)

each Company holds all material permits, licenses, certificates and approvals from Governmental Authorities which are required in connection with air emissions, discharges to surface or groundwater, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of Hazardous Materials and all other Requirements of Environmental Law;

(iii)

there has been no material emission, spill, release, or discharge into or upon the air, soils (or any improvements located thereon), surface water or groundwater or the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any Hazardous Materials at or from either Property;

(iv)

no written complaint, order, directive, claim, citation, or notice from any Governmental Authority or any other Person has been received by any Company with respect to either Property in respect of air emissions, spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing that Property, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation, or disposal of Hazardous Materials or other Requirements of Environmental Law affecting that Property;

(v)

there are no legal or administrative proceedings, investigations or claims now pending, or to the Borrower's knowledge, threatened in writing, with respect to the presence on or under, or the discharge, emission, spill, radiation or disposal into or upon any of either Property, the atmosphere, or any watercourse or body of water, of any Hazardous Material; nor are there any material matters under discussion between any Company and any Governmental Authority relating thereto; and there is no factual basis for any such proceedings, investigations or claims; and

(vi)

the Companies have no material indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup or disposal of any Hazardous Materials, including any such indebtedness, obligation, or liability under any Requirements of Environmental Law regarding such storage, treatment, cleanup or disposal.

(r)

Litigation - There are no actions, suits or proceedings pending, or to the knowledge of the Borrower threatened, against any Company in any court or before or by any federal, provincial, municipal or other Governmental Authority except: (i) litigation disclosed in Schedule 6.01(r) attached hereto; and (ii) other litigation which if decided adversely to the Borrower would not result in a Material Adverse Change. Schedule 6.01(r) contains a true and complete list of all litigation to which the Borrower is a party as at the Closing Date.

(s)

Pension Plans - Schedule 6.01(s) attached hereto contains a true and complete list of all Pension Plans established by the Companies as at the Amendment Closing Date. The Companies are not party to any Defined Benefit Pension Plans. No steps have been taken to terminate any such Pension Plan (in whole or in part), no contribution failure has occurred with respect to any such Pension Plan sufficient to give rise to a Lien under any Applicable Laws of any jurisdiction, and no condition exists and no event or transaction has occurred with respect to any such Pension Plan which might result in the incurrence by any Company of any material liability, fine or penalty. Each such Pension Plan is in compliance in all material respects with all applicable pension benefits and tax Laws, (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all Applicable Laws and the terms of such Pension Plan have been made in accordance with all Applicable Laws and the terms of such Pension Plan, (ii) to the extent applicable, all liabilities under such Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan, and (iii) no event has occurred and no conditions exist with respect to any such Pension Plan that has resulted or could reasonably be expected to result in such Pension Plan having its registration revoked or refused for the purposes of any applicable pension benefits or tax Laws or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any Taxes or penalties under any applicable pension benefits or tax Laws.

(t)

Financial Statements – The most recent Year-end Financial Statements and Interim Financial Statements of the Borrower delivered to the Agent and the Lenders have been prepared in accordance with GAAP (except in the case of the Interim Financial Statements, subject to normal adjustments and the absence of footnotes) on a basis which is consistent with the previous fiscal period, and present fairly:

(i)	the assets and liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Borrower on a consolidated basis as at the dates therein specified;

(ii)	the sales, earnings and results of operations of the Borrower on a consolidated basis during the periods covered thereby; and

(iii)	in the case of the Year-end Financial Statements, the changes in financial position of the Borrower on a consolidated basis;

and the Companies have no material liabilities (whether accrued, absolute, contingent or otherwise) except as disclosed therein and liabilities incurred in the ordinary course of business which do not directly or indirectly pertain to financing activities; and since the dates of the said Year-end Financial Statements and Interim Financial Statements, as the case may be, no material liabilities have been incurred by the Companies except in the ordinary course of business and no Material Adverse Change has occurred.

(u)

Financial and Other Information - All financial and other information provided by or in respect of the Companies to the Agent and the Lenders was true, correct and complete in all material respects when provided. No information, exhibit, or report furnished by the Companies to the Agent or the Lenders contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the circumstances in which it was made.

(v)

No Guarantees – No Guarantees have been granted by any Company except for (i) Guarantees which comprise part of the Security; and (ii) Guarantees in respect of Permitted Funded Debt incurred by any other Company.

(w)

Tax Returns – Each Company has duly and timely filed all tax returns required to be filed by it, and has paid all Taxes which are due and payable by it except for Taxes being contested in good faith and in respect of which reserves have been established in accordance with GAAP. Each Company has also paid all other Taxes, charges, penalties and interest due and payable under or in respect of all assessments and re-assessments of which it has received written notice except for Taxes being contested in good faith and in respect of which reserves have been established in accordance with GAAP. There are no actions, suits, proceedings, investigations or claims pending, or to the knowledge of the Borrower threatened in writing, against any Company in respect of Taxes, governmental charges or assessments except for any such actions, suits, proceedings, investigations or claims which are being contested in good faith and in respect of which reserves have been established in accordance with GAAP.

(x)

Statutory Liens - Each Company has remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance and Canada Pension Plan contributions), goods and services tax and all other amounts which if not paid when due could result in the creation of a Statutory Lien against any of its property, except for Permitted Liens.

(y)

Sanctions, etc. – Each Company and each of its Affiliates, and each of their respective directors, officers, employees and agents (i) is not a Sanctioned Person; and (ii) is not located, organized or resident in a country or territory that is or whose government is a Sanctioned Entity, and (iii) does not own or control any assets located in a country or territory that is or whose government is a Sanctioned Entity except for products sold to customers in any such country or territory in the ordinary course of business in compliance with applicable Sanctions laws. Each Company and each of its Affiliates does not knowingly derive any revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, except in compliance with applicable Sanctions laws. No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, except in compliance with applicable Sanctions laws.

(z)	No Default, etc. - No Default, Event of Default or Material Adverse Change has occurred and is continuing.

(aa) Transactions with Related Persons – The Companies are not party to any contract, commitment or transaction (including by way of loan) with any Related Person, except (i) for the Material Agreements listed in Schedule 6.01(o), (ii) the Shareholder Loans or (iii) on terms that are fair and reasonable and no less favourable to it than it would obtain in any comparable arm's length transaction with a Person that is not a Related Person.

(bb) Full Disclosure - There are no facts known to the Borrower which could reasonably be expected to materially adversely affect the Companies' ability to observe and perform their respective obligations under the Loan Documents.

6.02	Survival of Representations and Warranties

The Borrower acknowledges that the Agent and the Lenders shall rely upon the representations and warranties contained in this Article in connection with the establishment and continuation of the Facilities and also in connection with the entering into by any Lender of any Hedge Transaction with the Borrower. Notwithstanding any investigations which may be made by the Agent or the Lenders, the said representations and warranties shall survive the execution and delivery of this Agreement until full and final payment and satisfaction of the Obligations.

ARTICLE VII - COVENANTS

7.01	Borrower Positive Covenants

The Borrower hereby covenants and agrees with the Agent and the Lenders that it will, and will cause each of its Subsidiaries to:

(a)	Prompt Payment - in the case of the Borrower, pay all principal, interest and other amounts due hereunder at the times and in the manner specified herein;

(b)

Preservation of Corporate Existence, Material Permits, etc. – maintain its corporate existence in good standing, continue to carry on its business, preserve its rights, powers, licences, privileges, franchises and goodwill, including all Material Permits in all applicable jurisdictions, maintain all qualifications to carry on business in each applicable jurisdiction, and conduct its business in a proper and efficient manner so as to protect its property and income, in each case, in all material respects;

(c)

Compliance with Laws - comply in all material respects with all Applicable Laws (specifically including, for greater certainty, all applicable Requirements of Environmental Law) and use the proceeds of all Advances hereunder for legal and proper purposes; and without limiting the generality of the foregoing the Borrower shall and shall cause each other Company to:

(i)	manage and operate its business in all material respects in accordance with all Applicable Laws;

(ii)	engage in Medical Cannabis-Related Activities only in Approved Medical Cannabis Jurisdictions, and in accordance with all Applicable Laws therein;

(iii)	engage in Non-Medical Cannabis-Related Activities only in Approved Non-Medical Cannabis Jurisdictions, and in accordance with all Applicable Laws therein;

(iv)	ensure that all activities of the Companies relating to the sale of Cannabis and Cannabis- related products occur solely in facilities licensed by Governmental Authorities in Approved Jurisdictions;

(d)

Payment of Taxes, etc. - pay when due all rents, Taxes, rates, levies, assessments and governmental charges, fees and dues lawfully levied, assessed or imposed in respect of its property which are material to the conduct of its business, and deliver to the Agent upon request receipts evidencing such payments; except for rents, Taxes, rates, levies, assessments and governmental charges, fees or dues in respect of which an appeal or review proceeding has been commenced, a stay of execution pending such appeal or review proceeding has been obtained or reserves have been established in accordance with GAAP; and the amounts in question do not in the aggregate materially detract from the ability of the Companies to carry on their businesses and to perform and satisfy all of their respective obligations hereunder;

(e)	Maintain Records - maintain adequate books, accounts and records in accordance with GAAP;

(f)	Maintenance of Assets - keep its property and assets (except obsolete assets) in good repair and working condition;

(g)

Inspection - permit the Agent and its employees and agents to enter upon and inspect its properties, assets, books and records from time to time during normal business hours upon reasonable prior notice and in a manner which does not materially interfere with its business, and make copies of and abstracts from such books and records and discuss its affairs, finances and accounts with any of its officers, directors, accountants and auditors, and execute and deliver all consents and further assurances as may be necessary or desirable in order for the Agent and its agents to obtain information from Governmental Authorities and other third parties with respect to environmental matters;

(h)

Insurance - obtain and maintain, from insurance companies acceptable to the Agent and the Lenders, liability insurance, all-risks property insurance on a replacement cost basis (less a reasonable deductible not to exceed amounts customary in the industry for similar businesses and properties), property insurance in respect of the D2 Project and D3 Project, business interruption insurance, product recall and liability insurance coverage, and insurance in respect of such other risks as are customary in the industry for similar businesses and properties (and having regard to the availability of insurance coverage in the market); all of which policies of insurance shall be in such amounts as are customary in the industry for similar businesses and properties, provided that the liability insurance coverage shall be in an amount not less than $10,000,000; and the Borrower shall cause the interest of the Agent to be noted on property insurance policies as first mortgagee and loss payee (which policies shall include the standard mortgage clause approved by the Insurance Bureau of Canada (or an equivalent clause in other applicable jurisdictions)) and as an additional insured under liability insurance policies; and the Borrower shall provide the Agent with certificates of insurance and certified copies of such policies from time to time upon request;

(i)	Perform Obligations - fulfil all covenants and obligations required to be performed by it under those Loan Documents to which it is a party;

(j)	Notice of Certain Events - provide written notice to the Agent of each of the following promptly after the occurrence thereof:

(i)	any Default, Event of Default or Material Adverse Change;

(ii)	a material default by any Company under any agreement relating to Funded Debt;

(iii)	receipt by any Company of notice of the termination or suspension of, or a material default under, any Material Agreement or Material Permit;

(iv)	all amendments to Material Permits;

(v)

all material correspondence and notices received from any Governmental Authority or stock exchange with respect to any Material Permit or any regulatory or other investigations into the Companies’ business practices;

(vi)

any changes in the identity of Responsible Persons, together with satisfactory evidence of security clearances for such Responsible Persons under the Cannabis Act or the Cannabis Regulations; and any rejection notice for new or renewal security clearance applications for each Responsible Person;

(vii)	the results of any facility audit by any Governmental Authority to the extent such results are material and negative; and (ii) any warning document, letter or notice from any

Governmental Authority that would have a material and negative impact on any Material Permit, together with the Company's action plan with respect thereto;

(viii)	the issuance of any management letter to the Borrower by its auditor;

(ix)	the incorrectness of any representation or warranty contained herein in any material respect; and

(x)	any litigation affecting any Company which, if determined adversely, would reasonably be expected to result in a Material Adverse Change;

(k)	Bank Accounts and Service Agreements – maintain all of its bank accounts and Service Agreements with BMO and its Affiliates;

(l)	Use of Advances –

(i)	utilize the proceeds of all Advances for the Companies' own business purposes; and not permit such proceeds to be used, directly or indirectly, by any other Person or for any other purpose; and

(ii)	utilize the proceeds of Facility C solely for the purposes set out in Section 3.03(b);

(m)

Environmental Information - if requested by the Agent from time to time upon the instructions of the Required Lenders: (i) provide the Agent with an environmental questionnaire in the Agent's standard form completed by a knowledgeable officer of the Borrower in respect of any Property; and (ii) if the information contained therein is inconsistent in any material respect with the representations in Section 6.01(q) herein, provide the Agent with a phase I environmental report in respect of such Property (and if recommended in such phase I report, a phase II environmental report), and promptly take all such action as may be required to comply with all reasonable recommendations contained in such report(s);

(n)

Discharge Liens - if any builders lien is registered against title to a Property or if notice of a builders lien is given to the Agent or any Lender, or if any other Lien which is not a Permitted Lien is registered against title to a Property, cause such builders lien or other Lien to be discharged or vacated from title and released not later than ten (10) Business Days after the registration thereof (or the date the Agent or any Lender received notice thereof, if applicable); but for greater certainty the Lenders shall have no obligation to make an Advance under any Facility if a builders lien is registered against title to a Property or if the Agent or any Lender has received notice of a builders lien in respect of a Property; and

(o)	Further Assurances - provide the Agent with such further information, financial data, documentation and other assurances as the Agent or the Lenders may reasonably require from time to time.

7.02	Borrower Negative Covenants

The Borrower hereby covenants and agrees with the Agent and the Lenders that it will not, and will ensure that each of its Subsidiaries does not, without the prior written consent of the Agent on behalf of the Required Lenders (or if required pursuant to Section 11.01, all Lenders acting unanimously), which consent may be withheld in their sole discretion unless otherwise expressly provided herein:

(a)	Funded Debt - create, incur or assume any Funded Debt, except Permitted Funded Debt;

(b)	Guarantees - become obligated under Guarantees, except: (i) Guarantees which comprise part of the Security; and (ii) Guarantees in respect of Permitted Funded Debt incurred by any other Company;

(c)	Liens - grant or suffer to exist any Lien in respect of any of its property, except Permitted Liens;

(d)	Disposition of Assets - directly or indirectly sell, transfer, assign, lease or otherwise dispose of any of its assets (including Intellectual Property), except that:

(i)	each Company may sell inventory in the ordinary course of business;

(ii)

each Company may sell or transfer assets to any other Company, provided that the transferee has provided all Security required to be provided by it hereunder and no Default, Event of Default or Material Adverse Change has occurred and is continuing or would exist immediately thereafter; and

(iii)

each Company may sell or otherwise dispose of other assets from time to time in the ordinary course of business (but for greater certainty a sale and leaseback transaction shall not be considered to be in the ordinary course of business), provided that the fair market value of the assets which are the subject of each such disposition (in one or a series of related transactions) does not exceed one million Canadian Dollars (CDN$1,000,000) and no Default, Event of Default or Material Adverse Change has occurred and is continuing or would exist immediately thereafter; and for greater certainty the Borrower shall be required to make a Repayment in connection with each such disposition to the extent required pursuant to Section 3.05(d);

(e)

Investments - make or acquire any Investments, except that the following Investments may be made or acquired if both immediately before and immediately after each such Investment no Default, Event of Default or Material Adverse Change has occurred and is continuing:

(i)	Investments by any Company in any Company, provided that such Company has provided all Security required to be provided by it hereunder;

(ii)

Investments in direct obligations of the Government of Canada with maturities of one (1) year or less from the date of acquisition of the investment, provided that if required by the Required Lenders, the Company making such Investment shall provide such additional items of Security as the Agent may require in order that such investments shall be specifically pledged to the Agent;

(iii)	Investments in certificates of deposit having maturities of less than one (1) year, issued by BMO; and

(iv)	other Investments not in excess of the aggregate amount of one million Canadian Dollars (CDN$1,000,000);

(f)	Certain Activities and Investments – directly or indirectly do any of the following, in each case except for Permitted Contingent Investments:

(i)

engage or participate in any Medical Cannabis-Related Activities, or make or hold an Investment in any Person which engages or participates in any Medical Cannabis-Related Activities, in any jurisdiction other an Approved Medical Cannabis Jurisdiction;

(ii)

engage or participate in any Non-Medical Cannabis-Related Activities, or make or hold an Investment in any Person which engages or participates in any Non-Medical Cannabis- Related Activities, in any jurisdiction other an Approved Non-Medical Cannabis Jurisdiction; or

(iii)	own assets or carry on business in any jurisdiction which is not an Approved Jurisdiction;

(g)	Distributions - make any Distribution except as follows:

(i)	each Company may make Distributions to a Company, provided that the Agent holds a First-Ranking Security Interest in all property and assets of the Company receiving such Distribution;

(ii)

both before and after the Final Advance Date the Borrower may make interest payments on the Shareholder Loans provided that both before and immediately after each such payment the Borrower is in compliance with all financial covenants in Section 7.03 herein and no Default or Event of Default has occurred and is continuing;

(iii)

both before and after the Final Advance Date the Borrower may make principal repayments on the Shareholder Loans provided that both before and immediately after each such payment (A) the Borrower is in compliance with all financial covenants in Section 7.03 herein and no Default or Event of Default has occurred and is continuing; and (B) the aggregate principal amount of the Shareholder Loans is not less than thirteen million Canadian Dollars (CDN$13,000,000); and

(iv)

after the Final Advance Date the Borrower may make Distributions (including for greater certainty principal payments on the Shareholder Loans) provided that both before and immediately after each such Distribution the Borrower is in compliance with all financial covenants in Section 7.03 herein and no Default or Event of Default has occurred and is continuing;

(h)

Certain Payments - make any payment in respect of principal, interest, fees or any other amounts in respect of Subordinated Debt, except payments of interest and principal on (i) the Shareholder Loans to the extent such payments are permitted pursuant to Section 7.02(g) herein, and (ii) the BDC Participation Loan;

(i)

Corporate Changes – materially change its capital structure or the nature of its business, or enter into any transaction whereby all or a substantial portion of its property, assets and undertaking would become the property of any other Person (other than a Company), whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise;

(j)	Material Agreements – agree or consent to any material amendment or termination of any Material Agreement;

(k)	Defined Benefit Pension Plans – establish, assume or otherwise become a party to or liable under any Defined Benefit Pension Plan;

(l)

New Subsidiaries – create or acquire any Subsidiary unless (i) all of the issued and outstanding shares in the capital of such Subsidiary are owned directly or indirectly by the Borrower; (ii) such new Subsidiary provides a Guarantee in respect of the Obligations and all Security required to be provided by it hereunder; and (iii) all of the issued and outstanding shares of such new Subsidiary are pledged to the Agent, and in each case accompanied by legal opinions as contemplated herein;

(m)	Fiscal Year - change its Fiscal Year;

(n)	Auditors - change its auditors to a firm that is not a nationally recognized auditing firm;

(o)

Dealing with Related Persons - enter into any contract, carry out any transaction or otherwise have any dealings with Related Persons except (i) pursuant to and in accordance with the Material Agreements listed in Schedule 6.01(o) or (ii) on terms that are fair and reasonable and no less favourable to it than it would obtain in any comparable arm's length transaction with a Person that is not a Related Person;

(p)

Use of Advances - use the proceeds of any Advance for any purposes other than those expressly contemplated in this Agreement; and without limiting the generality of the foregoing, the proceeds of any Advance will not be used, directly or indirectly, to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any operations in, finance any investments, business or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity if such funding, financing or paying would result in a violation of Sanctions by any Person (including any Person participating in such Advance, whether as underwriter, advisor, investor or otherwise), or in any other manner that would result in a violation of Sanctions by any Person. The Agent and the Lenders in their sole and unfettered discretion may refuse to make any Advance or delay, block or refuse to process any transaction which they believe may result in a contravention of the foregoing covenant; or

7.03	Financial Covenants

(a)	The Fixed Charge Coverage Ratio shall not be less than 1.50:1 at any time.

(b)	The Senior Funded Debt to EBITDA Ratio shall not exceed 2.50:1 at any time.

(c)	Liquidity Coverage shall be not be less than three million Canadian Dollars (CDN$3,000,000) at any time.

7.04	Reporting Requirements

The Borrower agrees to deliver, or cause to be delivered (by email in accordance with Section 13.08), the following financial and other information to the Agent at the times indicated below:

(a)

a Borrowing Base Certificate as at the end of each month, certified by the President, Chief Financial Officer or other senior officer of the Borrower acceptable to the Agent, by no later than thirty (30) days after the end of such month, which shall include:

(i)

an aged summary of accounts receivable of the Companies including the following information: country of domicile; intercompany accounts; doubtful accounts; accounts in dispute; contra accounts; holdbacks, and any deposits received from each account debtor which remain outstanding at the report date;

(ii)	an aged summary of accounts payable of the Companies; and

(iii)	a summary of all amounts which comprise the Potential Statutory Priority Amount;

(b)

quarterly, within forty-five (45) days after the end of each Fiscal Quarter other than the last Fiscal Quarter in each Fiscal Year, the Interim Financial Statements of the Borrower in respect of such Fiscal Quarter, together with a Compliance Certificate in respect of such Fiscal Quarter certified by the President, Chief Financial Officer or other senior officer of the Borrower acceptable to the Agent, confirming financial covenant levels for that Fiscal Quarter and that:

(i)	the representations and warranties in Section 6.01 are true and correct in all material respects as at the date of such Compliance Certificate; and

(ii)	no Default, Event of Default or Material Adverse Change has occurred and is continuing;

(c)	annually, within ninety (90) days after the end of each Fiscal Year:

(i)

the Year-End Financial Statements of the Borrower in respect of such Fiscal Year, accompanied by a copy of the Borrower's auditor's letter to management; together with a Compliance Certificate in respect of such Fiscal Year certified by the President, Chief Financial Officer or other senior officer of the Borrower acceptable to the Agent, confirming financial covenant levels for that Fiscal Year and that:

(A)	the representations and warranties in Section 6.01 are true and correct in all material respects as at the date of such Compliance Certificate; and

(B)	no Default, Event of Default or Material Adverse Change has occurred and is continuing;

(ii)	unless the same have been publicly filed prior to that date in accordance with applicable securities laws, the audited year-end financial statements of each Guarantor;

(iii)	the unaudited, accountant-prepared year-end financial statements of each Subsidiary of the Borrower;

(d)	annually, not later than ninety (90) days after the commencement of each Fiscal Year:

(i)

the annual business plan of the Borrower for such Fiscal Year presented on a quarterly basis, including projections in respect of profit and loss, balance sheet, cash flow, Capital Expenditures and financial covenant calculations, including disclosure of all material assumptions utilized; and

(ii)	evidence that all municipal and business taxes and assessments in respect of each Property are paid in full;

(e)

promptly on receipt by or awareness of a Company of the same, details (including copies) of any management letters, default notices, litigation or other events or circumstances, which, individually or in the aggregate may have a material impact on the business, operations or financial condition of any Company or the ability of the Borrower to comply with and perform its obligations under the Loan Documents; and

(f)	such additional information and documents as the Agent (upon the instructions of the Required Lenders) may reasonably require from time to time.

ARTICLE VIII - SECURITY

8.01	Security to be Provided by the Companies

The Borrower agrees to provide (or cause the Subsidiaries to provide) the security listed below as continuing security for the payment of the Obligations, specifically including for greater certainty all obligations of the Borrower to the respective Lenders pursuant to or arising in connection with Hedge Transactions and all other obligations of the Borrower arising under or in respect of this Agreement and the other Loan Documents:

(a)	unlimited Guarantees in respect of the Obligations from all present and future Subsidiaries of the Borrower;

(b)

general security agreements creating a First-Ranking Security Interest in respect of all present and future property, assets and undertaking of the Companies (for greater certainty, specifically including all shares and other equity interests held by each Company in any other Company, provided that the certificates evidencing such shares and other equity interests shall not be required to be delivered to the Agent unless and until requested in writing by the Agent upon the instructions of the Required Lenders);

(c)

a first-ranking all-indebtedness mortgage from the Borrower in the principal amount of seventy million Canadian Dollars (CDN$70,000,000), which shall include a general assignment of rents, over the D3 Property;

(d)

a first-ranking all-indebtedness mortgage of leasehold interest from the Borrower in the principal amount of seventy million Canadian Dollars (CDN$70,000,000), which shall include a general assignment of rents, over the D2 Property;

(e)	the Agent’s standard form of environmental questionnaire and indemnity agreement in respect of each Property (to be provided with the Borrower and the Guarantors on a joint and several basis);

(f)

to the extent requested by the Agent upon the instructions of the Required Lenders acting reasonably, security agreements creating a specific assignment and First-Ranking Security Interest in all or any of the Material Agreements, together with acknowledgements and consents from the other parties thereto; provided however that if the assignment of any Material Agreement as security requires the consent of the other contracting party thereto, the Borrower shall use reasonable commercial efforts to obtain such consent but if such consent is not provided the assignment of such Material Agreement as security shall not be required;

(g)

to the extent requested by the Agent upon the instructions of the Required Lenders acting reasonably, security agreements creating a specific assignment and First-Ranking Security Interest in all or any of the Material Permits to the extent a security interest may be obtained therein, together with acknowledgements and consents from the issuers thereof to the extent available;

(h)

to the extent requested by the Agent upon the instructions of the Required Lenders acting reasonably, security agreements creating an assignment and First-Ranking Security Interest in respect of Intellectual Property of the Companies which the Required Lenders consider to be material, together with any necessary consents from other Persons which may be required in connection with the granting of said assignments and security interests;

(i)

to the extent requested by the Agent upon the instructions of the Required Lenders acting reasonably, assignments of bank accounts maintained by the Companies with financial institutions other than BMO, including deposit account control agreements in favour of the Agent;

(j)	assignments all policies of insurance in respect of the Companies (which requirement shall be satisfied if the Agent's interest as first mortgagee and loss payee is recorded on such policies);

(k)	a specific pledge and delivery to the Agent of the Emerald Note, as contemplated by Section 9.01(p)(iii); and

(l)	such other security and further assurances as the Agent may reasonably require from time to time.

8.02	Security to be Provided by Others

The Borrower agrees to obtain and provide to the Agent the following (and it shall constitute an Event of Default if any item of listed below is not provided to the Agent):

(a)

a several Guarantee in respect of the Obligations from Emerald (the “Emerald Guarantee”) limited to ten million Canadian Dollars (CDN$10,000,000) plus interest thereon after demand at the Prime Rate plus two percent (2.00%) per annum;

(b)

a several Guarantee in respect of the Obligations from Village (the “Village Guarantee”) limited to ten million Canadian Dollars (CDN$10,000,000) plus interest thereon after demand at the Prime Rate plus two percent (2.00%) per annum;

(c)

a subordination, postponement, assignment and standstill agreement from each Shareholder in respect of all present and future indebtedness of the Borrower to such Shareholder, which shall provide that payments of principal, interest, fees and other amounts in respect of such indebtedness shall not be made except to the extent expressly permitted under this Agreement;

(d)	a subordination, postponement and standstill agreement from each holder of indebtedness which is intended to constitute Subordinated Debt other than Deeply Subordinated Debt;

(e)	Landlord Agreements with respect to the D2 Property and any other material leased properties identified to the Borrower by the Agent; and

(f)	such other security and further assurances as the Agent may reasonably require from time to time.

8.03	Release of Emerald Guarantee and Village Guarantee

The Borrower may by written notice to the Agent request that the Emerald Guarantee or the Village Guarantee be released, provided that (i) prior to or simultaneous with any such release, the remaining Guarantor agrees and delivers to the Agent all documentation necessary to increase the limit on its guarantee to twenty million Canadian Dollars (CDN$20,000,000) plus interest thereon after demand at the Prime Rate plus two percent (2.00%) per annum, (ii) all representations and warranties contained herein continue to be true and correct in all material respects, and (iii) no Default, Event of Default or Material Adverse Change has occurred and is continuing or would occur and be continuing following the release of the relevant guarantee. The Lenders agree to act reasonably in considering any such request.

8.04	[Intentionally deleted]

8.05	General Provisions re Security; Registration

The Security shall be in form and substance satisfactory to the Agent and the Required Lenders in their sole discretion. The Security shall be held by the Agent for the benefit of the Lenders. The Agent may require that any item of Security be governed by the Laws of the jurisdiction where the property subject to such item of Security is located. The Security shall be registered by the Borrower where necessary or desirable to record and perfect the charges contained therein, as determined by the Agent in its sole discretion, specifically including registrations in the Canadian Intellectual Property Office and, to the extent required by the Agent upon the instructions of the Required Lenders, fixture filings in respect of any personal property of the Companies affixed to Real Property. All share certificates evidencing issued and outstanding shares in the capital of each Company (other than the Borrower) shall be delivered to the Agent together with a stock transfer power of attorney executed in blank.

8.06	Opinions re Security

The Borrower shall cause to be delivered to the Agent the opinions of the solicitors for the Companies regarding their corporate status, the due authorization, execution and delivery of the Security provided by them, all registrations in respect of the Security, the results of all corporate, personal property security and other customary searches in respect of the Companies, title to the Property and the results of all customary off-title enquiries relating thereto (such results to be satisfactory to the Agent and the Lenders) and the enforceability of such Security; all such opinions to be in form and substance satisfactory to the Agent and its counsel. In lieu of title opinions, the Borrower may at its option arrange for title insurance in respect of all of either or both Properties, the form and substance of which shall be satisfactory to the Agent and the Lenders.

8.07	After-Acquired Property, Further Assurances

The Borrower shall execute and deliver from time to time, and cause each other Company to execute and deliver from time to time, all such further documents and assurances as may be reasonably required by the Agent from time to time, not inconsistent with the terms of this Agreement, in order to provide the Security contemplated hereunder, specifically including: supplemental or additional security agreements, assignments and pledge agreements which shall include lists of specific assets to be subject to the security interests required hereunder.

8.08	Security for Hedge Transactions

If a Lender continues to be a party to one or more Hedge Transactions with the Borrower after all other indebtedness and obligations of the Borrower to such Lender hereunder have been repaid and satisfied in full (or assigned by such Lender to an assignee), for greater certainty such Lender shall continue to be a Lender for all purposes of this Agreement and the obligations under such Hedge Transactions shall continue to be secured by the Security as provided herein, but such Lender shall not thereafter be a “Required Lender” as such term is defined herein.

8.09	Agent May Obtain Insurance

If the Borrower does not provide the Agent with evidence of continuing insurance coverage which satisfies the requirements of this Agreement, the Agent may, but shall have no obligation to, purchase such insurance in order to protect the interests of the Agent and the Lenders in the Collateral. Such insurance may also, but need not, protect the Companies’ interests in the Collateral. The Borrower agrees to immediately reimburse the Agent upon demand for all costs and expenses incurred by the Agent in respect of the purchase of any such insurance, and until so paid such expenses shall constitute part of the Obligations, shall bear interest as provided in Section 10.09 and shall be secured by the Security.

8.10	Insurance Proceeds

If insurance proceeds become payable in respect of loss of or damage to any property owned by a Company:

(a)	if an Event of Default has occurred and is continuing at such time, such proceeds shall be applied against the Obligations; and

(b)	if no Event of Default has occurred and is continuing at such time, the Lenders shall consent to the payment of such proceeds to such Company if:

(i)

such property has been repaired or replaced within one hundred eighty (180) days after the event giving rise to the proceeds and the proceeds will reimburse the Company for payments it has made for such purpose; or

(ii)	the Company confirms in writing to the Agent that it will forthwith use such proceeds to repair or replace such property.

8.11	Acknowledgment re: Stated Principal Amount of Mortgages

The Borrower acknowledges and agrees that the mortgages referred to in Sections 8.01(c) and (d) (the “Mortgages”) are intended to secure all of the present and future debts and liabilities of the Borrower to the Lenders, to the maximum principal amount of seventy million Canadian Dollars (CDN$70,000,000). The Borrower further acknowledges and agrees that the Mortgages are to be registered at such principal amount in preparation for future use only, and that notwithstanding the principal amount shown on the face of the Mortgages, the Lenders are not committed to advance and have no obligation to advance more than the currently authorized amounts set forth opposite their respective names in Exhibit “A”, and otherwise subject to the terms and conditions set out in this Agreement.

ARTICLE IX - CONDITIONS PRECEDENT

9.01	Conditions Precedent to Amendments

The amendments to the Existing Credit Agreement reflected in this Agreement shall not become effective unless and until the following conditions have been satisfied, in each case to the satisfaction of the Agent and the Lenders in their sole discretion:

(a)	all conditions precedent in Section 9.02 shall have been satisfied;

(b)

the Lenders shall have completed and shall be satisfied with their due diligence in respect of the Companies; and without limiting the generality of the foregoing the Lenders shall have received and be satisfied with:

(i)	an internally-prepared balance sheet of the Borrower;

(ii)	financial projections in respect of the Borrower on a consolidated basis for the current Fiscal Year and the immediately following three (3) Fiscal Years;

(iii)	a Compliance Certificate in respect of the most recently completed Fiscal Quarter;

(iv)	a Borrowing Base Certificate in respect of the most recently completed month;

(v)	the Borrower’s proposed financial, operating and quality management systems, including evidence that such systems will satisfy all applicable requirements of Governmental Authorities;

(vi)	the terms and conditions of all Material Agreements;

(vii)	the terms and conditions of all Material Permits;

(viii)

certified true copies of each Company’s licences issued by Governmental Authorities, together with copies of all material correspondence received from Governmental Authorities relating thereto, including any communication with regard to non-compliance items;

(ix)	the Shareholders’ Agreement;

(x)

evidence that the Companies maintain insurance as required herein, together with a satisfactory report of an insurance consultant retained by the Agent (at the expense of the Borrower) with respect to the terms and conditions of all insurance policies;

(xi)

evidence of property insurance, liability insurance and workers’ compensation insurance in respect of the Properties each in an amount satisfactory to the Required Lenders acting reasonably, together with a satisfactory report regarding such insurance from an insurance consultant satisfactory to the Required Lenders;

(xii)	satisfactory evidence that there are no arrears of property tax with respect to any Property;

(xiii)

a completed environmental questionnaire in respect of the D2 Property in the Agent’s standard form containing information which is not inconsistent with the representations and warranties herein with respect to environmental matters;

(xiv)	a report relating to the Projects:

(A)	confirming the costs incurred in connection with the Projects up to the Amendment Closing Date;

(B)	projecting the costs to be incurred after the Amendment Closing Date in connection with the Projects; and

(C)	setting out a construction budget for the Projects;

(xv)	the D2 Property Appraisal, together with a transmittal letter which permits the Agent and the Lenders to rely thereon;

(c)	the Shareholders shall have invested not less than thirteen million Canadian Dollars (CDN$13,000,000) in the Borrower in the form of Subordinated Debt;

(d)	the Shareholders (or any one of them) shall have invested not less than sixteen million Canadian Dollars (CDN$16,000,000) in the Borrower in the form of equity;

(e)	the Agent and the Lenders shall have conducted and be satisfied with a site visit of each Property, if desired;

(f)	no litigation is pending or threatened in writing against one or more of the Companies that, if decided adversely, could constitute a Material Adverse Change;

(g)

all Security required to be provided prior to the Amendment Closing Date shall have been executed and delivered, all registrations necessary or desirable in connection therewith shall have been made, and all legal opinions and other documentation required by the Lenders in connection therewith shall have been executed and delivered, all in form and substance satisfactory to the Agent and the Lenders;

(h)	the Companies shall have no Funded Debt except Permitted Funded Debt;

(i)

the Agent shall have received satisfactory evidence that there are no Liens affecting any of the Companies or their assets except Permitted Liens; and the Agent shall have received particulars of all Permitted Liens, specifically including the assets encumbered thereby, the amounts due thereunder, and if requested by the Agent, confirmation from the holders thereof that the terms thereof are being complied with;

(j)

any necessary governmental, regulatory and third party approvals necessary in connection with this Agreement and the transactions contemplated therein shall have been given unconditionally and without containing any onerous terms;

(k)

the Agent shall have received an officer's certificate and certified copies of resolutions of the board of directors of each Company concerning the due authorization, execution and delivery of the Loan Documents to which it is a party, and such related matters as the Agent and the Lenders may reasonably require;

(l)

the Agent shall have received a certificate of status, certificate of compliance or similar certificate for each Company issued by its governing jurisdiction and each other jurisdiction in which it carries on business or holds any material assets;

(m)	the Agent and the Lenders shall have received opinions from the solicitors for each Company regarding its corporate status, the due authorization, execution, delivery and enforceability of the

Loan Documents provided by it, and such other matters as the Agent and the Lenders may reasonably require, in form and substance satisfactory to the Agent and the Lenders;

(n)	the Borrower shall have confirmed in writing that the Companies do not own assets or carry on business in any jurisdiction other than Canada;

(o)	the Companies shall have satisfied all requirements of the Agent and the Lenders under AML Legislation;

(p)	the Agent shall have received evidence satisfactory to it of the settlement of the Shareholder Dispute in accordance with the Settlement Agreement, including:

(i)	evidence of delivery of all deliverables under the Settlement Agreement;

(ii)	a certified true copy of a mutual final release with respect to all claims and disputes forming part of the Shareholder Dispute; and

(iii)	delivery by Emerald Canada of the Emerald Note to the Borrower and the effective grant of a security interest by the Borrower in favour of the Agent in respect of the Emerald Note;

(q)

the Borrower shall have paid to the Agent, or made arrangements satisfactory to the Agent for the payment of, all fees and expenses (including the Agent’s legal expenses) relating to the establishment and continuation of the Facilities, specifically including all underwriting fees, arrangement fees and similar fees as agreed in writing between the Borrower and the Agent; and

(r)

the Agent and the Lenders shall have received such additional evidence, documents or undertakings as they may require to complete the transactions contemplated hereby in accordance with the terms and conditions contained herein.

9.02	Conditions Precedent to all Advances

The Lenders shall have no obligation to make the first Advance or any subsequent Advance under any Facility unless at the time of each such Advance all of the following conditions have been satisfied, in each case to the satisfaction of the Agent and the Lenders:

(a)	the representations and warranties in Section 6.01 shall be true and correct in all material respects as if made on the date of such Advance;

(b)

all additional Security required to be provided at the time of such Advance shall have been executed and delivered and all registrations necessary or desirable in connection therewith shall have been made, and any other documentation required by the Agent shall have been executed and delivered, all in form and substance satisfactory to the Agent;

(c)	the Borrower shall have given a Draw Request to the Agent in accordance with the notice requirements provided herein;

(d)	in respect of an Advance under Facility A the Borrower shall have provided a satisfactory Borrowing Base Certificate in respect of the most recent month;

(e)

no Default, Event of Default or Material Adverse Change shall have occurred and be continuing, nor shall the making of the Advance result in the occurrence of a Default, Event of Default or Material Adverse Change;

(f)	no third party demand or garnishment order for payment to any Government Authority shall have been received by the Agent or any Lender with respect to any Company;

(g)

no builders lien or other Lien (except Permitted Liens) has been registered against title to any Property and remains registered, as confirmed by a Land Title Office search conducted by the Agent’s solicitor in respect of each Property; and neither the Agent nor any Lender shall have received notice of any builders lien or other Lien (except Permitted Liens) which may affect any Property, whether or not registered against title to a Property; and

(h)

the Agent shall have received a satisfactory report from its solicitors following a Land Title Office search of title to each Property immediately prior to any Advance confirming the D3 Property and the D2 Property as being duly registered in the name of the Borrower and encumbered only by the Security in favour of the Agent and those other encumbrances which have been previously approved in writing by the Lenders.

9.03	Conditions precedent to first Advance under Facility C

The Facility C Lenders shall have no obligation to make the first Advance under Facility C unless at the time of such Advance all of the following conditions have been satisfied, in each case to the satisfaction of the Facility C Lenders in their sole discretion:

(a)	all conditions precedent in section 9.02 shall have been satisfied;

(b)	the Borrower shall have provided the following with respect to the D2 Property, in each case in form and substance satisfactory to the Facility C Lenders:

(i)

the draft plan approval, notice of approval conditions, site plan approval and building permit (or equivalents in each case) issued by the relevant Governmental Authority with respect to the D2 Project;

(ii)

evidence of property insurance, liability insurance and workers’ compensation insurance, each in an amount satisfactory to the Facility C Lenders acting reasonably, together with a satisfactory report regarding such insurance from an insurance consultant satisfactory to the Facility C Lenders; and

(iii)	satisfactory evidence that there are no arrears of property tax; and

(c)

the Agent and the Facility C Lenders shall have received such additional evidence, documents or undertakings as they may require to complete the transactions contemplated hereby in accordance with the terms and conditions contained herein.

9.04	Conditions precedent to Advances under Facility C

The Facility C Lenders shall have no obligation to make the first Advance or any subsequent Advance to the Borrower under Facility C unless at the time of making such Advance the following terms and conditions shall have been satisfied, in each case to the satisfaction of the Facility C Lenders in their sole discretion:

(a)	the amount of the requested Advance shall not exceed fifty per cent. (50%) of the aggregate of:

(i)	the amount of D2 Project costs then due; and

(ii)	the amount of D3 Project costs then due,

which are, in each case, evidenced by invoices to the satisfaction of the Facility C Lenders and have not been funded by previous Facility C Advances;

(b)	the Borrower shall have delivered a certificate signed by the President, Chief Financial Officer or other senior officer of the Borrower acceptable to the Agent:

(i)

confirming (A) the use of the proceeds of the Facility C Advances to fund D2 Project and D3 Project costs and attaching evidence acceptable to the Facility C Lenders of the same, and (B) compliance with Applicable Law and that no Default, Event of Default or Material Adverse Change has occurred and is continuing; and

(ii)

for each Facility C Advance to be used to fund D2 Project costs, attaching a construction budget for the D2 Project, updated for costs incurred to date on a cost to complete basis and demonstrating change orders and cost overruns having an aggregate value of less than ten per cent. (10%) of the aggregate construction budget referred to in Section 9.01(b)(xiv).

If the certificate referred to in this paragraph (b) attaches a construction budget for the D2 Project demonstrating change orders and cost overruns in excess of ten per cent. (10%) of the originally budgeted D2 Project costs:

(A)

the Borrower shall deliver to the Agent a report on the change orders and cost overruns and the source of funding to be utilized to complete the D2 Project in accordance with the applicable plans and specifications; and

(B)	any further Advances under Facility C will require the consent of the Facility C Lenders.

ARTICLE X - DEFAULT AND REMEDIES

10.01	Events of Default

The occurrence of any one or more of the following events, after the expiry of any applicable cure period set out below, shall constitute an event of default under this Agreement (an “Event of Default”):

(a)	the Borrower or any other Credit Party fails to pay any amount payable under this Agreement or any other Loan Document when due;

(b)

any representation or warranty provided by a Credit Party to the Agent or the Lenders herein or in any other Loan Document was incorrect in any material respects on the date on which such representation or warranty was made;

(c)	the Borrower fails to perform or comply with any of the covenants in Section 7.03;

(d)

any Credit Party fails to perform or comply with any of its covenants or obligations contained in this Agreement, the Security or any other agreement made between it and any Lenders (other than those in paragraphs (a), (b), and (c) above) after receipt of notice of such non-compliance from the Agent; provided that if such non-compliance is capable of remedy within thirty (30) days and such Credit Party diligently attempts to remedy such non-compliance and informs the Agent of its efforts in this regard, and such non-compliance is remedied within such period, then such non-compliance shall be deemed not to constitute an Event of Default;

(e)

any Credit Party is in default in the payment or performance of any of its indebtedness or obligations under any agreement relating to Funded Debt with a principal amount outstanding equal to or greater than $500,000 (other than the Outstanding Principal Amount) after the expiry of any grace or cure periods relating thereto;

(f)	an Insolvency Event occurs in respect of any Credit Party;

(g)

any Company is in default under any Material Agreement (after the expiry of any grace or cure periods relating thereto), or agrees to the surrender or termination of any Material Agreement prior to the expiry date expressly set out therein, in either case unless such Material Agreement is immediately replaced by a substantially similar Material Agreement containing terms satisfactory to the Lenders;

(h)

any Company is in default under any Material Permit (after the expiry of any grace or cure periods relating thereto), or agrees to the surrender or termination of any Material Permit prior to the expiry date expressly set out therein, in either case unless such Material Permit is immediately replaced by a substantially similar Material Permit containing terms satisfactory to the Lenders;

(i)

any Loan Document shall for any reason (other than the fault of the Agent or any Lender) cease to be in full force and effect or shall be declared in a final judgment of a court of competent jurisdiction to be null and void; or any Credit Party contests the validity or enforceability thereof or denies it has any further liability or obligation thereunder; or any document (other than a Guarantee) constituting part of the Security shall for any reason fail to create a valid and perfected First-Ranking Security Interest in and to the property purported to be subject thereto;

(j)

any Person which has provided a Guarantee in respect of the Obligations terminates or purports to terminate its liability under such Guarantee or its liability thereunder in respect of any future Advances, or disputes the validity or enforceability of such Guarantee or any Security provided by it;

(k)

any Person takes possession of any property of a Credit Party with a value in excess of five hundred thousand Canadian Dollars (CDN$500,000) by way of or in contemplation of enforcement of security, or a distress or execution or similar process is levied or enforced against any such property, and such possession continues in effect and is not released, satisfied, vacated, stayed, or discharged within ten (10) days or such longer period during which entitlement to the use of such property continues with the applicable Credit Party, and such Credit Party is contesting the same in good faith and by appropriate proceedings, provided that such grace period will cease to apply if the property is removed from the use of the Credit Party;

(l)

one or more final judgments or decrees for the payment of money shall have been obtained or entered against any Credit Party in excess of five hundred thousand Canadian Dollars (CDN$500,000) in the aggregate and shall remain unpaid for a period in excess of thirty (30) days; unless such judgement is fully covered by insurance (subject to a reasonable deductible amount) and the insurer thereof has confirmed such coverage in writing;

(m)

any Governmental Authority shall take any action to condemn, seize or appropriate any property of any Credit Party with a value in excess of five hundred thousand Canadian Dollars (CDN$500,000) unless such Governmental Authority has paid a fair and reasonable expropriation amount; and such expropriation or seizure continues in effect and is not terminated or stayed or within ten (10) days or such longer period during which entitlement to the use of such property continues with the applicable Credit Party, and such Credit Party is contesting the same in good faith and by appropriate proceedings, provided that such grace period will cease to apply if the property is removed from the use of the Credit Party;

(n)	any Person or group of Persons acting in concert, other than the Shareholders or either of them, has Control of any Company at any time;

(o)	without the prior written consent of the Agent, acting on the instructions of the Lenders:

(i)	any Person or group of Persons acting in concert which is not a Shareholder as at the Amendment Closing Date acquires a shareholding of twenty per cent. (20%) or more in the Borrower; or

(ii)

the shareholding of any Shareholder in the Borrower, as a proportion of all of the issued shares of the Borrower, increases or decreases by twenty per cent. (20%) or more, as a result of acquisitions or dispositions of shares by that Shareholder;

(p)	the Borrower's auditors include any going-concern or other adverse qualification in their audit opinion relating to the Borrower’s Year-end Financial Statements;

(q)	the Cannabis Act is repealed and not replaced with legislation to the effect that Canada continues to be a Non-Medical Cannabis Jurisdiction;

(r)	no cultivation licence has been obtained for the D2 Property on or before September 30, 2020;

(s)	a Shareholder fails to:

(i)	manage and operate its business in all material respects in accordance with all Applicable Laws;

(ii)	engage in Medical Cannabis-Related Activities only in Approved Medical Cannabis Jurisdictions, and in accordance with all Applicable Laws therein;

(iii)	engage in Non-Medical Cannabis-Related Activities only in Approved Non-Medical Cannabis Jurisdictions, and in accordance with all Applicable Laws therein;

(iv)

ensure that all activities of such Shareholder relating to the sale of Cannabis and Cannabis- related products occur solely in facilities licensed by Governmental Authorities in Approved Jurisdictions;

(t)	a Shareholder:

(i)

engages or participates in any Medical Cannabis-Related Activities, or makes or holds an Investment (other than a Permitted Contingent Investment) in any Person which engages or participates in any Medical Cannabis-Related Activities, in any jurisdiction other an Approved Medical Cannabis Jurisdiction;

(ii)

engages or participates in any Non-Medical Cannabis-Related Activities, or makes or holds an Investment (other than a Permitted Contingent Investment) in any Person which engages or participates in any Non-Medical Cannabis-Related Activities, in any jurisdiction other an Approved Non-Medical Cannabis Jurisdiction; or

(iii)	owns assets or carries on business in any jurisdiction which is not an Approved Jurisdiction; or

(u)	a Material Adverse Change occurs and is continuing.

10.02	Acceleration, etc.

(a)

Upon the occurrence of an Event of Default which is continuing the Agent shall, upon the instructions of the Required Lenders, issue a written notice to the Borrower (an “Acceleration Notice”) declaring all of the Obligations to be immediately due and payable.

(b)

Upon receipt of an Acceleration Notice the Borrower shall immediately pay and satisfy the Obligations, including payment to the Agent of the following amounts (without duplication): (i) the Outstanding Principal Amount and all accrued and unpaid interest, fees and other amounts relating thereto; (ii) the Aggregate Net Hedge Liability; (iii) an amount equal to the face or principal amount of all Bankers' Acceptances, BA Equivalent Loans and CDOR Loans then outstanding; and (iv) the maximum amount payable under all outstanding Letters of Credit. The Agent shall hold all such amounts paid by the Borrower in respect of such Hedge Transactions, Bankers' Acceptances BA Equivalent Loans, CDOR Loans and Letters of Credit as security for the Borrower's obligations thereunder.

(c)

At any time on or after the Acceleration Date the Agent may exercise any and all rights and remedies hereunder and under any other Loan Documents, including the enforcement of all or any portion of the Security.

(d)

From and after the date of the occurrence of an Event of Default and for so long as such Event of Default continues, both before and after the Acceleration Date, the Outstanding Principal Amount shall bear interest or fees at the rates otherwise applicable plus two percent (2%) per annum in order to compensate the Lenders for the additional risk.

10.03	Acceleration of Certain Contingent Obligations

Upon the occurrence of an Event of Default which is continuing, any Lender which has issued a Bankers’ Acceptance, BA Equivalent Note, CDOR Loan or Letter of Credit or entered into a Hedge Transaction with the Borrower may make a Prime-Based Loan to the Borrower in an amount equal to the face or principal amount of such Bankers’ Acceptance, BA Equivalent Note, CDOR Loan or Letter of Credit, or the amount required to unwind such Hedge Transaction (such amount to be determined in accordance with the terms thereof), as the case may be; and the proceeds of any such Prime-Based Loan shall be held by such Lender and used to satisfy the Lender's obligations under the said Bankers’ Acceptance, BA Equivalent Note, CDOR Loan or Letter of Credit as such becomes due, or to effect the unwinding of such Hedge Transaction. Any such Prime-Based Loan shall bear interest at the rate and in the manner applicable to Prime-Based Loans under the Facilities.

10.04	Combining Accounts, Set-Off

Upon the occurrence and during the continuation of an Event of Default, in addition to and not in limitation of any rights now or hereafter granted under Applicable Law, each Lender may at any time and from time to time:

(a)

combine, consolidate or merge any or all of the deposits or other accounts maintained with such Lender by a Company (whether term, notice, demand or otherwise and whether matured or unmatured) and such Company's obligations to such Lender hereunder; and

(b)	set off, apply or transfer any or all sums standing to the credit of any such deposits or accounts in or towards the satisfaction of such obligations.

Each Lender may exercise any rights pursuant to this Section 10.04 without prior notice to the Borrower or such Company, but agrees to provide written notice to the Agent and the Borrower promptly after exercising any such rights.

10.05	Appropriation of Monies

After the occurrence and during the continuation of an Event of Default the Agent may from time to time, but subject to Section 11.03, apply any Proceeds of Realization against any portion or portions of the Obligations, and the Borrower may not require any different application. The taking of a judgment or any other action or dealing whatsoever by the Agent or the Lenders in respect of the Security shall not operate as a merger of any of the Obligations hereunder or in any way affect or prejudice the rights, remedies and powers which the Agent or the Lenders may have, and the foreclosure, surrender, cancellation or any other dealing with any Security or the said obligations shall not release or affect the liability of the Borrower or any other Person in respect of the remaining portion of the Obligations.

10.06	No Further Advances

The Lenders shall not be obliged to make any further Advances (including honouring any cheques drawn by the Borrower which are presented for payment) from and after the earliest to occur of the following: (i) delivery by the Agent to the Borrower of a written notice that a Default or Event of Default has occurred and is continuing and that as a result thereof no further Advances will be made (regardless of whether an Acceleration Notice is issued); (ii) the occurrence of an Insolvency Event; and (iii) receipt by the Agent or any Lender of any garnishment notice, notice of a Statutory Lien or other notice of similar effect in respect of any Company pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada) or any similar notice under any other statute in effect in any jurisdiction.

10.07	Judgment Currency

If for the purposes of obtaining judgment against the Borrower in any court in any jurisdiction with respect to this Agreement it becomes necessary for a Lender to convert into the currency of such jurisdiction (in this Section called the “Judgment Currency”) any amount due to the Lender by the Borrower hereunder in any currency other than the Judgment Currency, the conversion shall be made at the Exchange Rate prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts (if any) or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the Exchange Rate prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due by the Borrower under this Section will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

10.08	Remedies Cumulative

All rights and remedies granted to the Agent and the Lenders in this Agreement, and any other documents or instruments in existence between the parties or contemplated hereby, and any other rights and remedies available to the Agent and the Lenders at Law or in equity, shall be cumulative. The exercise or failure to exercise any of the said remedies shall not constitute a waiver or release thereof or of any other right or remedy, and shall be non-exclusive.

10.09	Performance of Covenants by Agent

If the Borrower fails to perform any covenant or obligation to be performed by it pursuant to this Agreement, the Agent may in its sole discretion perform any of the said obligations but shall be under no obligation to do so; and any amounts expended or advanced by the Agent for such purpose shall be payable by the Borrower upon demand together with interest at the highest rate then applicable to the Facilities.

ARTICLE XI - THE AGENT AND THE LENDERS

11.01	Decision-Making

(a)

Any amendment to this Agreement relating to the following matters, and the granting of any waiver or consent by the Lenders in respect of such matters, shall require the unanimous agreement of the Lenders:

(i)	changes to the interest rates and fees;

(ii)	increases in the maximum amount of credit available;

(iii)	extensions of the Final Advance Date or the Maturity Date;

(iv)	changes to the scheduled dates or the scheduled amounts for Repayments hereunder;

(v)	the establishment of any Availment Option in U.S. Dollars or any other currency which is not a Qualified Currency;

(vi)	releases of all or any portion of the Security, except to the extent provided in paragraph (c) below;

(vii)	the definitions of “Required Lenders” and “Proportionate Share” in Section 1.01;

(viii)	any provision of this Agreement which expressly states that the unanimous consent of the Lenders is required in connection with any action to be taken or consent to be provided by the Lenders; and

(ix)	this Section 11.01.

(b)

Except for the matters described in paragraph (a) above, any amendment to this Agreement shall be effective if made among the Borrower, the Agent and the Required Lenders, and for greater certainty any such amendment which is agreed to by the Required Lenders shall be final and binding upon all Lenders.

(c)

The Agent may from time to time without notice to or the consent of the Lenders execute and deliver partial releases of the Security in respect of any item of Collateral (whether or not the proceeds of sale thereof are received by the Agent) which the Companies are permitted to dispose of pursuant to this Agreement without obtaining the prior written consent of the Lenders; and in releasing any such security the Agent may rely upon and assume the correctness of all information contained in any certificate or document provided by the Borrower, without further enquiry. Otherwise, any release or discharge in respect of the Security or any portion thereof shall require the written consent of the Lenders acting unanimously.

(d)

Except for the matters which require the unanimous consent of the Lenders as set out in the foregoing paragraphs of this Section 11.01, and except as otherwise specifically provided in this Agreement, any action to be taken or decision to be made by the Lenders pursuant to this Agreement (specifically including for greater certainty the issuance of written notice to the Borrower of the occurrence of a Default or Event of Default, the issuance of a demand for payment of the Obligations, a decision to make an Advance despite any condition precedent relating thereto not being satisfied, the provision of any waiver in respect of a breach of any covenant or the granting of any consent) shall be effective if approved by the Required Lenders; and any such decision or action shall be final and binding upon all the Lenders.

(e)

Any action to be taken or decision to be made by the Lenders pursuant to this Agreement which is required to be unanimous shall be made at a meeting of the Lenders called by the Agent pursuant to Section 11.06(l) or by a written instrument executed by all of the Lenders. Any action to be taken or decision to be made by the Lenders pursuant to this Agreement which is required to be made by the Required Lenders shall be made at a meeting of the Lenders called by the Agent pursuant to Section 11.06(l) or by a written instrument executed by the Required Lenders. Any such instrument may be executed by facsimile or portable document format (pdf) and in counterparts.

11.02	Security

(a)

Except to the extent provided in paragraph (b), the Security shall be granted in favour of and held by the Agent for and on behalf of the Lenders in accordance with the provisions of this Agreement. The Agent shall, in accordance with its usual practices in effect from time to time, take all steps required to perfect and maintain the Security, including: taking possession of the certificates representing the securities required to be pledged hereunder; filing renewals and change notices in respect of such Security; and ensuring that the name of the Agent is noted as loss payee or mortgagee on all property insurance policies covering the Collateral. If the Agent becomes aware of any matter concerning the Security which it considers to be material, it shall promptly inform the Lenders. The Agent shall comply with all instructions provided by the Lenders in connection with the enforcement or release of the Security which it holds. The Agent agrees to permit each Lender to review and make photocopies of the original documents comprising the Security from time to time upon reasonable notice.

(b)

If any Company has provided security in favour of any Lender directly, such Lender agrees to pay to the Agent all amounts received by it in connection with the enforcement of such security, and all such amounts shall be deemed to constitute Proceeds of Realization and shall be dealt with as provided in Section 11.03. Each Lender which holds any such Security agrees that it shall not enforce such security unless and until the Required Lenders have made a determination to enforce the Security pursuant to Section 11.01(d).

11.03	Application of Proceeds of Realization

Notwithstanding any other provision of this Agreement, the Proceeds of Realization of the Security or any portion thereof shall be distributed in the following order:

(a)	first, in payment of all costs and expenses incurred by the Agent and the Lenders in connection with such realization, including legal, accounting and receivers' fees and disbursements;

(b)	second, against the remaining Obligations (except those referred to in paragraph (c) below), on a pari passu basis among the Lenders to whom such Obligations are payable;

(c)	third, to pay any Obligations owed to Non-Funding Lenders, on a pari passu basis among the Non-

Funding Lenders to whom such Obligations are payable; and

(d)	fourth, if all obligations of the Borrower listed above have been paid and satisfied in full, any surplus Proceeds of Realization shall be paid in accordance with Applicable Law.

11.04	Payments by Agent

(a)	The following provisions shall apply to all payments made by the Agent to the Lenders hereunder:

(i)

the Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Agent from the Borrower;

(ii)

if the Agent receives a payment of principal, interest, fees or other amount owing by the Borrower which is less than the full amount of any such payment due, the Agent shall distribute such amount received among the Lenders in each Lender’s Proportionate Share;

(iii)

if any Lender has advanced more or less than its Proportionate Share of its Commitment, such Lender’s entitlement to such payment shall be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Lender;

(iv)

if a Lender’s Proportionate Share of an Advance has been advanced for less than the full period to which any payment by the Borrower relates, such Lender’s entitlement to receive a portion of any payment of interest or fees shall be reduced in proportion to the length of time such Lender’s Proportionate Share has actually been outstanding (unless such Lender has paid all interest required to have been paid by it to the Agent pursuant to the CBA Model Provisions);

(v)

the Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination shall be deemed to be prima facie correct;

(vi)	upon request, the Agent shall deliver a statement detailing any of the payments to the Lenders referred to herein;

(vii)	all payments by the Agent to a Lender hereunder shall be made to such Lender at its address set out herein unless notice to the contrary is received by the Agent from such Lender; and

(viii)

if the Agent has received a payment from the Borrower on a Business Day (not later than the time required for the receipt of such payment as set out in this Agreement) and fails to remit such payment to any Lender entitled to receive its Proportionate Share of such payment on such Business Day, the Agent agrees to pay interest on such late payment at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.

(b)

The Agent may in its sole discretion from time to time make adjustments in respect of any Lender’s share of a Drawdown, Substitution, Rollover or Repayment in order that the Advances made by such Lender under such Facility shall be approximately in accordance with such Lender’s Proportionate Share.

11.05	Protection of Agent

(a)

Unless the Agent has actual knowledge or actual notice to the contrary, it may assume that each Lender's address set out in Exhibit “A” attached hereto is correct, unless and until it has received from such Lender a notice designating a different address.

(b)

The Agent may engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained (and to the extent that such costs are not recovered from the Borrower pursuant to this Agreement, each Lender agrees to reimburse the Agent in such Lender's Proportionate Share of such costs).

(c)

Unless the Agent has actual knowledge or actual notice to the contrary, it may rely as to matters of fact which might reasonably be expected to be within the knowledge of any Company upon a statement contained in any Loan Document.

(d)	Unless the Agent has actual knowledge or actual notice to the contrary, it may rely upon any communication or document believed by it to be genuine.

(e)

The Agent may refrain from exercising any right, power or discretion vested in it under this Agreement unless and until instructed by the Required Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised (provided that such instructions shall be required to be provided by all of the Lenders in respect of any matter for which the unanimous consent of the Lenders is required as set out herein).

(f)

The Agent may refrain from exercising any right, power or discretion vested in it which would or might in its sole and unfettered opinion be contrary to any Law of any jurisdiction or any directive or otherwise render it liable to any Person, and may do anything which is in its opinion in its sole discretion necessary to comply with any such Law or directive.

(g)	The Agent may delegate any of its duties and responsibilities hereunder to any other Person as it shall determine to be appropriate.

(h)

The Agent may refrain from acting in accordance with any instructions of the Required Lenders to begin any legal action or proceeding arising out of or in connection with this Agreement or take any steps to enforce or realize upon any Security, until it shall have received such security as it may reasonably require (whether by way of payment in advance or otherwise) against all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

(i)

The Agent shall not be bound to disclose to any Person any information relating to the Companies or any Related Person if such disclosure would or might in its opinion in its sole discretion constitute a breach of any Law or regulation or be otherwise actionable at the suit of any Person.

(j)

The Agent shall not accept any responsibility for the accuracy and/or completeness of any information supplied in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and shall not be under any liability to any Lender as a result of taking or omitting to take any action in relation to any Loan Document except in the case of the Agent's negligence or wilful misconduct.

11.06	Duties of Agent

The Agent shall:

(a)

as a non-fiduciary agent for the Borrower, maintain a record of the Outstanding Principal Amount owing to each Lender, which record shall conclusively be presumed to be correct and accurate, absent manifest error;

(b)	hold and maintain the Security to the extent provided in Section 11.02;

(c)

provide to each Lender copies of all financial information received from the Borrower promptly after receipt thereof, and copies of any Draw Requests, Substitution Notices, Rollover Notices, Repayment Notices and other notices received by the Agent from the Borrower upon request by any Lender;

(d)	promptly advise each Lender of Advances required to be made by it hereunder and disburse all Repayments to the Lenders hereunder in accordance with the terms of this Agreement;

(e)	promptly notify each Lender of the occurrence of any Default or Event of Default of which the Agent has actual knowledge or actual notice;

(f)

at the time of engaging any agent, receiver, receiver-manager, consultant, monitor or other party in connection with the Security or the enforcement thereof, obtain the agreement of such party to comply with the applicable terms of this Agreement in carrying out any such enforcement activities and dealing with any Proceeds of Realization;

(g)	account for any monies received by it in connection with this Agreement, the Security and any other agreement delivered in connection herewith or therewith;

(h)

each time the Borrower requests the written consent of the Lenders (or the Required Lenders, as the case may be) in connection with any matter, use its best efforts to obtain and communicate to the Borrower the response of the Lenders (or the Required Lenders) in a reasonably prompt and timely manner having due regard to the nature and circumstances of the request;

(i)

give written notice to the Borrower in respect of any other matter in respect of which notice is required in accordance with or pursuant to this Agreement, promptly or promptly after receiving the consent of the Lenders, if required under the terms of this Agreement;

(j)	except as otherwise provided in this Agreement, act in accordance with any instructions given to it by the Required Lenders;

(k)

refrain from exercising any right, power or discretion vested in it under this Agreement or any document incidental thereto if so instructed by the Required Lenders (in respect of any matter which requires the consent of the Required Lenders), or by all of the Lenders (in respect of any matter which requires the unanimous consent of the Lenders); and

(l)	call a meeting of the Lenders at any time not earlier than five (5) days and not later than thirty (30) days after receipt of a written request for a meeting provided by any Lender.

11.07	Lenders' Obligations Several; No Partnership

The obligations of each Lender under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders of any of their respective obligations hereunder. No Lender shall be responsible for the obligations of any other Lender hereunder. Neither the entering into of this Agreement nor the completion of any transactions contemplated herein shall constitute the Lenders a partnership.

11.08	Sharing of Information

The Agent and the Lenders may share among themselves any information they may have from time to time concerning the Companies whether or not such information is confidential; but shall have no obligation to do so (except for any obligations of the Agent to provide information to the extent required in this Agreement).

11.09	Acknowledgement by Borrower

The Borrower hereby acknowledges notice of the terms of the provisions of this Article X - and agrees to be bound hereby to the extent of its obligations hereunder.

11.10	Amendments to Article XI

The Agent and the Lenders may amend any provision in this Article XI - , except Section 11.01, without prior notice to or the consent of the Borrower, and the Agent shall provide a copy of any such amendment to the Borrower reasonably promptly thereafter; provided however if any such amendment would materially adversely affect any rights, entitlements, obligations or liabilities of the Borrower, such amendment shall not be effective until the Borrower provides its written consent thereto, such consent not to be unreasonably withheld or arbitrarily delayed.

11.11	Deliveries, etc.

As between the Companies on the one hand, and the Agent and the Lenders on the other hand:

(a)

all statements, certificates, consents and other documents which the Agent purports to deliver to a Company on behalf of the Lenders shall be binding on each of the Lenders, and none of the Companies shall be required to ascertain or confirm the authority of the Agent in delivering such documents;

(b)

all certificates, statements, notices and other documents which are delivered by a Company to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and

(c)	all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders.

11.12	Agency Fee

(a)

The Borrower agrees to pay to the Agent an annual agency fee in such amount as may be agreed in writing from time to time between the Borrower and the Agent, payable in advance on the date of this Agreement and annually on each anniversary date thereafter during the term of this Agreement.

(b)	Each Lender which assigns all or any portion of its Commitment hereunder to another Person agrees to pay to the Agent an assignment fee of five thousand Canadian Dollars (CDN$5,000).

11.13	Non-Funding Lender

(a)

Each Non-Funding Lender shall be required to provide to the Agent, immediately upon receipt of a written request from the Agent, cash in an amount, as shall be determined from time to time by the Agent in its discretion, equal to all other obligations of such Non-Funding Lender to the Agent that are owing or may become owing pursuant to this Agreement, including such Non-Funding Lender's obligation to pay its Proportionate Share of any indemnification or expense reimbursement amounts not paid by the Borrower. Such cash shall be held by the Agent in one or more accounts in the name of the Agent and shall not be required to be interest-bearing. The Agent shall be entitled to apply such cash from time to time in satisfaction of all or any portion of such obligations of such Non-Funding Lender, as determined by the Agent in its discretion.

(b)

The Agent shall be entitled to set off any Non-Funding Lender's Proportionate Share of all payments received from the Borrower against such Non-Funding Lender's obligations to fund payments and Advances required to be made by it and to purchase participations required to be purchased by it in each case under this Agreement and the other Loan Documents. The Agent shall be entitled to withhold and deposit in one or more non-interest bearing accounts in the name of the Agent all amounts (whether principal, interest, fees or otherwise) received by the Agent from the Borrower and due to such Non-Funding Lender pursuant to this Agreement, which amounts shall be used by the Agent (A) first, to reimburse the Agent for any amounts owing to it by such Non-Funding Lender pursuant to this Agreement or any other Loan Document, (B) second, to reimburse the other Lenders in respect of any Advances which may have been made by them in their discretion in order to fund, in whole or in part, any shortfall in Advances which were required to have been made by such Non-Funding Lender (and to the extent that any said Advance made by a Lender is so reimbursed, such Advance shall be deemed to have been assigned by such Lender to the Non- Funding Lender), (C) third, to be held in such account and applied by the Agent from time to time against all other obligations of such Non-Funding Lender to the Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Agent in its discretion including such Non-Funding Lender's obligation to pay its Proportionate Share of any indemnification or expense reimbursement amounts not paid by the Borrower, and (D) fourth, at the Agent's discretion, to fund from time to time such Non-Funding Lender's Proportionate Share of Advances.

(c)

A Non-Funding Lender shall have no voting or consent rights with respect to matters under this Agreement or the other Loan Documents, unless and until it is no longer a Non-Funding Lender. Accordingly, the Commitments and the portion of the Outstanding Principal Amount owing to any Non-Funding Lender shall be disregarded in the determination of the Required Lenders.

(d)

Neither the Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender (including a Non-Funding Lender) for any action taken or omitted to be taken by them in connection with amounts payable by the Borrower to a Non-Funding Lender and received by the Agent and applied in accordance with the provisions of this Agreement, save and except for the negligence or wilful misconduct of the Agent as determined by a final non-appealable judgment of a court of competent jurisdiction.

ARTICLE XII - CBA MODEL PROVISIONS

12.01	CBA Model Provisions Incorporated by Reference

The CBA Model Provisions (except for the footnotes contained therein) form part of this Agreement and are incorporated herein by reference, subject to the following variations:

(a)

Each term set out below which is used as a defined term in the CBA Model Provisions shall be deemed to have been replaced as set out below; and for greater certainty the said replacement term shall have the meaning ascribed thereto in Section 1.01 of this Agreement:

•	“Administrative Agent” shall be replaced by “Agent”;

•	“Applicable Percentage” shall be replaced by “Proportionate Share”;

•	“Loans” shall be replaced by “Advances”;

•	“Obligors” shall be replaced by “Companies” (and all necessary changes required by the context shall be deemed to have been made); and

•	“Provisions” shall be replaced by “CBA Model Provisions”.

(b)

“Pro rata share”, “rateably” and similar terms in the CBA Model Provisions shall have the meaning ascribed to the term “Proportionate Share” as defined in Section 1.01 of this Agreement, if the context requires.

(c)

The terms “Related Parties” and “Related Party” in the CBA Model Provisions shall be deemed to have the meanings ascribed to the defined terms “Related Persons” and “Related Person” in this Agreement, respectively.

(d)	In the third line of subsection 7.7(1) of the CBA Model Provisions, the phrase “…in consultation with the Borrower…” is hereby amended to read “…upon notice to the Borrower…”.

(e)	The parties hereby acknowledge and agree that the indemnity contained in clause 9(b)(iii) of the CBA Model Provisions is in addition to and not in substitution for the indemnity contained in Section

13.05 of this Agreement.

(f)     In addition to the restrictions contained in paragraph 10(b) of the CBA Model Provisions relating to the ability of Lenders to assign their Commitments in whole or in part, if a Lender proposes to assign less than its entire Commitment, it may do so only if it retains a Commitment in a principal amount of at least five million Canadian Dollars (CDN$5,000,000).

12.02	Inconsistencies with CBA Model Provisions

To the extent that there is any inconsistency between a provision of this Agreement and a provision of the CBA Model Provisions, the provision of this Agreement shall govern. For greater certainty, a provision of this Agreement and a provision of the CBA Model Provisions shall be considered to be inconsistent if both relate to the same subject-matter and the provision in the CBA Model Provisions imposes more onerous obligations or restrictions than the corresponding provision in this Agreement.

ARTICLE XIII - GENERAL

13.01	Waiver

The failure or delay by the Agent or any Lender in exercising any right or privilege with respect to the non- compliance with any provisions of this Agreement by the Borrower and any course of action on the part of the Agent or any Lender, shall not operate as a waiver of any rights of the Agent or such Lender unless made in writing by the Agent or such Lender. Any such waiver shall be effective only in the specific instance and for the purpose for which it is given and shall not constitute a waiver of any other rights and remedies of the Agent or such Lender with respect to any other or future non-compliance.

13.02	Expenses of Agent and Lenders

Whether or not the transactions contemplated by this Agreement are completed or any Advance has been made, the Borrower agrees to pay on demand by the Agent from time to time all reasonable expenses incurred by the Agent or any Lender in connection with this Agreement, the Security and all documents contemplated hereby, specifically including: reasonable expenses incurred by the Agent and the Lenders in respect of due diligence, appraisals, insurance consultations, credit reporting and responding to demands of any Governmental Authority; reasonable legal expenses incurred by the Agent and the Lenders in connection with the preparation and interpretation of this Agreement and the Security and the administration of Facility A generally, including the preparation of waivers and partial discharges of Security; and all reasonable legal expenses incurred by the Agent and the Lenders in connection with the protection and enforcement of the Security.

13.03	Debit Authorization

The Borrower hereby authorizes the Agent to debit any account maintained by the Borrower with the Agent, and to set off and compensate against any and all accounts, credits and balances maintained by the Borrower with the Agent, in order to pay (i) any interest or other amounts payable by the Borrower from time to time pursuant to this Agreement when due; and (ii) any expenses referred to in Section 13.02 which are not paid by the Borrower within thirty (30) days after receipt by the Borrower of a written request from the Agent for payment of such expenses. The Agent agrees to give written notice to the Borrower of any such debit promptly thereafter.

13.04	General Indemnity

In addition to any other liability of the Borrower hereunder, the Borrower hereby agrees to indemnify and save harmless the Indemnitees from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable legal fees) of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Indemnitees (except to the extent arising from the negligence or wilful misconduct of such Indemnitees) which relate or arise out of or result from:

(a)

any failure by the Borrower to pay and satisfy its obligations hereunder including any costs or expenses incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Lenders to fund or maintain the Facilities or as a result of the Borrower's failure to take any action on the date required hereunder or specified by it in any notice given hereunder;

(b)	any investigation by Governmental Authorities or any litigation or other similar proceeding related to any use made or proposed to be made by the Borrower of the proceeds of any Advance; and

(c)	any instructions given to any Lender to stop payment on any cheque issued by the Borrower or to reverse any wire transfer or other transaction initiated by such Lender at the request of the Borrower.

13.05	Environmental Indemnity

In addition to any other liability of the Borrower hereunder, the Borrower hereby agrees to indemnify and save harmless the Indemnitees from and against:

(a)	any losses suffered by the Indemnitees for, in connection with, or as a direct or indirect result of, the failure of any Company to comply with all Requirements of Environmental Law;

(b)

any losses suffered by the Indemnitees for, in connection with, or as a direct or indirect result of, the presence of any Hazardous Material situated in, on or under any property owned by any of the Companies or upon which any of them carries on business; and

(c)

any and all liabilities, losses, damages, penalties, expenses (including reasonable legal fees) and claims which may be paid, incurred or asserted against the Indemnitees for, in connection with, or as a direct or indirect result of, any legal or administrative proceedings with respect to the presence of any Hazardous Material on or under any property owned by any of the Companies or upon which any of them carries on business, or the discharge, emission, spill, radiation or disposal by any of them of any Hazardous Material into or upon any Real Property, the atmosphere, or any watercourse or body of water; including the costs of defending and/or counterclaiming or claiming over against third parties in respect of any action or matter and any cost, liability or damage arising out of a settlement entered into by the Indemnitees of any such action or matter;

except to the extent arising from the negligence or wilful misconduct of such Indemnitees.

13.06	Survival of Certain Obligations despite Termination of Agreement

The termination of this Agreement shall not relieve the Borrower from its obligations to the Agent and the Lenders arising prior to such termination, such as obligations arising as a result of or in connection with any breach of this Agreement, any failure to comply with this Agreement or the inaccuracy of any representations and warranties made or deemed to have been made prior to such termination, and obligations arising pursuant to all indemnity obligations contained herein. Without limiting the generality of the foregoing, the obligations of the Borrower to the Agent and the Lenders arising under or in connection with Sections 13.04 and 13.05 of this Agreement and Section 3.2 of the CBA Model Provisions shall continue in full force and effect despite any termination of this Agreement.

13.07	Interest on Unpaid Costs and Expenses

If the Borrower fails to pay when due any amount in respect of costs or expenses incurred by the Agent or any other amount incurred by the Agent and required to be paid by it hereunder (other than principal or interest on any Advance), it shall pay interest on such unpaid amount from the time such amount is due until paid at the rate equal to the highest rate of interest then applicable under the Facilities.

13.08	Notice

Without prejudice to any other method of giving notice, all communications provided for or permitted hereunder shall be in writing and delivered to the addressee by prepaid private courier or sent by facsimile to the applicable address and to the attention of the officer of the addressee as follows:

(a)	to the Borrower: Pure Sunfarms Corp.

4700 – 80th Street Delta, BC V4K 3N3

Attention: President

Email: MDosanjh@puresunfarms.com

(b)	to the Agent: Bank of Montreal

Agent Bank Services 250 Yonge St., 11th Floor Toronto, Ontario

M5B 2L7

Attention: Manager, Agent Bank Services (re Pure Sunfarms Corp.)

Fax No: 416-598-6218

(c)	to any Lender, at its address noted on Exhibit “A” attached hereto.

Any communication transmitted by prepaid private courier shall be deemed to have been validly and effectively given or delivered on the Business Day after which it is submitted for delivery. Any communication transmitted by facsimile shall be deemed to have been validly and effectively given or delivered on the day on which it is transmitted, if transmitted on a Business Day on or before 5:00 p.m. (local time of the intended recipient), and otherwise on the next following Business Day. Any party may change its address for service by notice given in the foregoing manner.

13.09	Severability

Any provision of this Agreement which is illegal, prohibited or unenforceable in any jurisdiction, in whole or in part, shall not invalidate the remaining provisions hereof; and any such illegality, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.10	Further Assurances

The Borrower shall, at its expense, promptly execute and deliver or cause to be executed and delivered to the Agent upon request, acting reasonably, from time to time all such other and further documents, agreements, opinions, certificates and instruments in compliance with this Agreement, or if necessary or desirable to more fully record or evidence the obligations intended to be entered into herein, or to make any recording, file any notice or obtain any consent.

13.11	Time of the Essence

Time shall be of the essence of this Agreement.

13.12	Promotion and Marketing

For the purpose of promotion and marketing, the Borrower hereby authorizes and consents to the reproduction, disclosure and use by the Lenders and the Agent of its name, identifying logo and the Facilities, provided that the amount of Facilities shall not be disclosed. The Borrower acknowledges and agrees that the Lenders shall be entitled to determine, in their sole discretion, whether to use such information; that no compensation will be payable by the Lenders or the Agent in connection therewith; and that the Lenders and the Agent shall have no liability whatsoever to it or any of its employees, officers, directors, affiliates or shareholders in obtaining and using such information as contemplated herein.

13.13	Entire Agreement; Waivers and Amendments to be in Writing

(a)

This Agreement supersedes all discussion papers, term sheets and other writings which may have been issued by the Agent or the Lenders prior to the date hereof relating to the Facilities, which shall have no further force or effect. This Agreement and any other documents or instruments contemplated herein or therein shall constitute the entire agreement and understanding among the Borrower, the Lenders and the Agent relating to the subject-matter hereof.

(b)

Subject to Section 11.01(b) and Section 11.10, no provision of this Agreement, or any other document or instrument in existence among the parties may be modified, waived or terminated except by an instrument in writing executed by the party against whom such modification, waiver or termination is sought to be enforced.

13.14	Inconsistencies with Security

To the extent that there is any inconsistency between a provision of this Agreement and a provision of any document constituting part of the Security, the provision of this Agreement shall govern. For greater certainty, a provision of this Agreement and a provision of the Security shall be considered to be inconsistent if both relate to the same subject-matter and the provision in the Security imposes more onerous obligations or restrictions than the corresponding provision in this Agreement.

13.15	Confidentiality

The Agent and the Lenders agree that all documentation and other information made available by the Borrower to them under or in connection with this Agreement shall (except to the extent such documentation or other information is publicly available or hereafter becomes publicly available other than by their actions, or was theretofore known or hereinafter becomes known to them independently of any disclosure by the Companies) be held in confidence by them and used solely in the evaluation, administration and enforcement of the Advances and all matters related to this Agreement and the Security and the transactions contemplated hereby and thereby, and in the prosecution of defence of legal proceedings arising in connection herewith and therewith. Notwithstanding the foregoing, nothing contained herein shall be construed to prevent the Agent or the Lenders from (a) making disclosure of any information (i) if required to do so by Applicable Law, (ii) to any Governmental Authority having or claiming to have authority to regulate or oversee any aspect of the business of the Agent, the Lenders or the Companies in connection with the exercise of such authority or claimed authority and that compels or requires the disclosure of such information, (iii) pursuant to any subpoena or if otherwise compelled in connection with any litigation or administrative proceeding, (iv) to any prospective participant or assignee of all or any portion of the rights and obligations or the Agent or any Lender hereunder provided that such prospective assignee executes and delivers to the Borrower a confidentiality agreement in form and substance acceptable to it, acting reasonably, or (v) to the extent that the Agent or its counsel deems necessary or appropriate, acting reasonably, to effect or preserve its Security or to enforce any remedy provided in this Agreement or the Security or otherwise available by Law; or (b) making, on a confidential basis, such disclosures as the Agent and the Lenders reasonably deem necessary or appropriate to their legal counsel, accountants or other advisers, agents or representatives (including outside auditors).

13.16	Governing Law

This Agreement shall be interpreted in accordance with the Laws of the Province of British Columbia. Without prejudice to the right of the Agent and the Lenders to commence any proceedings with respect to this Agreement in any other proper jurisdiction, the parties hereby attorn and submit to the jurisdiction of the courts of the Province of British Columbia.

13.17	Execution by Fax or pdf; Execution in Counterparts

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same Agreement. This Agreement may be executed by facsimile or portable document format (pdf), and any signature contained hereon by facsimile or pdf shall be deemed to be equivalent to an original signature for all purposes.

13.18	Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns; “successors” includes any corporation resulting from the amalgamation of any party with any other corporation.

[The remainder of this page is intentionally blank. Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

PURE SUNFARMS CORP.

By: /s/ Miguel Martinez

name: Miguel Martinez

title: VP Finance

By:	_ name:

title:

BANK OF MONTREAL, as Administrative Agent

By: /s/ Francois Wentzel

name: Francois Wentzel

title: Managing Director

By: /s/ Hassan Baig

name: Hassan Baig

title: Associate Director

FARM CREDIT CANADA, as a Lender

By: /s/ Ryan Holling

name: Ryan Holling

title: Sr. Relationship Manager

By:_

name: title:

BANK OF MONTREAL, as a Lender

By: /s/ Francois Wentzel

name: Francois Wentzel

title: Managing Director

By: /s/ Hassan Baig

name: Hassan Baig

title: Associate Director

CANADIAN IMPERIAL BANK OF COMMERCE, as

a Lender

By: /s/ James Day

name: James Day

title: Authorized Signatory

By:_

name: title:

Second A&R Credit Agreement - signature page

EXHIBIT "A" - LENDERS AND LENDERS' COMMITMENTS

(amounts are in Canadian Dollars)

Lender	Facility A Commitment	Facility B Commitment	Facility C Commitment
Bank of Montreal	$7,500,000	$9,500,000	$12,500,000
Farm Credit Canada	-	$9,500,000	-
Canadian Imperial Bank of Commerce	$7,500,000		$12,500,000
Total	$15,000,000	$19,000,000	$25,000,000

BA  Lenders Bank of Montreal

Canadian Imperial Bank of Commerce

Non-BA Lenders Farm Credit Canada

Lenders' Addresses

Bank of Montreal Corporate Finance

18th Floor, First Canadian Place Toronto, ON M5X 1A1

Attention: Vice-President (re Pure Sunfarms Corp.) Fax: 416-864-6534

Farm Credit Canada

Loan Administration Centre

12040 149th Street NW, 2nd Floor Edmonton, AB T5V 1P2

Attention: Loan Administration Technician/Syndication Group Fax: 780-495-5665

Canadian Imperial Bank of Commerce 199 Bay Street, 4th Floor

Toronto, ON M5L 1A2

Attention: Director, National Accounts Fax: 416-956-3830

EXHIBIT "B" - DRAW REQUEST

To:   Bank of Montreal, as Administrative Agent (the "Agent")

This Draw Request is delivered pursuant to the amended and restated credit agreement made among Pure Sunfarms Corp. as borrower (the "Borrower''), Emerald Health Therapeutics Canada, Inc. and Village Farms International Inc. as guarantors, Bank of Montreal and certain other lenders as lenders, and Bank of Montreal as administrative agent for the lenders from time to time thereunder, dated June 30, 2020 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement"). Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined in herein.

1.	The Borrower hereby requests an Advance as follows:

(a)	Facility:

(b)	Date of Advance:

(c)	Amount of Advance:

(d)	Availment Option:

(e)	If Availment Option is a Bankers' Acceptance or BA Equivalent Loan, indicate period requested:

(f)	If Letter of Credit requested, attach

schedule setting out terms requested:

2.	The Borrower hereby certifies that as at the date hereof:

{a)       the representations and warranties in the Credit Agreement are true and correct in all material respects as if made on the date hereof, except for any such representations and warranties which are expressly stated therein to have been made only as at the date of the Credit Agreement; and

(b)     no Default, Event of Default or Material Adverse Change has occurred and is continuing, nor shall the making of the Advance pursuant to this Draw Request result in the occurrence of a Default, Event of Default or Material Adverse Change.

Dated thisday of_

PURE SUNFARMS CORP.

By: Name:

Title:

EXHIBIT "C" - ROLLOVER NOTICE

To:   Bank of Montreal, as Administrative Agent (the "Agent")

This Rollover Notice is delivered pursuant to the amended and restated credit agreement made among Pure Sunfarms Corp. as borrower (the "Borrower''}, Emerald Health Therapeutics Canada, Inc. and Village Farms International Inc. as guarantors, Bank of Montreal and certain other lenders as lenders, and Bank of Montreal as administrative agent for the lenders from time to time thereunder, dated June 30, 2020 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement"). Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined herein.

1.	The Borrower hereby requests a Rollover as follows:

(a)	Facility:

(b)	Availment Option to be rolled over:

(c)	amount of maturing Advance:

(d)	date of maturing Advance:

(e)	period requested:

2.	The Borrower hereby certifies that as at the date hereof:

(a)

the representations and warranties in the Credit Agreement are true and correct in all material respects as if made on the date hereof, except for any such representations and warranties which are expressly stated therein to have been made only as at the date of the Credit Agreement; and

(b)

no Default, Event of Default or Material Adverse Change has occurred and is continuing, nor shall the making of the Rollover pursuant to this Rollover Notice result in the occurrence of a Default, Event of Default or Material Adverse Change.

Dated thisday of_

PURE SUNFARMS CORP.

By: Name:

Title:

EXHIBIT "D" -SUBSTITUTION•NOTICE

To:   Bank of Montreal, as Administrative Agent (the "Agent")

This Substitution Notice is delivered pursuant to the amended and restated credit agreement made among Pure Sunfarms Corp. as borrower (the "Borrower"), Emerald Health Therapeutics Canada, Inc. and Village Farms International Inc. as guarantors, Bank of Montreal and certain other lenders as lenders,  and Bank of Montreal as administrative agent for the lenders from time to time thereunder, dated June 30, 2020 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement"). Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined herein.

1.	The Borrower hereby requests a Substitution as follows:

(a)	Facility:

(b)	Availment Option to be converted:

(c)	amount of maturing Advance:

(d)	date of maturing Advance:

(e)	Availment Option requested:

(f)	period requested:

2.	The Borrower hereby certifies that as at the date hereof:

(a)

the representations and warranties in the Credit Agreement are true and correct in all material respects as if made on the date hereof, except for any such representations and warranties which are expressly stated therein to have been made only as at the date of the Credit Agreement; and

(b)

no Default, Event of Default or Material Adverse Change has occurred and is continuing, nor shall the making of the Substitution pursuant to this Substitution Notice result in the occurrence of a Default, Event of Default or Material Adverse Change.

Dated thisday of_

PURE SUNFARMS CORP.

By:	Name:

Title:

NATDOCS\47120728\V-2

EXHIBIT "E" - REPAYMENT NOTICE

To:Bank of Montreal, as Administrative Agent (the "Agent")

This Repayment Notice is delivered pursuant to the amended and restated credit agreement made among Pure Sunfarms Corp. as borrower (the "Borrower''), Emerald Health Therapeutics Canada , Inc. and Village Farms International Inc. as guarantors, Bank of Montreal and certain other lenders as lenders, and Bank of Montreal as administrative agent for the

. lenders from time to time thereunder, dated June 30, 2020 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the "Credit  Agreement").  Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined herein.

The Borrower hereby advises that a Repayment will be made as follows:

1.Facility:

2.Availment Option of Advance to be repaid:

3.date of Repayment:

4.	amount of Repayment:

Dated thisday of_

PURE SUNFARMS CORP.

By: Name:

Title:

EXHIBIT "F" -  BORROWING BASE CERTIFICATE

To:   Bank of Montreal, as Administrative Agent (the "Agent")

This Borrowing Base Certificate is delivered pursuant to the amended and restated credit agreement made among Pure Sunfarms Corp. as borrower (the "Borrower"), Emerald Health Therapeutics, Inc. and Village Farms International Inc. as guarantors,  Bank of Montreal and certain other lenders as lenders, and Bank of Montreal as administrative agent for the lenders from time to time thereunder, dated June 30, 2020 (as amended, restated,  supplemented, replaced or otherwise  modified from time to time, the "Credit Agreement").  Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined herein.

1.	As of the close of business on(being the last day of the immediately preceding calendar month, hereafter the "Applicable Date"), the Facility A Margin Limit was CON$ ,determined as follows:

(a)	Eligible Receivables owing by Governmental Authorities domiciled in Canada:

x 85% = ;plus

(b)	Eligible Receivables owing by other account debtors domiciled in Canada:

x 75% = ;plus

(c)	the lower of (x) CDN$1,000,000, and (y) the aggregate Eligible Receivables owing by account debtors domiciled in other Approved Jurisdictions, as follows:

(i)

(ii)

(iii)

[jurisdiction]: x65% = ;plus [jurisdiction]:x 65% =;plus [uurisdiction): x 65% = ------   •less

(d)	Potential Statutory Priority Amount: ; equals

(e)	Facility A Margin Limit:. Borrowing Base (Excess/Deficiency):$
2.	Attached to this certificate are:

(a)

an aged summary of accounts receivable of the Companies including the following information: country of domicile; intercompany accounts; doubtful accounts; accounts in dispute; contra accounts; holdbacks, and any deposits received from each account debtor which remain outstanding at the report date;

(b)	an aged summary of accounts payable of the Companies; and

(c)	a summary of all amounts which comprise the Potential Statutory Priority Amount.

3.	The Borrower hereby certifies that as at the date hereof:

(a)

the representations and warranties in the Credit Agreement are true and correct in all material respects as if made on the date hereof, except for any such representations and warranties which are expressly stated therein to have been made only as at the date of the Credit Agreement; and

(b)	no Default, Event of Default or Material Adverse Change has occurred and is continuing.

Dated thisday of_

PURE SUNFARMS CORP.

By: Name:

Title:

EXHIBIT "G" - COMPLIANCE CERTIFICATE

To:Bank of Montreal, as Administrative Agent (the "Agent")

This Compliance Certificate is delivered pursuant to the amended and restated credit agreement made among Pure Sunfarms Corp. as borrower (the "Borrower"), Emerald Health Therapeutics Canada, Inc. and Village Farms International Inc. as guarantors, Bank of Montreal and certain other lenders as lenders, and Bank  of Montreal  as administrative agent  for the lenders from time to time thereunder, dated June 30, 2020 (as amended, restated, supplemented, replaced or otherwise  modified from time to time, the "Credit Agreement").  Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined herein.

The undersigned officer of the Borrower hereby certifies on behalf of the Borrower and without personal liability as follows:

1.	This Compliance Certificate is provided in respect of the Fiscal Quarter ended_

2.	Delivered herewith are the [Interim Financial Statements / Year-end Financial Statements].

3.	Delivered herewith is a copy of the Borrower's auditor's letter to management. [note -

delete if not Fiscal Year]

4.

EBITDA for the fiscal period between the Conversion Date and the end of the said Fiscal Quarter (the "Fiscal Period") is. Attached hereto are details of all adjustments to EBITDA in respect of the Fiscal Period. [note - see definition of EB/TOA for permitted adjustments]

5.	TheFixedChargeCoverageRatioinrespectoftheFiscalPeriodis

_, determined as follows: (note- may not be less than 1.50 to 1)

EBITDA:	; less Cash Taxes: ; less

Distributions paid in cash: ; less

Capital Expenditures not financed by Permitted Funded Debt:	equals: ; divided by

Funded Debt Service: equals:_

6.	The Senior Funded Debt to El31TDA Ratio in respect of the Fiscal Period is

,determined as follows: (note - may not exceed 2.50 to 1)

. Senior Funded Debt:	; EBITDA:;

divided by

equals:_

7.	Liquidity Coverage is: CON$ ,determined as follows: (note -

must not be less than CDN$3,000,000)

Unrestricted Cash: ; plus

Facility A Available Commitment:_

8.	The Borrower hereby certifies that as at the date hereof:

(a)

the representations and warranties in the Credit Agreement are true and correct in all material respects as if made on the date hereof, except for any such representations and warranties which are expressly stated therein to have been made only as at the date of the Credit Agreement; and

(b)	no Default, Event of Default or Material Adverse Change has occurred and is continuing.

Dated thisday of_

Name:

Title:

See attachments.

EXHIBIT "H" - EXCESS CASH FLOW CERTIFICATE

To:   Bank of Montreal, as Administrative Agent (the "Agent")

This Excess Cash Flow Certificate is delivered pursuant to the amended and restated credit agreement made among Pure Sunfarms Corp. as borrower (the "Borrower"), Emerald Health Therapeutics Canada, Inc. and Village Farms International Inc. as guarantors, Bank of Montreal and certain other lenders as lenders,  and Bank of Montreal as administrative agent for the lenders from time to time thereunder, dated June 30, 2020 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the "Credit  Agreement").

Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined herein.

1.

This Excess Cash Flow Certificate is provided by the undersigned Senior Officer on behalf of the Borrower in respect of the Fiscal Year ended. The Excess Cash Flow for such Fiscal Year is determined as follows:

(a)

(b)

(c)

(d)

(e)

(f)

EBITDA: ; less

Cash Taxes in respect of such Fiscal Year ; less Unfunded Capital Expenditures paid during such Fiscal Year: ; less

Interest paid in cash during such Fiscal Year in respect  of  Permitted  Funded Debt (except the portion of any such Interest which constitutes a Distribution and was not permitted under a subordination/postponement agreement with the Agent): ; less scheduled principal payments paid during such Fiscal Year in respect of Permitted Funded Debt (except the portion of any such principal payments which constitute Distributions and were not permitted under a subordination/postponement agreement with the Agent):

; equals

Excess Cash Flow:_

Dated thisday of_

Name:

Title:

EXHIBIT "I" - FORM OF BA EQUIVALENT NOTE

[insert date]

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of

[name of Non-BA Lender] at its office at [insert address from Credit Agreement], the sum of _

Dollars ($•in lawful

money of Canada on [insert date of maturity].

Dated thisday of_

PURE SUNFARMS CORP.

By:

Name:

Title:

EXHIBIT "J" - CBA MODEL PROVISIONS

See attached.

MODEL CREDIT AGREEMENT PROVISIONS

1.	Definitions

11Administrative Questionnaire" means an Administrative Questionnaire   in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agreement" means the credit agreement of which these Provisions form part.

11Applicable Law" means (a} any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or {d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

"Applicable Percentage" means with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total outstanding Loans and participations in respect of Letters of Credit represented by such Lender's outstanding Loans and participations in respect of Letters of Credit.

11Approved Fund" means any Fund that is administered or managed by (a) a Lender,

(b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: {a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any Applicable Law by any Governmental Authority.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have corresponding meanings.

"Default" means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both.

"Eligible Assignee" means any Person (other than a natural person, any Obligor or any Affiliate of an Obligor), in respect of which any consent that is required by Section l0(b) has been obtained.

"Excluded Taxes" means, with respect to the Administrative Agent, any lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of an Obligor hereunder, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any lender, in which its applicable lending office is located, (b} any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located and (c) in the case of a Foreign Lender (other than (i) an assignee pursuant to a request by the Borrower under Section 3.3(b), (ii) an assignee pursuant to an Assignment and Assumption made when an Event of Default has occurred and is continuing or (iii) any other assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), any withholding tax that (A} is not imposed or assessed in respect of a loan that was made on the premise that an exemption from such withholding tax would be available where the exemption is subsequently determined, or alleged by a taxing authority, not to be available and (B) is required by Applicable Law to be withheld or paid in respect of any amount payable hereunder or under any loan Document to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.2(e), except to the extent that such Foreign Lender {or its assignor, if any} was entitled, at the time of designation of a new lending office {or assignment), to receive additional amounts from an Obligor with respect to such withholding tax pursuant to Section 3.2(a). For greater certainty, for purposes of item (c} above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto.1

."Foreign lender" means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for tax purposes and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any loan Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Governmental Authority" means the government of Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing,

1   Please note that this definition of "Excluded Taxes" will result in Foreign lenders not being grossed up for withholding taxes that exist at the time of execution and delivery of the Credit Agreement, except in the circumstances specified. If a loan is intended to be exempt from withholding tax as a "5/25" structure or otherwise, this premise should be specified in the Credit Agreement.

regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Issuing Bank" means the Person named elsewhere in this Agreement' as the issuer of Letters of Credit on the basis that it is "fronting" for other Lenders and not on the basis that it is the attorney of other Lenders to sign Letters of Credit on their behalf, or any successor issuer of Letters of Credit. For greater certainty, where the context requires, references to "Lenders" in these Provisions include the Issuing Bank.

"Loan" means any extension of credit by a Lender under this Agreement, including by way of bankers' acceptance or LIBOR Rate Loan, except for any Letter of Credit or participation in a Letter of Credit.

"Obligors" means, collectively, the Borrower and each of the guarantors of the Borrower's obligations that are identified elsewhere in this Agreement.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant" has the meaning assigned to such term in Section l0(d) .

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Provisions" means these model credit agreement provisions.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

''Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

2.	Terms Generally

(1)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time

2     Ensure that the Credit Agreement identifies the Issuing Bank or indicates that there is none.

amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (c) the words "herein", "hereof" and "hereunder'', and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless otherwise expressly stated, all references in these Provisions to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, these Provisions, but all such references elsewhere in this Agreement shall be construed to refer to this Agreement apart from these Provisions, {e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words "asset" and "property'' shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. •

(2)If there is any conflict or inconsistency between these Provisions and the other terms of this Agreement, the other terms of this Agreement shall govern to the extent necessary to resolve the conflict or inconsistency.

3.	Yield Protection

3.1	Increased Costs.

(a)	Increased Costs Generally. If any Change in Law shall:

(i} impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)subject any lender to any Tax of any kind whatsoever with respect to this Agreement, any letter of Credit, any participation in a Letter of Credit or any loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 3.2 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(iii)impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of C edit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any lender determines that any Change in Law affecting such lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such lender's holding company, if any, as a consequence of this Agreement, the Commitments of such lender or the loans made by, or the Letters of Credit issued or participated in by such lender, to a level below that which such lender or its holding company could have achieved but for such Change in Law (taking into consideration such lender's policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such lender or its holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any lender to demand compensation pursuant to this Section shall not constitute a waiver of such lender's right to demand such compensation, except that the Borrower shall not be required to compensate a lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefore, unless the Change in law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

3.2

(a)Payments Subject to Taxes. If any Obliger, the Administrative Agent, or any lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of an Obliger hereunder or under any other loan Document, then (i) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Administrative Agent or lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Obliger shall make any such deductions required to be made by it under Applicable law and (iii) the Obliger shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable law.

(b)Payment of Other Taxes by the Borrower. Without limiting the prov1s1ons of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a lender, shall be conclusive absent manifest error.

(d)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obliger to a Governmental Authority, the Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Status of lenders. Any foreign lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, (a} any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such lender is subject to withholding or information reporting requirements, and (b) any lender that ceases to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall within five days thereof notify the Borrower and the Administrative Agent in writing.

(f)Treatment of Certain Refunds and Tax Reductions. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which an Obliger has paid additional amounts pursuant to this Section or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or Obligor, as applicable, an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Administrative Agent or such lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). The Borrower or Obligor as applicable, upon the request of the Administrative Agent or such lender, agrees to repay the amount paid over to the Borrower or Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such lender is required to repay such refund or reduction to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

3.3	Mitigation Obligations: Replacement of lenders.

(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 , then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.2, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of le nders.3 If any Lender requests compensation under Section 3.1, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any lender pursuant to Section 3.2, if any lender's obligations are suspended pursuant to Section 3.4 or if any lender defaults in its obligation to fund loans hereunder, then the Borrower may, at its sole expense and effort, upon 10 days' notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10), all of its interests, rights and obligations under this Agreement and the related loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)the Borrower pays the Administrative Agent the assignment fee specified in Section l0(b)(vi);

(ii)the assigning Lender receives payment of an amount equal to the outstanding principal of its Loans and participations in disbursements under letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii} in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv} such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3	Please note that the Breakfunding section in the Credit Agreement should expressly include any amounts payable as a result of an assignment required by this Section.

3.4	Illegality.

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that itis unlawful, for any Lender or its applicable Lending Office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to participate in, issue or maintain any Letter of Credit (or to maintain its obligation to participate in or to issue any Letter of Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Loans, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.5	Inability to Determine Rates Etc.

If the Required Lenders determine that for any reason a market for bankers' acceptances does not exist at any time or the Lenders cannot for other reasons, after reasonable efforts, readily sell bankers' acceptances or perform their other obligations under this Agreement with respect to bankers' acceptances, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, the Borrower's right to request the acceptance of bankers' acceptances shall be and remain suspended until the Required Lenders determine and the Agent notifies the Borrower and each Lender that the condition causing such determination no longer exists. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed UBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders} revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing, conversion or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

4.	Right of Setoff.

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency} at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Loan Document and although such obligations of the Obliger may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers' lien) that the Lenders or their respective Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. If any Affiliate of a Lender exercises any rights under this Section 4, it shall share the benefit received in accordance with Section 5 as if the benefit had been received by the Lender of which it is an Affiliate.

5.	Sharing of Payments by Lenders.

If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Loans and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b} purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest,

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its loans or participations in disbursements under Letters of Credit to any assignee or participant, other than to any Obligor or any Affiliate of an Obligor {as to which the provisions of this Section shall apply); and

(iii)the provisions of this Section shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such lender that do not arise under or in connection with the Loan Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Lien or that is otherwise entitled to priority over the Borrower's obligations under or in connection with the Loan Documents, (y} any reduction arising from an amount owing to an Obligor upon the termination of derivatives entered into between the Obligor and such Lender'\ or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

4 Those preparing Credit Agreements should consider whether this exclusion of proceeds of derivatives is appropriate in the particular circumstances of the Credit Agreement. It may be appropriate to provide for sharing of, for example, any net amount available after the termination of all derivatives entered into

The Obligors consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obliger rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

6.	Administrative Agent's Clawback

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Administrative Agent such Lender's share of such advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

{b) Payments by Borrower: Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

7.	Agency.

7.1Appointment and Authority. Each of the Lenders and the Issuing Bai:tk hereby irrevocably appoints the Person identified elsewhere in this Agreement as the Administrative Agent' to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as between the Obligors and a lender and the setoff of resulting amounts owing by the Obligors and to the Obligors if there is more than one such derivative.

5Ensure that the Credit Agreement identifies the Administrative Agent for the purpose of this reference are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Obligor shall have rights as a third party beneficiary of any of such provisions.

7.2

Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Affiliate thereof as if such Person were not the Administrative Agent and without any duty to account to the Lenders.

7.3	Exculpatory Provisions.

(1)

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.[6] Without limiting the generality of the foregoing, the Administrative Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), but the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

(2)	The Administrative Agent shall not be liable for any action taken or not taken by it

(i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Administrative Agent by the Borrower or a Lender.

6	It is anticipated that the Credit Agreement will require the Borrower to be responsible for compliance with all requirements to maintain perfection of security.

(3)Except as otherwise expressly specified in this Agreement, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default,

(iv)the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

7.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution} believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent's gross negligence or wilful misconduct.

7.6Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Admin.istrative Agent from among the Lenders (including the Person serving as Administrative Agent) and their respective Affiliates. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Administrative Agent shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

7.7	Replacement of Administrative Agent.

(1)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto, Ontario or Montreal, Quebec, or an Affiliate of any such Lender with an office in Toronto or Montreal. The Administrative Agent may also be removed at any time by the Required Lenders upon 30 days' notice to the Administrative Agent and the Borrower as long as the Required Lenders, in consultation with the Borrower, appoint and obtain the acceptance of a successor within such 30 days, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto or Montreal, or an Affiliate of any such lender with an office in Toronto or Montreal.

(2)If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the lenders, appoint a successor Administrative Agent meeting the qualifications specified in Section 7.7(1), provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in the preceding paragraph.

(3)Upon a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent, and the former Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Administrative Agent, the provisions of this Section 7 and of Section 9 shall continue in effect for the benefit of such former Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent was acting as Administrative Agent.

7.8Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

7.9Collective Action of the Lenders. Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent upon the decision of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

7.10No Other Duties. etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

8.	Notices: Effectiveness; Electronic Communication

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as-provided in paragraph (b) below}, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified elsewhere in this Agreement 7 or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to an Obligor other than the Borrower, in care of the Borrower.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b}.

(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative

1Ensure that the Credit Agreement contains the contact information referred to.

Agent,8 provided that the foregoing shall not apply to notices to any Lender of Loans to be made or Letters of Credit to be issued if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)Change of Address. Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

9.	Expenses; Indemnity: Damage Waiver 9

(a)Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including• all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)	Indemnification by the Borrower. The Borrower shall indemnify the Administrative

• Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an "lndemnitee"} against, and hold each lndemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any lndemnitee, incurred by any lndemnitee or asserted against any lndemnitee by any third party or by any Obliger arising out of, in

[8]	Administrative Agents may wish to prescribe procedures for electronic communications and to disseminate those procedures to Lenders.

9A reference to this Section should be included in the Survival Section, if any, of the Credit Agreement.

connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Obligor, or any Environmental Liability related in any way to any Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any lndemnitee is a party thereto, provided that such indemnity shall not, as to any lndemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such lndemnitee or (y) result from a claim brought by the Borrower or any other Obligor against an lndemnitee for breach in bad faith of such lndemnitee's obligations hereunder or under any other Loan Document, if the Obligor has obtained a final and nonappealable judgment in its favour on such claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 3.1, 3.2 and 9(a).

(c} Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the other provisions of this Agreement concerning several liability of the Lenders.

(d)Waiver of Consequential Damages. Etc. To the fullest extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any lndemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby {or any breach thereof), the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No lndemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems .in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments. All amounts due under this Section shall be payable promptly after demand therefor. A certificate of the Administrative Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

10.	Successors and Assigns

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible

. Assignee in accordance with the provisions of paragraph (b) of this Section, (ii} by way of participation in accordance with the provisions of paragraph (d} of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person {other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d} of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and. obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i} except if an Event of Default has occurred arid is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Loans outstanding thereunder} or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date} shall not be less than $5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent to a lower amount {each such consent not to be unreasonably withheld or delayed);

(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii} shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(iii)any assignment of a Commitment relating to a credit under which Letters of Credit may be issued must be approved by any Issuing Bank (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself already a Lender with a Commitment under that credit;

(iv)any assignment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless:

(x) in the case of an assignment of a Commitment relating to a revolving credit, the proposed assignee is itself already a Lender with the same type of Commitment,

(y} no Event of Default has occurred and is continuing, and the assignment is of a Commitment relating to a non-revolving credit that is fully advanced, or

(z) the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody's Investor Services Inc., Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and Dominion Bond Rating Service Limited, respectively;

(v)any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender with the same type of Commitment or a Default has occurred and is continuing; and

(vi)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in an amount specified elsewhere in this Agreement 10 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and. Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3 and 9, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in

10 Ensure that the Credit Agreement specifies the amount of this fee.

such rights and obligations in accordance with paragraph (d) of this Section. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

(c)Register. The Administrative Agent shall maintain at one of its offices in Toronto, Ontario or Montreal, Quebec a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)

)

Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Obliger or any Affiliate of an Obligor11 (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii} such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.   Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

Subject to paragraph (e} of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4 as though it were a Lender, provided such Participant agrees to be subject to Section 5 as though it were a Lender.

(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 and 3.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign lender if it were a Lender shall not be entitled to the benefits of Section 3.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.2(e) as though it were a Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11Consideration should be given to the percentage of Lenders required to permit the sale of a participation to

• an Obligor or any Affiliate or Subsidiary of an Obligor.

11.	Governing law: Jurisdiction: Etc.

(a)Governing law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province specified elsewhere in this Agreement12 and the laws of Canada applicable in that Province.

(b)Submission to Jurisdictjon. Each Obliger irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province specified elsewhere in this Agreement, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other loan Document against any Obliger or its properties in the courts of any jurisdiction.

(c)Waiver of Venue. Each Obliger irrevocably and unconditionally waives, to the fullest extent permitted by Applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY}. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (8) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.	Counterparts: Integration: Effectiveness: Electronic Execution

(a)Counterparts: Integration: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter

u	Ensure that the Credit Agreement identifies the Province referred to here and in paragraph (b) immediately below.

hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in the conditions precedent Section(s) of this Agreement, this Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)Electronic Execution of Assignments The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

14.	Treatment of Certain Information: Confidentiality

(1)Each of the Administrative Agent and the lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other loan Document or any action or proceeding relating to this Agreement or any other loan Document or the enforcement of rights hereunder or thereunder,

(f)	subject to an agreement containing provisions substantially the same as those of this Section, to

{i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or {ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations,

(g)

with the consent of the Borrower or (h) to the extent such Information {x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any lender on a non-confidential basis from a source other than an Obligor.

(2)For purposes of this Section, "Information" means all information received in connection with this Agreement from any Obliger relating to any Obliger or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any lender on a non-confidential basis prior to such receipt.   Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers .to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this

Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers

(3)In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide the information described on Exhibit B concerning the Borrower and the credit facilities established herein to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment.and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor'') and [Insert name of Assignee] (the "Assignee"}. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan-transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and {ii) above being referred to herein collectively as, the "Assigned

Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify lender]1]

3.	Borrower(s):

4.	Administrative Agent:_________________ as the administrative agent under the Credit Agreement

5.	Credit Agreement:[The [amount] Credit Agreement dated as of

among [name of

Borrower(s)], the lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

1Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/Loans AssignedEiTor!11oo1cman: not defined.	Percentage Assigned of Commitment/ Loans[4]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[7.Trade Date:5

2

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment," ''Term Loan Commitment," etc.)

3	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

4Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all lenders thereunder.

5	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: ,20___ (TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.].

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and]6 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

Administrative Agent

By

6To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Title:

[Consented t o:]7

[NAME OF RELEVANT PARTY]

By

Title:

7	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, l/C Issuer) is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

[____________] 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

15.	Representations and Warranties.

,

Assignor. The Assignor (a) represents and warrants that (i} it is the legal and beneficial owner of the Assigned Interest, {ii} the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document2

(ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

15.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement {subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to. the extent of the Assigned Interest, shall have the obligations of a lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section_ thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and

(v) if it is a Foreign lender3, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the loan Documents, and (ii} it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

16.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and

1Describe Credit Agreement at option of Administrative Agent.

2The term "Loan Document" should be conformed to the term used in the Credit Agreement.

[3]	The concept of "Foreign Lender" should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

17.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.

EXHIBITS

LOAN MARKET DATA TEMPLATE

Recommended Data Fields - At Close

The items highlighted in bold are those that Loan Pricing Corporation (LPC) deem essential. The remaining items are those that LPC has seen become more prominent over time as transparency has increased in the U.S. Loan Market.

Company level Issuer Name location

SIC (Cdn)

Identification Number(s) Revenue

*Measurement of Risk S&P Sr. Debt

S&P Issuer MAC Clause

Deal Specific Currency/Amount Date

Purpose Sponsor

Financial Covenants Expiration  Date Target Company Assignment language law Firms

Facility Specific Currency/Amount Type

Purpose Tenor

Term Out Option

Facility Signing Date Pricing

Base Rate(s)/Spread(s)/BA/LIBOR Initial Pricing level

Moody's Sr. Debt Moody's Issuer Fitch Sr. Debt Fitch Issuer

S&P Implied

Springing lienPricing Grid (tied to, levels)

Cash DominionGrid Effective Date

Mandatory PrepaysFees

Restrct'd Payments (Neg Covs)Participation Fee (tiered also)

(internal assessment)Other Restrictions

DBRS

Other RatingsAnnual Fee

*Industry Classification Moody's Industry S&P Industry

Parent

Commitment Fee

Utilization Fee LC Fee(s)

BA Fee

Prepayment Fee

Financial Ratios

Other Fees to Market

Guarantors

lenders Names/Titles lender Commitment ($)

Security

Secured/Unsecured

Collateral and Seniority of Claim Collateral Value

Committed/Uncommitted Distribution method Amortization Schedule Borrowing Base/Advance Rates New Money Amount

Country of Syndication

Facility Rating (Loss given default}

S&P Bank Loan Moody's Bank Loan Fitch Bank Loan DBRS

Other Ratings

* These items would be considered useful to capture from an analytical perspective

[_]

Companies

SCHEDULE 6.01(b) CREDIT PARTIES INFORMATION

1. Pure Sunfarms Corp.

Prior names and corporate predecessors

1121371 B.C. Ltd.

Pure Sunfarms Canada Corp. 1174076 B.C. Ltd.

Governing jurisdiction

British Columbia

Prior governing jurisdictions

N/A

Registered office

25th Floor, 700 West Georgia Street, Vancouver, BC, V7Y 1B3 Principal place of business

4431 80th Street, Delta, BC, V4K 3N3 Medical Cannabis Qualified Jurisdictions

Canada

Non-Medical Cannabis Qualified Jurisdictions

Canada

Other jurisdictions of places of business and assets

None

Number and classes of issued and outstanding shares

•	Unlimited number of Common Shares authorized for issuance
•	86,749,920 Common Shares issued and outstanding

Guarantors

1.	Emerald Health Therapeutics, Inc.

Prior names and corporate predecessors

T-Bird Pharma Inc. Firebird Energy Inc.

Firebird Capital Partners Inc. Governing jurisdiction

British Columbia

Prior governing jurisdictions

N/A

Registered office

Suite 2500 – 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 Principal place of business

210 – 800 West Pender Street, Vancouver, British Columbia, V6C 1J8 Medical Cannabis Qualified Jurisdictions

Canada

Non-Medical Cannabis Qualified Jurisdictions

Canada

Other jurisdictions of places of business and assets

None

Number and classes of issued and outstanding shares

•	Unlimited number of Common Shares authorized for issuance
•	151,407,466 common shares issued as at September 30, 2019

2.	Village Farms International, Inc.

Prior names and corporate predecessors

Village Farms Canada Inc. Hot House Growers Inc.

Agro Power Development, Inc. Village Farms Income Fund Governing jurisdiction

Federal

Prior governing jurisdictions

N/A

Head office

4700 80 Street, Delta, British Columbia, V4K 3N3 Principal place of business

4700 80 Street, Delta, British Columbia, V4K 3N3 Medical Cannabis Qualified Jurisdictions

Canada

Non-Medical Cannabis Qualified Jurisdictions

Canada

Other jurisdictions of places of business and assets

Florida Texas

Number and classes of issued and outstanding shares

•	Unlimited number of Common Shares authorized for issuance
•	52,400,335 Common Shares issued as at November 14, 2019
•	Unlimited number of Special Shares authorized for issuance
•	No Special Shares are issued as at November 14, 2019
•	Unlimited number of Preferred Shares authorized for issuance
•	No Special Preferred are issued as at November 14, 2019

SCHEDULE 6.01(h) MATERIAL PERMITS

Health Canada License – License Number LIC-8OR129OHJQ-2018

SCHEDULE 6.01(i)

SPECIFIC PERMITTED LIENS

None.

SCHEDULE 6.01(m)

INTELLECTUAL PROPERTY

None.

SCHEDULE 6.01(o)

MATERIAL AGREEMENTS

1.	Shareholders Agreement;

2.	Shareholder Loan Agreement;

3.	Promissory Note for $13,000,000 executed by the Borrower in favour of Village dated November 7, 2018;

4.	Emerald Note;

5.	Settlement Agreement;

6.	Mutual Final Release dated March 2, 2020 between Village, Emerald, Emerald Canada and the Borrower; and

7.	BDC Participation Loan Agreement.

SCHEDULE 6.01(p)

LABOUR AGREEMENTS

None.

SCHEDULE 6.01(q)

ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.01(r)

LITIGATION

None.

SCHEDULE 6.01(s)

PENSION PLANS

None.